UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Oracle Corporation

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September 24, 2021

To our Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Oracle Corporation. Our Annual Meeting will be held on Wednesday, November 10, 2021, at 1:00 p.m., Central Time. As in 2020, the 2021 Annual Meeting of Stockholders will be a virtual meeting. At our virtual Annual Meeting, stockholders will be able to attend, vote and submit questions via the Internet.

We describe in detail the actions we expect to take at the Annual Meeting in the following Notice of 2021 Annual Meeting of Stockholders and proxy statement. We have also made available a copy of our Annual Report on Form 10-K for fiscal 2021. We encourage you to read the Form 10-K, which includes information on our operations, products and services, as well as our audited financial statements.

This year, we will again be using the “Notice and Access” method of providing proxy materials to stockholders via the Internet. We believe that this process provides stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. We will mail to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the Form 10-K and vote electronically via the Internet. This notice will also contain instructions on how to receive a paper copy of the proxy materials. All stockholders who are not sent a notice, or who otherwise request, will be sent a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email. See “Questions and Answers about the Annual Meeting” beginning on page 89 for more information.

Please use this opportunity to take part in our corporate affairs by voting your shares on the business to come before this meeting. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card or voting instruction card in the enclosed postage-paid envelope. See “How Do I Vote?” on page 8 of the proxy statement for more details. Voting electronically, by telephone or by returning your proxy card does NOT deprive you of your right to attend the virtual meeting and to vote your shares during the meeting for the matters acted upon at the meeting. If you cannot attend the virtual meeting, we invite you to listen to a recording for up to seven days following the meeting by going to www.virtualshareholdermeeting.com/ORCL2021 or our website at www.oracle.com/investor.

Sincerely, Lawrence J. Ellison Chairman and Chief Technology Officer

2300 Oracle Way

Austin, Texas 78741

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	1:00 p.m., Central Time, on Wednesday, November 10, 2021

LOCATION	This year the meeting will be held in a virtual format only. Please visit www.virtualshareholdermeeting.com/ORCL2021.

REPLAY	A recording of the meeting will be available at www.virtualshareholdermeeting.com/ORCL2021 and on our website at www.oracle.com/investor following the Annual Meeting through November 17, 2021.

ITEMS OF BUSINESS	(1)	To elect 14 director nominees to serve on the Board of Directors until our 2022 Annual Meeting of Stockholders.

	(2)	To hold an advisory vote to approve the compensation of our named executive officers.

	(3)	To approve an amendment to the Oracle Corporation 2020 Equity Incentive Plan.

	(4)	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022.

	(5)	To consider and act on three stockholder proposals, if properly presented at the Annual Meeting.

	(6)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE	September 13, 2021

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

MEETING ADMISSION

You are entitled to attend the Annual Meeting online, vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/ORCL2021 and entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your proxy materials. You will only be entitled to vote and submit questions at the Annual Meeting if you are a stockholder as of the close of business on September 13, 2021, the record date. More details on how to participate in this year’s virtual meeting can be found on pages 8 and 9 and in the “Questions and Answers about the Annual Meeting” beginning on page 89. In the event of a technical malfunction or other situation that at the discretion of the Chairman of the Board of Directors may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held, the Chairman or Corporate Secretary of Oracle will convene the meeting at 4:00 p.m. Central Time on the same date and at the location specified above solely for the purpose of holding the adjourned meeting at this later time. Under the foregoing circumstances, we will post information regarding the announcement on the Investors page of Oracle’s website at www.oracle.com/investor.

Brian S. Higgins Senior Vice President, Associate General Counsel and Secretary September 24, 2021

2021 Annual Meeting of Stockholders

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about these topics, please review our Annual Report on Form 10-K for fiscal 2021 and the contents of this Proxy Statement. Fiscal 2021 began on June 1, 2020 and ended on May 31, 2021. Fiscal 2022 began on June 1, 2021 and ends on May 31, 2022.

The Notice of Internet Availability of Proxy Materials, this Proxy Statement and the accompanying proxy card or voting instruction card, including an Internet link to our Annual Report on Form 10-K for fiscal 2021, were first made available to stockholders on or about September 24, 2021.

2021 Annual Meeting of Stockholders

Date and Time Wednesday, November 10, 2021 1:00 p.m., Central Time Location Online via live audio webcast at www.virtualshareholdermeeting.com/ ORCL2021 Record Date September 13, 2021

Replay

A recording of the meeting will be available on our website at www.oracle.com/investor and at www.virtualshareholdermeeting.com/ORCL2021 following the Annual Meeting through November 17, 2021.

Attendance

You are entitled to attend the Annual Meeting online, vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/ORCL2021 and entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your proxy materials. You will only be entitled to vote and submit questions at the Annual Meeting if you are a stockholder as of the close of business on September 13, 2021, the record date.

Voting Roadmap

Agenda Item	Board Recommendation	Page

• Election of 14 directors	For Each Nominee	63

• Advisory vote to approve the compensation of our named executive officers (NEOs)	For	64

• Approval of an amendment to the Oracle Corporation 2020 Equity Incentive Plan (2020 Equity Plan)	For	67

• Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022	For	76

• Stockholder proposals	Against	78

Corporate Governance Highlights

Board of Directors	Stockholder Rights and Engagement	Governance Best Practices

      Ongoing Board refreshment: 4 new directors added in the last 4 fiscal years

      Separate Board Chair and Chief Executive Officer (CEO) roles

      Lead independent director

      Majority of independent directors (9 out of 14)

      100% independent Board committees

      36% of Board members are women or come from a diverse background

      Annual director elections

      Director majority voting and mandatory resignation policy

      Annual Board and committee performance evaluations, including individual director interviews

      Single class of voting stock

      No supermajority voting provisions

      Stockholder proxy access

      Stockholder right to call a special meeting (20%)

      Stockholder right to act by written consent

      Active stockholder outreach and engagement program

Pledging policy adopted in January 2018 with quarterly risk reviews Robust director and senior officer stock ownership guidelines Anti-hedging policy applicable to all employees and directors

2021 Annual Meeting of Stockholders 1

Director Nominees

In Proposal No. 1, we are asking you to vote FOR each of the 14 director nominees listed below. Each director attended at least 75% of all Board meetings and applicable committee meetings during fiscal 2021.

Nominee	Age	Director Since	Independent	Current Committees

Jeffrey S. Berg Chairman, Northside Services, LLC; Former Chairman and CEO, International Creative Management, Inc.	74	1997		• Independence (Chair) • Finance and Audit • Governance

Michael J. Boskin Tully M. Friedman Professor of Economics and Wohlford Family Hoover Institution Senior Fellow, Stanford University	75	1994		• Finance and Audit (Chair)

Safra A. Catz CEO, Oracle Corporation	59	2001

Bruce R. Chizen Senior Adviser to Permira Advisers LLP; Venture Partner, Voyager Capital; Former CEO, Adobe Systems Incorporated	66	2008		• Governance (Chair) • Finance and Audit

George H. Conrades* Executive Advisor and Former Chairman and CEO, Akamai Technologies, Inc.; Managing Partner, Longfellow Venture Partners	82	2008		• Compensation (Chair) • Independence

Lawrence J. Ellison Chairman, Chief Technology Officer (CTO) and Founder, Oracle Corporation	77	1977

Rona A. Fairhead Former Minister of State, U.K. Department for International Trade; Former Chair, BBC Trust; Former Chair and CEO, Financial Times Group Limited	60	2019		• Finance and Audit

Jeffrey O. Henley Vice Chairman of the Board, Oracle Corporation	76	1995

Renée J. James Chairman and CEO, Ampere Computing LLC; Operating Executive, The Carlyle Group; Former President, Intel Corporation	57	2015

Charles W. Moorman IV Senior Advisor and Former CEO, Amtrak; Former CEO, Norfolk Southern Corporation	69	2018		• Compensation • Independence

Leon E. Panetta Co-founder and Chairman, Panetta Institute for Public Policy; Former U.S. Secretary of Defense; Former Director of the Central Intelligence Agency	83	2015		• Compensation • Governance

William G. Parrett Former CEO, Deloitte Touche Tohmatsu	76	2018		• Governance

Naomi O. Seligman Senior Partner, Ostriker von Simson, Inc.	83	2005		• Compensation (Vice Chair)

Vishal Sikka Founder and CEO, Vianai Systems, Inc.; Former CEO and Managing Director, Infosys Limited	54	2019

*	Current lead independent director. See “Corporate Governance—Board Leadership Structure” on page 26 for more information.

2 2021 Annual Meeting of Stockholders

Stockholder Outreach and Board Responsiveness

We have a long tradition of engaging with our stockholders to solicit their views on a wide variety of issues, including corporate governance, environmental and social matters, executive compensation and other issues.

Independent Director Engagement. On a regular basis, representatives of our independent directors hold meetings with our stockholders covering a wide range of topics, which have recently included director compensation, Board refreshment, executive compensation and other corporate governance matters. The meetings tend to be between our largest institutional investors and members of our Compensation Committee, with the Chair of our Nomination and Governance Committee (Governance Committee) joining if the agenda warrants his attendance. Neither our Chairman nor our Chief Executive Officer participate in these meetings. We provide an open forum to our investors to discuss and comment on any aspects of our executive compensation program and governance matters. The Board believes these meetings are important because they foster a relationship of accountability between the Board and our stockholders and help us better understand and respond to our stockholders’ priorities and perspectives.

•

In fiscal 2021, certain of our independent directors held meetings with eight institutional stockholders representing approximately 27% of our outstanding unaffiliated shares (percentage based on data available as of June 30, 2021).

•

Thus far in fiscal 2022, we have reached out to stockholders representing approximately 29% of our outstanding unaffiliated shares (percentage based on data available as of June 30, 2021) to set up meetings with members of the Compensation Committee. The full Compensation Committee has already held video conference meetings with three institutional stockholders. We continue to engage with our stockholders despite the challenges posed by the global COVID-19 pandemic.

Executive Director Engagement. As part of our regular Investor Relations engagement program, our executive directors hold meetings with a number of our institutional stockholders throughout the year. We also historically held an annual financial analyst meeting at Oracle OpenWorld where analysts were invited to hear presentations from key members of our management team, including our executive directors. However, as a result of the global COVID-19 pandemic, we cancelled our in-person analyst day which was originally expected to occur in fiscal 2021 and have not scheduled an in-person analyst day in fiscal 2022.

Legal and Investor Relations Engagement. Members of our Legal and Investor Relations teams also engage with stockholders throughout the year. After the proxy statement is filed there is a further attempt to re-engage with stockholders in order to discuss matters on the annual stockholder meeting agenda and solicit feedback. When appropriate, independent directors join these discussions.

Say-on-Pay Vote Outcome and Board Responsiveness. Stockholders approved our advisory say-on-pay proposal at our 2020 Annual Meeting with 59% of the votes cast voting in favor of the compensation of our NEOs. While the Board was pleased to achieve this majority vote, it was disappointed by the low support. Members of the Compensation Committee actively sought to understand what actions the Compensation Committee could take to address stockholder concerns. Below is a summary of the Board’s response to the most critical feedback received from investors.

2021 Annual Meeting of Stockholders 3

What We Heard	The Board’s Response
Executive Compensation (See pages 39 and 40 for details on the PSOs)

•  Many of our largest stockholders provided feedback on the performance-based stock options (PSOs) held by Mr. Ellison and Ms. Catz.

•  Certain of our largest stockholders expressed support for the PSOs, agreed that the PSO goals are aligned with Oracle’s performance, and acknowledged their rigor.

•  Some stockholders expressed concern about the quantity of PSOs and the possibility that the PSOs will have high pay outs during the performance period.

•  One stockholder discussed concerns that the PSOs could incentivize Mr. Ellison and Ms. Catz to focus on short-term gains in order to achieve the goals. Other large stockholders expressed concern that the PSO goals were too rigorous and the executives might be disincentivized by lack of vesting.

•  There is an expectation from certain of our largest stockholders that Oracle will honor its commitment not to grant any equity awards to Mr. Ellison and Ms. Catz during the performance period of the PSOs.

•  Some stockholders requested additional disclosure regarding the rationale for awarding time-based equity to certain of our NEOs.

•  Following the 2020 Annual Meeting, the Compensation Committee considered the feedback from stockholders regarding the PSOs and discussed possible modifications to the terms of the PSOs with its independent compensation consultant to address stockholder concerns. After considering the benefits and disadvantages of either cancelling the PSOs and granting new equity awards to Mr. Ellison and Ms. Catz or revising the PSOs to set new long-term performance measures for Mr. Ellison and Ms. Catz, the Compensation Committee determined that, on balance, the approach that would be most responsive to stockholder concerns would be to extend the PSO performance period from May 31, 2022 through May 31, 2025 while maintaining the other existing terms applicable to the outstanding PSOs.

•  In reaching this decision, the Compensation Committee gave weight to the following considerations:

•  No equity awards have been granted to Mr. Ellison or Ms. Catz since the PSOs were granted in July 2017.

•  The operational performance goals set forth in the PSOs are important drivers of Oracle’s business.

•  The matching of operational performance goals with market capitalization goals ensures that stockholders will benefit from the achievement of the goals in the future.

•  Internal projections demonstrate that the remaining, unachieved performance goals are rigorous and not easily attainable during the extended performance period.

•  Extending the PSO performance period by three additional years would encourage a longer-term focus on Oracle’s performance.

•  Only one tranche of the PSOs vested in June 2021 upon the achievement of the $80 stock price goal.

•  If and when the remaining PSOs vest, stockholders will have achieved significant long-term value.

•  Oracle’s cloud business is an important part of the company’s long-term success and the PSOs were carefully designed to drive performance in the areas that the Board believes would be most beneficial to our stockholders. As such, after taking into consideration stockholders’ feedback, the Compensation Committee believes that the current design of the PSO program with the extended performance period directly links the long-term incentive compensation of our most senior executives with challenging goals related to our cloud offerings and stockholder return and aligns with the Board’s long-term strategic plan.

•  The Compensation Committee intends to honor its original commitment to stockholders and does not expect to grant any equity awards to Mr. Ellison and Ms. Catz during the eight-year performance period of the PSOs.

•  See page 44 for disclosure regarding the Compensation Committee’s rationale for granting time-based equity awards to Mr. Screven and Ms. Daley in fiscal 2021.

4 2021 Annual Meeting of Stockholders

What We Heard	The Board’s Response
Corporate Governance

•  There is concern that several members of the Board are long tenured.

•  Stockholders appreciate that Oracle has a female Chief Executive Officer and 4 women on the Board.

•  Some stockholders expressed concern about the risk posed by Mr. Ellison pledging Oracle common stock.

•  Stockholders encouraged continued disclosure regarding environmental and social matters.

•  The Board believes it is desirable to maintain a mix of longer-tenured, experienced directors that have developed increased knowledge of and valuable insight into the company and its operations and newer directors with fresh perspectives. In furtherance of this objective, the Board has worked diligently to identify and interview qualified candidates. The Board most recently elected Dr. Sikka and Mrs. Fairhead in fiscal 2020 and Mr. Moorman and Mr. Parrett in fiscal 2018.

•  Presently, 29% of our Board members are women, including our CEO. The Board believes that Oracle promotes equality through our hiring, pay and promotions practices and processes.

•  The Governance Committee reviews Mr. Ellison’s pledging arrangements and any associated risks on a quarterly basis and reports on such arrangements and risks to the F&A Committee and the Board. The Governance Committee periodically seeks outside advice in connection with the committee’s oversight function. In this regard, the Governance Committee received counsel from independent advisors in August 2021. The Governance Committee believes that Mr. Ellison’s pledging arrangements do not pose a material risk to stockholders. (See page 24 for details on our Pledging Policy).

•  The Governance Committee oversees and periodically reviews our environmental goals and sustainability report and the full Board has oversight responsibility on diversity and inclusion matters. In response to stockholder feedback, in 2020 we began publishing our EEO-1 report and enhanced our diversity disclosures on our Diversity and Inclusion website.

2021 Annual Meeting of Stockholders 5

Executive Compensation Highlights

Fiscal 2021

Named Executive Officers (NEOs)

•  Lawrence J. Ellison, Chairman and CTO

•  Safra A. Catz, CEO*

•  Edward Screven, Executive Vice President, Chief Corporate Architect

•  Dorian E. Daley, Executive Vice President and General Counsel

* Ms. Catz also serves as our principal financial officer

CEO Compensation at a Glance

6     2021 Annual Meeting of Stockholders

Fiscal 2021 Compensation

Mr. Ellison and Ms. Catz

Below is an excerpt of our fiscal 2021 Summary Compensation Table (SCT) showing the total compensation for Mr. Ellison and Ms. Catz. See page 52 for the full SCT and related footnotes.

Name	Fiscal Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Lawrence J. Ellison	2021	1	9,584,656	2,189,131	11,773,788
Safra A. Catz	2021	950,000	9,584,656	96,567	10,631,223

Human Resources and Compensation Best Practices

Best Practices We Employ

   High proportion of compensation for our CEO and CTO is performance-based and aligned with stockholders’ interests

   Caps on maximum payout of bonuses and performance-based equity awards

   Robust stock ownership guidelines

   Disciplined dilution rates from equity awards

   Compensation recovery (clawback) policy for cash bonuses in the event of a financial restatement

   Independent Compensation Committee

   Annual risk assessment of compensation programs

   Independent compensation consultant

   Anti-hedging policy applicable to all employees and directors

   Anti-pledging policy with limited exceptions

   Compensation Committee reviews attrition data for employees at all career levels

   Diversity metrics and EEO-1 statement are publicly available on our Diversity and Inclusion website

   Modern approach to work, including a flexible employee work location policy

Practices We Avoid

   No severance benefit arrangements except as provided under our equity incentive plan to employees generally or as required by law

   No single-trigger change in control vesting of equity awards

   No change in control acceleration of performance-based cash bonuses

   No minimum guaranteed vesting for performance-based equity awards granted to our NEOs

   No discretionary cash bonuses for CEO and CTO

   No “golden parachute” tax reimbursements or gross-ups for NEOs

   No payout or settlement of dividends or dividend equivalents on unvested equity awards

   No supplemental executive retirement plans, executive pensions or excessive retirement benefits

   No repricing, cash-out or exchange of “underwater” stock options without stockholder approval

2021 Annual Meeting of Stockholders 7

PROXY STATEMENT

We are providing these proxy materials in connection with Oracle Corporation’s 2021 Annual Meeting of Stockholders (the Annual Meeting). The Notice of Internet Availability of Proxy Materials (the Notice), this proxy statement and the accompanying proxy card or voting instruction card, including an Internet link to our most recently filed Annual Report on Form 10-K, were first made available to stockholders on or about September 24, 2021. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

HOW DO I VOTE?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on November 9, 2021.

Vote on the Internet

If you are a stockholder of record, you may submit your proxy by going to www.proxyvote.com and following the instructions provided in the Notice. If you requested printed proxy materials, you may follow the instructions provided with your proxy materials and on your proxy card. If your shares are held with a broker, you will need to go to the website provided on your Notice or voting instruction card. Have your Notice, proxy card or voting instruction card in hand when you access the voting website. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

If you are a stockholder of record, you can also vote by telephone by dialing 1-800-690-6903. If your shares are held with a broker, you can vote by telephone by dialing the number specified on your voting instruction card. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. Have your proxy card or voting instruction card in hand when you call.

Vote by Mail

If you have requested printed proxy materials, you may choose to vote by mail, by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If the envelope is missing and your shares are held with a broker, please mail your completed voting instruction card to the address specified therein. Please allow sufficient time for mailing if you decide to vote by mail.

Please note that if you received a Notice, you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet and how to request paper copies of the proxy materials.

Voting at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote on the virtual meeting platform. The shares voted electronically, telephonically, or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

8 2021 Annual Meeting of Stockholders

Attending the Annual Meeting

This year’s Annual Meeting will be held in a virtual format only. The accompanying proxy materials and the meeting’s website, www.virtualshareholdermeeting.com/ORCL2021, include instructions on how to participate in the meeting and how you may vote your shares of Oracle stock. To be admitted to the Annual Meeting online, vote and submit questions during the meeting, you must enter the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your proxy materials.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves enough time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

We encourage you to access the Annual Meeting before it begins. Online check-in will start 15 minutes before the meeting on November 10, 2021. If you have difficulty accessing the meeting, please call the technical support number that will be posted on the meeting log-in page. We will have technicians available to assist you beginning at 12:30 p.m., Central Time, on November 10, 2021.

Q&A at the Annual Meeting

During the question and answer session, we will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your proxy materials. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/ORCL2021. Please identify yourself when submitting a question. We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. We reserve the right to edit any inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Oracle’s business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition in the interest of time and fairness to all stockholders. The question and answer session will be accessible following the meeting as part of the recording of the meeting that will be available at www.virtualshareholdermeeting.com/ORCL2021 and on our website at www.oracle.com/investor following the Annual Meeting through November 17, 2021.

2021 Annual Meeting of Stockholders 9

BOARD OF DIRECTORS

Nominees for Directors

Our Board of Directors (the Board) consists of 14 directors, all of whom stood for election at our last annual meeting of stockholders.

Director Qualifications

Our Corporate Governance Guidelines (described in “Corporate Governance—Corporate Governance Guidelines” on page 22) contain Board membership qualifications that apply to Board nominees recommended by the Governance Committee. The Governance Committee strives for a mix of skills, experience and perspectives that will help create an outstanding, diverse, dynamic and effective Board. In selecting nominees, the Governance Committee assesses the independence, character and acumen of candidates and endeavors to collectively establish areas of core competency of the Board, including, among others, industry and technical knowledge and experience; management, accounting and finance expertise; and demonstrated business judgment, leadership and strategic vision. The Governance Committee values a diversity of backgrounds, experience, perspectives and leadership in different fields when identifying nominees. As noted in our Corporate Governance Guidelines, the Governance Committee is committed to actively seeking women and minority candidates for the pool from which director candidates are chosen.

The Governance Committee also takes director tenure into consideration when making director nomination decisions and believes that it is desirable to maintain a mix of longer-tenured, experienced directors that have developed increased knowledge of and valuable insight into the company and its operations and newer directors with fresh perspectives. The Governance Committee and the Board also believe that longer-tenured, experienced directors are a significant strength of the Board, given the large size of our company, the breadth of our product offerings and the international scope of our organization. See “Corporate Governance—Director Tenure, Board Refreshment and Diversity” on page 29 for more information.

Below we identify the key experiences, qualifications and skills our director nominees bring to the Board and that the Board considers important in light of Oracle’s businesses and industry.

•

Industry Knowledge and Experience. We seek to have directors with experience as executives or directors or in other leadership positions in the particular technology industries in which we compete because our success depends on developing and investing in innovative products and technologies. This experience is critical to the Board’s ability to understand our products and business, assess our competitive position within the technology industry and the strengths and weaknesses of our competitors, maintain awareness of technology trends and innovations, and evaluate potential acquisitions and our acquisition strategy.

•

Management, Oversight of Complex Organizations, Accounting and Finance Expertise. We believe that an understanding of management practices, oversight of complex organizations and accounting/finance expertise is important for our directors. We value management experience in our directors as it provides a practical understanding of organizations, processes, strategies, risk management and the methods to drive change and growth that permit the Board to, among other things, identify and recommend improvements to our business operations, sales and marketing approaches and product strategy. We also seek to have at least one independent director who qualifies as an audit committee financial expert, and we expect all of our directors to be financially knowledgeable.

•

Business Judgment, Leadership and Strategic Vision. We believe that directors with experience in significant leadership positions are commonly required to demonstrate excellent business judgment, leadership skills and strategic vision. We seek directors with these characteristics as they bring important insights to Board deliberations and processes.

The Board evaluates its own composition in the context of the diverse experiences and perspectives that the directors collectively bring to the boardroom. Their backgrounds provide the Board with vital insights in areas such as:

Finance and Accounting	Technology Industry	Cybersecurity and Risk Management	Mergers and Acquisitions

Operation of Global Organizations	Computer Science	Governmental Affairs and Regulation	Strategic Transformation

International Tax and Monetary Policy	Intellectual Property	Executive Leadership and Talent Development	Customer Perspective

10 2021 Annual Meeting of Stockholders

The experiences, qualifications and skills of each director that the Board considered in his or her nomination are included below the directors’ individual biographies on the following pages. The Board concluded that each nominee should serve as a director based on the specific experience and attributes listed below and the direct personal knowledge of each nominee’s previous service on the Board, including the insight and collegiality each nominee brings to the Board’s functions and deliberations. The age of each director is provided as of September 13, 2021, the record date for the Annual Meeting.

Jeffrey S. Berg
Independent Director Age: 74 Director since 1997 Board Committees: Independence (Chair), Finance and Audit, Governance

Mr. Berg has been an agent in the entertainment industry for over 40 years. Mr. Berg has served as Chairman of Northside Services, LLC, a media and entertainment advisory firm, since May 2015. Mr. Berg was Chairman of Resolution, a talent and literary agency he founded, from January 2013 until April 2015. Between 1985 and 2012, he was the Chairman and CEO of International Creative Management, Inc. (ICM), a talent agency for the entertainment industry. He has served as Co-Chair of California’s Council on Information Technology and was President of the Executive Board of the College of Letters and Sciences at the University of California at Berkeley. He previously served on the Board of Trustees of the Anderson School of Management at the University of California at Los Angeles.

Qualifications:    As the former CEO of ICM, Mr. Berg brings to the Board over 25 years of leadership experience running one of the world’s preeminent full service talent agencies in the entertainment industry. Mr. Berg’s prior experience as CEO and as a representative of some of the world’s most well-known celebrities offers the Board a unique perspective with respect to managing a global brand in rapidly changing industries and in management, compensation and operational matters.

Michael J. Boskin
Independent Director Age: 75 Director since 1994 Board Committees: Finance and Audit (Chair)

Dr. Boskin is the Tully M. Friedman Professor of Economics and Wohlford Family Hoover Institution Senior Fellow at Stanford University, where he has been on the faculty since 1971. He is CEO and President of Boskin & Co., Inc., a consulting firm. He was Chairman of the President’s Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin currently serves as director of Bloom Energy Corporation and, during the last five years, served as a director of Exxon Mobil Corporation.

Qualifications:    Dr. Boskin is recognized internationally for his research on world economic growth, tax and budget theory and policy, U.S. saving and consumption patterns and the implications of changing technology and demography on capital, labor and product markets. He brings to the Board significant economic and financial expertise and provides a unique perspective on a number of challenges faced by Oracle due to its global operations, including, for example, questions regarding international tax and monetary policy, treasury functions, currency exposure and general economic and labor trends and risks. In addition, Dr. Boskin’s experience as CEO of his consultancy firm and as a former director of another large, complex global organization provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Safra A. Catz
Chief Executive Officer Age: 59 Director since 2001

Ms. Catz has been our CEO since September 2014. She served as our President from January 2004 to September 2014 and as our Chief Financial Officer (CFO) most recently from April 2011 until September 2014. Ms. Catz was previously our CFO from November 2005 until September 2008 and our Interim CFO from April 2005 until July 2005. Prior to being named President, she held various other positions with us since joining Oracle in 1999. Ms. Catz is currently a director of The Walt Disney Company. She also serves on the U.S. National Security Commission on Artificial Intelligence.

Qualifications:    In her current role at Oracle, Ms. Catz is responsible for all operations at Oracle other than product development and engineering. As our CEO and former CFO, our Board benefits from Ms. Catz’s many years with Oracle and her unique expertise regarding Oracle’s strategic vision, management and operations. Prior to joining Oracle, Ms. Catz developed deep technology industry experience as a managing director with the investment banking firm Donaldson, Lufkin & Jenrette from 1986 to 1999 covering the technology industry. With this experience, Ms. Catz brings valuable insight regarding the technology industry generally, and in particular in the execution of our acquisition strategy. In addition, Ms. Catz’s service as a director of other large, complex global organizations provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

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Bruce R. Chizen
Independent Director Age: 66 Director since 2008 Board Committees: Governance (Chair), Finance and Audit

Mr. Chizen is currently an independent consultant and has served as Senior Adviser to Permira Advisers LLP (Permira), a private equity firm, since July 2008, as PGO Partner to Permira since June 2018, and as a Venture Partner at Voyager Capital, a venture capital firm, since July 2009. He has also served as an Operating Partner for Permira Growth Opportunities, a private equity fund, since June 2018. From 1994 to 2008, Mr. Chizen served in a number of positions at Adobe Systems Incorporated (Adobe), a provider of design, imaging and publishing software, including CEO (2000 to 2007), President (2000 to 2005), acting CFO (2006 to 2007) and strategic adviser (2007 to 2008). Mr. Chizen currently serves as a director of Synopsys, Inc. and ChargePoint Holdings, Inc.

Qualifications:    As the former CEO of Adobe, Mr. Chizen brings to the Board first-hand experience in successfully leading and managing a large, complex global organization in the technology industry. In particular, Mr. Chizen’s experience in heading the extension of Adobe’s product leadership provides the Board with perspectives applicable to challenges faced by Oracle. In addition, Mr. Chizen’s current roles at Permira and Voyager Capital require him to be very familiar with companies driven by information technology or intellectual property, which allows him to provide the Board with valuable insights in its deliberations regarding Oracle’s acquisition and product strategies. The Board also benefits from Mr. Chizen’s financial expertise and significant audit and financial reporting knowledge, including his experience as the former acting CFO of Adobe. Mr. Chizen’s service as a director of a large, complex global organization, as well as smaller private companies, provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

George H. Conrades
Independent Director Age: 82 Director since 2008 Board Committees: Compensation (Chair), Independence

Mr. Conrades has served as an Executive Advisor to Akamai Technologies, Inc. (Akamai), a content delivery network services provider for media and software delivery and cloud security solutions, since June 2018. He previously served as Akamai’s CEO from 1999 to 2005 and Chairman from 1999 to March 2018. Mr. Conrades currently serves as Managing Partner at Longfellow Venture Partners, a private venture fund advising and investing in early stage healthcare and technology companies. He also served as a Venture Partner at Polaris Venture Partners, an early stage investment company, from 1998 to 2012 and is currently Partner Emeritus. Mr. Conrades currently serves as a director of Cyclerion, Inc. and during the last five years he previously served as a director of Akamai.

Qualifications:    As the former CEO of Akamai, Mr. Conrades brings to the Board first-hand experience in successfully leading and managing a large, complex global organization in the technology industry. Mr. Conrades’ experience provides the Board with a perspective applicable to challenges faced by Oracle. In addition, Mr. Conrades’ current role at Longfellow Venture Partners requires him to be very familiar with growth companies, including those driven by information technology or intellectual property, which allows him to provide the Board with valuable insights in its deliberations regarding Oracle’s acquisition and product strategies. Mr. Conrades’ service as a director of large, complex global organizations, as well as smaller private companies, provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Lawrence J. Ellison
Chairman, Chief Technology Officer and Founder Age: 77 Director since 1977

Mr. Ellison has been our Chairman of the Board and CTO since September 2014. Mr. Ellison served as our CEO from June 1977, when he founded Oracle, until September 2014. He previously served as our Chairman of the Board from May 1995 to January 2004. Mr. Ellison currently serves as a director of Tesla, Inc.

Qualifications:    Mr. Ellison is Oracle’s Founder and served as our CEO since we commenced operations in June 1977 through September 2014. He is widely regarded as a technology visionary and one of the world’s most successful business executives. Mr. Ellison’s familiarity with and knowledge of our technologies and product offerings are unmatched. He continues to lead and oversee our product engineering, technology development and strategy. For over 40 years he has successfully steered Oracle in new strategic directions in order to adapt to and stay ahead of our competition and changing industry trends. Mr. Ellison is our largest stockholder, beneficially owning approximately 42.4% of the outstanding shares of our common stock, directly aligning his interests with those of our stockholders.

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Rona A. Fairhead
Independent Director Age: 60 Director since 2019 Board Committees: Finance and Audit

Mrs. Fairhead served as Minister of State for Trade and Export Promotion, Department for International Trade in the United Kingdom from September 2017 to May 2019. She previously served as Chair of the British Broadcasting Corporation (BBC) Trust from October 2014 to April 2017. From 2006 to 2013, Mrs. Fairhead was Chair and CEO of the Financial Times Group Limited, which was a division of Pearson plc, and, prior to that, she served as Pearson plc’s CFO. Before joining Pearson plc, Mrs. Fairhead held a variety of leadership positions at Bombardier Inc. and Imperial Chemical Industries plc. Her previous Independent Director roles include PepsiCo, Inc. and HSBC Holdings plc. Mrs. Fairhead is currently Chair of Electrocomponents plc and is a member of the U.K. House of Lords.

Qualifications:     Mrs. Fairhead brings to the Board extensive international experience in finance, risk management and global operations gained from her leadership roles at the BBC Trust, the Financial Times Group, Pearson plc, Electrocomponents plc and other multinational companies. She also contributes significant expertise in government affairs from her experience as the U.K. Minister of State for Trade and Export Promotion. Mrs. Fairhead also offers her valuable perspectives on risk management resulting from her experiences serving as chair of the risk committee and financial system vulnerabilities committee of HSBC Holdings plc and as chair of the U.K. Government’s Cabinet Office Audit and Risk Committee. In addition, Mrs. Fairhead brings to the Board global marketplace insights and customer perspectives developed through her current and prior service on the boards of directors at multinational public companies across multiple industries.

Jeffrey O. Henley
Vice Chairman Age: 76 Director since 1995

Mr. Henley has served as our Vice Chairman of the Board since September 2014. Mr. Henley previously served as our Chairman of the Board from January 2004 to September 2014. He served as our Executive Vice President and CFO from March 1991 to July 2004.

Qualifications:    Our Board benefits from Mr. Henley’s many years with Oracle and his deep expertise and knowledge regarding our strategic vision, management and operations. Mr. Henley meets regularly with significant Oracle customers and is instrumental in closing major commercial transactions worldwide. This role allows Mr. Henley to remain close to our customers and the technology industry generally. Mr. Henley also brings to the Board significant financial and accounting expertise from his service as our former CFO and in other finance positions prior to joining Oracle.

Renée J. James
Non-Employee Director Age: 57 Director since 2015

Ms. James is currently the Chairman and CEO of Ampere Computing LLC (Ampere), a company she founded in 2017 that produces high-performance semiconductors for hyperscale cloud, storage and edge computing. Ms. James also has served as an Operating Executive for The Carlyle Group, a global alternative asset manager, since February 2016. In this role, Ms. James evaluates new technology investments for the firm and advises portfolio companies on their strategic direction and operational efficiency. In January 2016, Ms. James concluded a 28-year career with Intel Corporation (Intel), where she most recently served as President. Ms. James is Chair of the National Security Telecommunications Advisory Committee to the President of the United States. She also serves as a director of Citigroup Inc. In the last five years, she previously served as a director of Sabre Corporation and Vodafone Group Plc.

Qualifications:    As a seasoned technology executive, Ms. James brings to the Board extensive, international experience managing large, complex global operations in the technology industry. In her distinguished career at Intel, Ms. James held a variety of positions in research and development leadership in both software and hardware and the management of global manufacturing. Our Board benefits from the leadership, industry and technical expertise Ms. James acquired at Ampere and Intel and through her service on the boards of public and private companies in the technology and financial services industries. In addition, Ms. James brings to the Board expansive knowledge of cybersecurity gained through the positions she has held at Intel and as Chair of the National Security Telecommunications Advisory Committee to the President of the United States.

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Charles W. Moorman IV
Independent Director Age: 69 Director since 2018 Board Committees: Compensation, Independence

Mr. Moorman is currently a Senior Advisor to Amtrak, a position he has held since 2018, and he previously served as President and CEO from August 2016 to January 2018. Mr. Moorman was previously CEO (from 2005 to 2015) and Chairman (from 2006 to 2015) of Norfolk Southern Corporation (Norfolk Southern), a transportation company. From 1975 to 2005, he held various positions in operations, information technology, and human resources at Norfolk Southern. Mr. Moorman serves as a director of Chevron Corporation and in the last five years he previously served as a director of Duke Energy Corporation.

Qualifications:    As the former CEO of Norfolk Southern, Mr. Moorman brings to the Board extensive experience leading and managing the operations of a large, complex Fortune 500 company. Mr. Moorman’s forty-year career with Norfolk Southern included numerous senior management and executive positions requiring expertise in engineering, technology, finance and risk management. Mr. Moorman also brings to the Board significant regulatory expertise and familiarity with environmental affairs gained through his leadership roles at both Amtrak and Norfolk Southern. In addition, Mr. Moorman’s service as a director of other large public companies provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Leon E. Panetta
Independent Director Age: 83 Director since 2015 Board Committees: Compensation, Governance

Secretary Panetta served as U.S. Secretary of Defense from 2011 to 2013 and as Director of the Central Intelligence Agency from 2009 to 2011. Prior to that time, Secretary Panetta was a member of the United States House of Representatives from 1977 to 1993, served as Director of the Office of Management and Budget from 1993 to 1994 and served as President Bill Clinton’s Chief of Staff from 1994 to 1997. He is the co-founder and Chairman of the Panetta Institute for Public Policy and currently serves as moderator of the Leon Panetta Lecture Series, a program he created. Secretary Panetta previously served as Distinguished Scholar to Chancellor Charles B. Reed of the California State University System and professor of public policy at Santa Clara University.

Qualifications:    With a distinguished record of public service at the highest levels of government, Secretary Panetta brings to the Board robust, first-hand knowledge of government affairs and public policy issues. Secretary Panetta’s 16 years of experience in the U.S. House of Representatives and service in the administrations of two U.S. Presidents allow him to advise the Board on a wide range of issues related to Oracle’s interactions with governmental entities. In addition, Secretary Panetta’s service as a leader of large and complex government institutions, including the U.S. Department of Defense, the Central Intelligence Agency and the Office of Management and Budget, provides the Board with important perspectives on Oracle’s operational practices and processes, as well as risk management and oversight expertise.

William G. Parrett
Independent Director Age: 76 Director since 2018 Board Committees: Governance

Mr. Parrett served as the CEO of Deloitte Touche Tohmatsu (Deloitte), a multinational professional services network, from 2003 until 2007. He joined Deloitte in 1967 and served in a series of roles of increasing responsibility until his retirement in 2007. Mr. Parrett serves as a director of The Blackstone Group L.P. and Thoughtworks Holding, Inc. In the last five years, he previously served as a director of the Eastman Kodak Company, Conduent Inc., Thermo Fisher Scientific Inc. and UBS Group AG. Mr. Parrett is a Certified Public Accountant with an active license.

Qualifications:    As the former CEO of Deloitte, Mr. Parrett brings to the Board significant experience leading and managing the operations of a large, complex global organization. Mr. Parrett is highly skilled in the fields of auditing, accounting and internal controls, and risk management, and he brings valuable financial expertise to the Board. In addition, Mr. Parrett’s service as a director of other public companies in the technology and financial services sectors provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

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Naomi O. Seligman
Independent Director Age: 83 Director since 2005 Board Committees: Compensation (Vice Chair)

Ms. Seligman has served as a senior partner at Ostriker von Simson, Inc., a technology research firm which chairs the CIO Strategy Exchange, since June 1999. Since 1999, this forum has brought together senior executives in four vital quadrants of the IT sector. From 1977 until June 1999, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by 100 chief information officers from major global corporations. In the last five years, Ms. Seligman previously served as a director of Akamai Technologies, Inc.

Qualifications:    As a senior partner at Ostriker von Simson, Inc., a co-partner of the CIO Strategy Exchange, and a co-founder and former senior partner of the Research Board, Inc., Ms. Seligman is recognized as a thought leader in the technology industry. Ms. Seligman also serves as an independent advisor to some of the largest multinational corporations where she helps oversee global strategy and operations, which allows her to provide our Board with important perspectives in its evaluation of Oracle’s practices and processes. The Board also benefits from Ms. Seligman’s unique experience and customer-focused perspective and the valuable insights gained from the senior-level relationships she maintains throughout the technology industry.

Vishal Sikka
Non-Employee Director Age: 54 Director since 2019

Dr. Sikka is the founder and CEO of Vianai Systems, Inc., a startup company founded in 2019 that provides advanced software and services in artificial intelligence and machine learning. Previously, he was the CEO and Managing Director of Infosys Limited, a multinational IT services company, from 2014 to 2017. From 2002 to 2014, Dr. Sikka was at SAP SE, a multinational software company, where he served on the Executive Board from 2010 to 2014. Dr. Sikka holds a PhD in computer science with a focus on artificial intelligence from Stanford University. He serves on the Supervisory Board of BMW Group and on the Advisory Council for the Stanford Institute for Human-Centered Artificial Intelligence.

Qualifications:    As the former CEO of Infosys Limited and a former member of the Executive Board at SAP SE, Dr. Sikka brings to the Board extensive leadership experience managing the operations of large, multinational enterprise information technology companies. The Board also benefits from Dr. Sikka’s expertise in the fields of artificial intelligence, information management, distributed systems and related areas. In addition, Dr. Sikka’s service as a director of other multinational companies provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

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Recommendations of Director Candidates

The Governance Committee will consider all properly submitted candidates recommended by stockholders for Board membership. Our Corporate Governance Guidelines (available on our website at www.oracle.com/goto/corpgov) set forth the Governance Committee’s policy regarding the consideration of all properly submitted candidates recommended by stockholders as well as candidates recommended by current Board members and others.

Any stockholder wishing to recommend a candidate for consideration for nomination by the Governance Committee must provide a written notice to the Corporate Secretary of Oracle by mail at Oracle Corporation, 2300 Oracle Way, Austin, Texas 78741 or by email (Corporate_Secretary@oracle.com) with a confirmation copy sent by mail to the address above. The written notice must include the candidate’s name, biographical data and qualifications and a written consent from the candidate agreeing to be named as a nominee and to serve as a director if nominated and elected. By following these procedures, a stockholder will have properly submitted a candidate for consideration. However, there is no guarantee that the candidate will be nominated.

Potential director candidates are generally suggested to the Governance Committee by current Board members and stockholders and are evaluated at meetings of the Governance Committee. In evaluating such candidates, every effort is made to complement and strengthen skills within the existing Board. The Governance Committee seeks Board approval of the final candidates recommended by the Governance Committee. The same evaluation procedures apply to all candidates for director, whether submitted by stockholders or otherwise.

Information regarding procedures for the stockholder submission of director nominations to be considered at our next annual meeting of stockholders may be found in “Corporate Governance—Proxy Access and Director Nominations” on page 23 and “Stockholder Proposals for the 2022 Annual Meeting” on page 88. Submissions must follow the requirements set forth in our bylaws.

Board Meetings

Number of Board and Committee Meetings Fiscal 2021

Our business, property and affairs are managed under the direction of the Board. Members of the Board are kept informed of our business through discussions with our Chairman, Vice Chairman, CEO, General Counsel, Corporate Secretary and other officers and employees, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

During fiscal 2021, the Board met six times (four regularly scheduled meetings and two special meetings). Each director attended at least 75% of all Board and applicable committee meetings in fiscal 2021. Board members are expected to attend our annual meeting of stockholders, and all of our directors attended our last annual meeting of stockholders in November 2020.

Committees, Membership and Meetings

The current standing committees of the Board are the Finance and Audit Committee (F&A Committee), the Governance Committee, the Compensation Committee and the Committee on Independence Issues (Independence Committee).

Each committee reviews its charter at least annually, or more frequently as legislative and regulatory developments and business circumstances warrant. Each of the committees may make additional recommendations to our Board for revision of its charter to reflect evolving best practices. The charters for the F&A, Governance, Compensation and Independence Committees are posted on our website at www.oracle.com/goto/corpgov.

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Committee Membership

The table below identifies committee membership as of September 13, 2021, the record date of the Annual Meeting.

Director	Finance and Audit	Compensation	Governance	Independence

Jeffrey S. Berg				Chair

Michael J. Boskin	Chair

Safra A. Catz

Bruce R. Chizen			Chair

George H. Conrades		Chair

Lawrence J. Ellison

Rona A. Fairhead

Jeffrey O. Henley

Renée J. James

Charles W. Moorman IV

Leon E. Panetta

William G. Parrett

Naomi O. Seligman		Vice Chair

Vishal Sikka

The Board has determined that all directors who served during fiscal 2021 on the Compensation, F&A, Governance and Independence Committees were independent under the applicable New York Stock Exchange (NYSE) listing standards during the periods they served on those committees. The Board has also determined that all directors who served during fiscal 2021 on the Compensation and F&A Committees satisfied the applicable NYSE and U.S. Securities and Exchange Commission (SEC) heightened independence standards for members of compensation and audit committees during the periods they served on those committees. See “Corporate Governance—Board of Directors and Director Independence” on page 28 for more information.

The Finance and Audit Committee

The F&A Committee oversees our accounting and financial reporting processes and the audit and integrity of our financial statements, assists the Board in fulfilling its oversight responsibilities regarding audit, finance, accounting, cybersecurity, tax and legal compliance and risk, and evaluates merger and acquisition transactions and investment transactions proposed by management. In particular, the F&A Committee is responsible for overseeing the engagement, independence, compensation, retention and services of our independent registered public accounting firm. The F&A Committee’s primary responsibilities and duties are to:

•	act as an independent and objective party to monitor our financial reporting process and internal control over financial reporting;

•	review and appraise the audit efforts of our independent registered public accounting firm;

•	receive regular updates from our internal audit department regarding our internal audit plan and compliance with various policies and operational processes across all lines of business;

•	evaluate our quarterly financial performance at earnings review meetings;

•	consider and review acquisition and investment candidates and opportunities identified by management;

•	oversee management’s establishment and enforcement of financial policies and business practices;

•	oversee our compliance with laws and regulations and our Code of Ethics and Business Conduct;

•

provide an open avenue of communication between the Board and the independent registered public accounting firm, General Counsel, financial and senior management, Chief Compliance & Ethics Officer and internal audit department;

•	review and discuss with management privacy and data security risk exposures; and

•	produce the Report of the Finance and Audit Committee of the Board, included elsewhere in this proxy statement, as required by SEC rules.

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The F&A Committee held executive sessions with our independent registered public accounting firm on four occasions in fiscal 2021. The Board has determined that Dr. Boskin and Mrs. Fairhead each qualify as an “audit committee financial expert” as defined by SEC rules.

The Compensation Committee

The Compensation Committee’s primary responsibilities and duties are to:

•	review and approve all compensation arrangements, including, as applicable, base salaries, bonuses and equity awards, of our CEO and our other executive officers;

•	review and approve non-employee director compensation, subject to ratification by the Board;

•	lead the Board in its evaluation of the performance of our CEO;

•

review and discuss the Compensation Discussion and Analysis (CD&A) portion of our proxy statement with management and determine whether to recommend to the Board that the CD&A be included in our proxy statement;

•	review the Compensation Committee Report for inclusion in our proxy statement, as required by SEC rules;

•	review and monitor matters related to human capital management, including talent acquisition and retention;

•	review, approve and administer our stock plans and approve equity awards to certain participants;

•

annually assess the risks associated with our compensation practices, policies and programs applicable to our employees to determine whether such risks are appropriate or reasonably likely to have a material adverse effect on Oracle; and

•	oversee our 401(k) Plan Committee and amend the Oracle Corporation 401(k) Savings and Investment Plan (the 401(k) Plan) when appropriate.

The Compensation Committee helps us attract and retain talented executive personnel in a competitive market. In determining any component of executive or director compensation, the Compensation Committee considers the aggregate amounts and mix of all components in its decisions. Our legal department, human resources department and the independent compensation consultant support the Compensation Committee in its work. For additional details regarding the Compensation Committee’s role in determining executive compensation, including its engagement of an independent compensation consultant, refer to “Executive Compensation—Compensation Discussion and Analysis” beginning on page 34. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Equity Awards and Grant Administration” on page 44 for a discussion of the Compensation Committee’s role as the administrator of our stock plans and for a discussion of our policies and practices regarding the grant of our equity awards.

Oversight of Human Capital Management

The Compensation Committee is responsible for reviewing and monitoring all matters related to human capital management, including talent acquisition and retention. At Oracle, our success is driven by the quality of our people, who we believe are among the best and brightest in the industry. We strive to create an environment that supports employee success and a culture where everyone has a voice in driving innovation. For information on our workforce, diversity and inclusion efforts, career development opportunities and corporate citizenship initiatives, see our Annual Report on Form 10-K for fiscal 2021. Our Diversity and Inclusion website (www.oracle.com/corporate/careers/diversity-inclusion) also provides detailed reporting on the demographic make-up of our workforce and includes a link to our publicly available EEO-1 statement.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee, in consultation with management and Compensia, Inc., the committee’s independent compensation consultant, has assessed the compensation policies and practices applicable to our executive officers and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on Oracle. The Compensation Committee conducts this assessment annually.

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The Nomination and Governance Committee

The Governance Committee’s primary responsibilities and duties are to:

•	review and evaluate the size, composition, function and duties of the Board consistent with its needs;

•	identify, consider, recommend and assist in recruiting qualified candidates for election to the Board;

•	review and reassess the adequacy of our corporate governance policies and procedures, including our Corporate Governance Guidelines;

•	review the performance of the Board and its committees (including reviewing the performance of individual directors);

•	review and assess the adequacy of our policies, plans and procedures regarding succession planning;

•	oversee compliance with our Policy on Pledging Oracle Securities (see page 24 for details) and risks related to pledging arrangements; and

•	oversee and periodically review our environmental, social and governance programs, including environmental sustainability.

The Committee on Independence Issues

The Independence Committee is comprised solely of independent directors and is charged with reviewing and approving individual transactions, or a series of related transactions, involving amounts in excess of $120,000 between us (or any of our subsidiaries) and any of our affiliates, such as an executive officer, director or owner of 5% or more of our common stock. The Independence Committee’s efforts are intended to ensure that each proposed related person transaction is on terms that, when taken as a whole, are fair to us. If any member of the Independence Committee would derive a direct or indirect benefit from a proposed transaction, he or she is excused from the review and approval process with regard to that transaction. The role of the Independence Committee also encompasses monitoring of related person relationships as well as reviewing proposed transactions and other matters for potential conflicts of interest and possible corporate opportunities in accordance with our Global Conflict of Interest Policy. In addition, the Independence Committee evaluates and makes recommendations to the Board regarding the independence of each non-employee director under the applicable NYSE listing standards.

Director Compensation

Highlights

Initial and annual equity awards capped at a maximum dollar value	Emphasis on equity to align director compensation with our stockholders’ long-term interests

No committee chair equity awards	No per-meeting fees

Stockholder-approved limits on equity awards	No performance-based equity awards

Robust stock ownership guidelines (see page 26 for details)	No retirement benefits or perquisites

Overview

Our directors play a critical role in guiding our strategic direction and overseeing the management of Oracle. Ongoing developments in corporate governance, executive compensation and financial reporting have resulted in increased demand for highly qualified and productive public company directors. In addition, Oracle’s acquisition program and expansion into new lines of business can demand substantial time commitments from our directors.

These considerable time commitments and the many responsibilities and risks of being a director of a public company of Oracle’s size, complexity and profile require that we provide reasonable incentives for our non-employee directors’ continued performance by paying compensation commensurate with their qualifications and significant workload. Our non-employee directors are compensated based on their respective levels of Board participation and responsibilities, including service on Board committees. Our non-employee directors display a high level of commitment and flexibility in their service to Oracle. Several of our directors serve on more than one committee. In addition to engaging with our senior management, our non-employee directors personally attend and participate in important customer and employee events, such as Oracle OpenWorld and Oracle President’s Council forums, and meet with our stockholders throughout the year to better understand their perspectives. Annual cash retainers and equity awards granted to our non-employee directors are intended to correlate with the qualifications, responsibilities and time commitments of each such director.

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Our employee directors, Mr. Ellison, Ms. Catz and Mr. Henley, do not receive separate compensation for serving as directors of Oracle.

Annual Equity Grant for Directors

Non-employee directors participate in our Amended and Restated 1993 Directors’ Stock Plan (the Directors’ Stock Plan), which sets forth stockholder-approved stock option limits on annual equity awards for service on the Board and as a committee chair or vice chair. The Directors’ Stock Plan provides that in lieu of all or some of the stock option limits set forth in the plan, non-employee directors may receive grants of RSUs of an equivalent value, as determined on any reasonable basis by the Board. The Board has determined that a ratio of four stock options to one RSU should be used, consistent with its approach for equity awards granted to Oracle employees, and that all non-employee director equity awards would be delivered in the form of RSUs that are granted on May 31 of each year and fully vest on the first anniversary of the date of grant.

For a number of years, the Board has provided that each equity award will be limited to the lesser of the stockholder-approved equity award limits set forth in the Directors’ Stock Plan or a specified grant value, and has granted equity awards with a value significantly below such stockholder-approved equity award limits. The Board approved further changes to our non-employee director compensation program in fiscal 2020, including reductions in the size of equity awards and the elimination of committee chair equity awards.

Below is a summary of the stockholder-approved equity award limit for annual equity awards compared to the Board-approved grant value limit for such awards and the number of RSUs actually granted to non-employee directors on May 31, 2021. As noted above, no additional equity awards were granted to committee chairs or vice chairs.

Grant Type	Stockholder-Approved Equity Award Limit	Board-Approved Grant Value Limit	Equity Actually Granted on May 31, 2021 (1)	% Reduction from Stockholder-Approved Limits (2)

Board Annual Grant	45,000 options (or 11,250 RSUs)	$350,000	4,445 RSUs	60%

(1)	Calculated by dividing the grant value limit of $350,000 by the closing price of Oracle common stock on the date of grant ($78.74 per share), rounding down to the nearest whole share.

(2)	Percentage reduction in the number of RSUs actually granted on May 31, 2021 compared to stockholder-approved equity award limits.

Initial Equity Grant for New Directors

The Directors’ Stock Plan also provides for an initial equity award of not more than 45,000 stock options (or 11,250 RSUs) for new non-employee directors, prorated based upon the number of full calendar months remaining in the fiscal year of the director’s appointment. In accordance with the reductions to our non-employee director compensation described above, any new non-employee director will receive an initial equity award equal to the lesser of 11,250 RSUs or RSUs with a total value of $350,000 (calculated by dividing the grant value by the closing price of Oracle common stock on the date of grant, rounding down to the nearest whole share), prorated based upon the number of full calendar months remaining in the fiscal year of the director’s appointment.

Cash Retainer Fees for Directors

In fiscal 2021, each of our non-employee directors received (1) an annual cash retainer fee of $52,500 for serving as a director of Oracle and (2) each of the applicable retainer fees set forth in the table on the right for serving as a chair or as a member of one or more of the committees of the Board.

Board members do not receive fees for meetings they attend.

Annual Committee Member Retainer Fees
F&A and Compensation Committees	$25,000
Governance and Independence Committees	$15,000

Additional Annual Retainer Fees for Committee Chairs
F&A and Compensation Committees	$25,000
Governance and Independence Committees	$15,000

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Fiscal 2021 Director Compensation Table

The following table provides summary information regarding the compensation we paid to our non-employee directors in fiscal 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) (2) ($)	All Other Compensation ($)	Total ($)

Jeffrey S. Berg	122,500	344,310	—	466,810

Michael J. Boskin	102,500	344,310	—	446,810

Bruce R. Chizen	107,500	344,310	—	451,810

George H. Conrades	117,500	344,310	—	461,810

Rona A. Fairhead	77,500	344,310	—	421,810

Renée J. James	52,500	344,310	—	396,810

Charles W. Moorman IV	92,500	344,310	—	436,810

Leon E. Panetta	92,500	344,310	—	436,810

William G. Parrett	67,500	344,310	—	411,810

Naomi O. Seligman	77,500	344,310	—	421,810

Vishal Sikka	52,500	344,310	—	396,810

(1)

The amounts reported in this column represent the aggregate grant date fair values of RSUs computed in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation (FASB ASC 718). The non-employee directors have not presently realized a financial benefit from these awards because none of the RSUs granted in fiscal 2021 have vested. For information on the valuation assumptions used in our stock-based compensation computations, see Note 13 of Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2021.

(2)

The following table provides additional information concerning the outstanding stock awards (in the form of RSUs) and stock options held by our non-employee directors as of the last day of fiscal 2021.

Name	Total Unvested RSUs Outstanding at Fiscal 2021 Year End (#)	RSUs Granted During Fiscal 2021 (a) (#)	Total Option Awards Outstanding at Fiscal 2021 Year End (#)

Jeffrey S. Berg	4,445	4,445	112,500

Michael J. Boskin	4,445	4,445	300,000

Bruce R. Chizen	4,445	4,445	—

George H. Conrades	4,445	4,445	67,500

Rona A. Fairhead	4,445	4,445	—

Renée J. James	4,445	4,445	9,375

Charles W. Moorman IV	4,445	4,445	—

Leon E. Panetta	4,445	4,445	37,500

William G. Parrett	4,445	4,445	—

Naomi O. Seligman	4,445	4,445	87,500

Vishal Sikka	4,445	4,445	—

(a)	The RSUs reported in this column were granted on May 31, 2021 and vest on the first anniversary of the date of grant (May 31, 2022).

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CORPORATE GOVERNANCE

We regularly monitor developments in corporate governance and review our processes and procedures in light of such developments. As part of those efforts, we review federal laws affecting corporate governance, as well as rules adopted by the SEC and NYSE. We believe we have in place corporate governance procedures and practices that are designed to enhance our stockholders’ interests.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines (the Guidelines), which address the following matters:

•	director qualifications;

•	director majority voting and mandatory resignation policy;

•	director responsibilities, including risk oversight;

•	executive sessions and leadership roles;

•	director conflicts of interest;

•	Board committees;

•	director access to officers and employees;
•	director compensation;

•	director orientation and continuing education;

•	director and executive officer stock ownership;

•	CEO evaluations;

•	stockholder communications with the Board;

•	performance evaluations of the Board and its committees; and

•	management succession.

The Guidelines require all members of the F&A, Compensation, Governance and Independence Committees to be independent, each in accordance with or as defined in the rules adopted by the SEC and NYSE. The Independence Committee and the Board make this determination annually for all non-employee directors.

The Board and each committee have the power to hire legal, accounting, financial or other outside advisors as they deem necessary in their best judgment without the need to obtain the prior approval of any officer of Oracle. Directors have full and free access to officers and employees of Oracle and may ask questions and conduct investigations as they deem appropriate to fulfill their duties.

Conflict of interest expectations for our non-employee directors are addressed in the Guidelines and provide that each non-employee director must disclose to our General Counsel:

•	all of his or her executive, employment, board of directors, advisory board or equivalent positions in other organizations annually;

•	any such proposed positions with a public company before they become effective and any such positions with a private company promptly following his or her appointment to such entity; and

•	any potential conflicts of interest that may arise from time to time with respect to matters under consideration of the Board.

The General Counsel must report all such disclosures to the Independence Committee, and the Board must consider such disclosures and other available information and take such actions as it considers appropriate. All directors are expected to comply with Oracle’s Code of Ethics and Business Conduct, except that for our non-employee directors, the provisions regarding conflicts of interest in the Guidelines supersede these same provisions in the Code of Ethics and Business Conduct.

The Guidelines provide for regular executive sessions to be held by non-employee directors. The Guidelines also provide that the Board or Oracle will establish or provide access to appropriate orientation programs or materials for the benefit of newly elected directors, including presentations from senior management and visits to Oracle’s facilities.

Under the Guidelines, the Board periodically evaluates the appropriate size of the Board and may make any changes it deems appropriate. The Compensation Committee is required under the Guidelines to conduct an annual review of our CEO’s performance and compensation, and the Board reviews the Compensation Committee’s report to ensure the CEO is providing the best leadership for Oracle in the short and long term.

The Guidelines are posted, and we intend to disclose any future amendments to the Guidelines, on our website at www.oracle.com/goto/corpgov.

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Proxy Access and Director Nominations

Under our proxy access bylaw, a stockholder (or a group of up to 20 stockholders) owning at least 3% of Oracle’s outstanding shares continuously for at least three years may nominate and include in Oracle’s annual meeting proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board, provided that the stockholders and the nominees satisfy the requirements specified in our Bylaws.

See “Stockholder Proposals for the 2022 Annual Meeting” on page 88 for information on the requirements for stockholders who wish to submit a director nomination for inclusion in our 2022 proxy statement or submit a director nomination to be presented at our 2022 Annual Meeting of Stockholders (but not for inclusion in our proxy statement).

Majority Voting Policy

The Guidelines set forth our majority voting and mandatory resignation policy for directors, which states that, in an uncontested election, if any director nominee receives an equal or greater number of votes WITHHELD from his or her election as compared to votes FOR such election (a Majority Withheld Vote) and no successor has been elected at such meeting, the director must promptly tender his or her resignation following certification of the stockholder vote.

The Governance Committee must promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including, but not limited to:

•	the stated reasons, if any, why stockholders withheld their votes;

•	possible alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure;

•	the director’s qualifications;

•	the director’s past and expected future contributions to Oracle; and

•	the overall composition of the Board.

The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. The Board may accept or reject a director’s resignation. Thereafter, the Board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. If the Board accepts a director’s resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our Bylaws. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

Any director who tenders his or her resignation pursuant to this policy may not participate in the Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if a majority of the members of the Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote must appoint a committee among themselves to consider any resignation offers and recommend to the Board whether to accept such resignation offers.

Through this policy, the Board seeks to be accountable to all stockholders and respects the rights of stockholders to express their views through their votes for directors. However, the Board also deems it important to preserve sufficient flexibility to make sound evaluations based on the relevant circumstances in the event of a greater than or equal to 50% WITHHELD vote against a specific director. For example, the Board may wish to assess whether the sudden resignations of one or more directors would materially impair the effective functioning of the Board. The Board’s policy is intended to allow the Board to react to situations that could arise if the resignation of multiple directors would prevent a key committee from achieving a quorum. The policy also would allow the Board to assess whether a director was targeted for reasons unrelated to his or her Board performance at Oracle. The policy imposes a short time frame for the Board to consider a director nominee’s resignation and make its decision public.

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Prohibition on Speculative Transactions and Pledging Policy

Prohibition on Speculative Transactions. Our Insider Trading Policy prohibits all employees, including our executive officers, and non-employee directors, from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, short sales, puts, collars, straddles and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Oracle securities. The prohibition does not apply to the exercise of any employee stock options granted by Oracle.

Pledging Policy. The Policy on Pledging Oracle Securities (Pledging Policy) prohibits Oracle directors, executive officers and their immediate family members from:

•	holding Oracle securities in a margin account; and

•	pledging Oracle securities as collateral to secure or guarantee indebtedness, subject to two exceptions:

•	pledges of securities of a target company that are in place at the time Oracle acquires such company are permitted; and

•	Oracle’s Founder may continue to pledge Oracle securities as collateral to secure or guarantee indebtedness, but he may not hold Oracle securities in a margin account.

The Pledging Policy also requires the Governance Committee to review all pledging arrangements, assess any risks to Oracle and its stockholders and report on the arrangements to the F&A Committee and the Board. The Pledging Policy provides that all pledges must comply with Oracle’s Insider Trading Policy and must be pre-cleared as specified in Oracle’s Trading Pre-clearance Procedures. The Governance Committee may periodically seek outside advice and counsel in connection with its oversight of pledging arrangements.

Review of Pledging Arrangements. As of September 13, 2021, Mr. Ellison, Oracle’s Founder, Chairman, CTO and largest stockholder, had pledged 317,000,000 shares of Oracle common stock as collateral to secure certain personal indebtedness. The Governance Committee has been advised by outside counsel on the Board’s fiduciary responsibilities for overseeing pledging, the potential risks associated with Mr. Ellison’s pledging and developments in pledging generally. The Governance Committee periodically seeks outside advice in connection with the committee’s oversight function of pledging arrangements. In this regard, the Governance Committee received counsel from independent advisors in August 2021. With respect to the shares pledged by Mr. Ellison as of September 13, 2021, the Governance Committee believes that Mr. Ellison’s pledging arrangements do not pose a material risk to stockholders or to Oracle, in part because:

•	The pledged shares secure personal term loans only used to fund outside personal business ventures.

•	None of his shares are pledged as collateral for margin accounts.

•	The pledged shares are not used to shift or hedge any economic risk in owning Oracle common stock.

•	Mr. Ellison is our founder and largest stockholder. Mr. Ellison’s stock ownership is more than 4,000 times what he is required to hold under our stock ownership requirements.

•	The Board believes that Mr. Ellison has the financial capacity to repay his personal term loans without resorting to the pledged shares.

No other executive officer or director, or any of their immediate family members, holds shares of Oracle common stock that have been pledged to secure any personal or other indebtedness. Every fiscal quarter, the Governance Committee reviews Mr. Ellison’s pledging arrangements from a risk management perspective and regularly provides a report to the F&A Committee and the Board. In accordance with the Pledging Policy, the Governance Committee considers the following when reviewing the pledging arrangements:

•	historical information and trends regarding Mr. Ellison’s pledging arrangements;

•	the key terms of the loans under which shares of Oracle common stock have been pledged as collateral;

•	the magnitude of the aggregate number of shares of Oracle common stock that are pledged in relation to:

•	the total number of shares of Oracle common stock outstanding; and

•	the total number of shares of Oracle common stock owned by Mr. Ellison;

•	the market value of Oracle common stock;

•	Mr. Ellison’s independent ability to repay any loans without recourse to the already-pledged shares; and

•	any other relevant factors.

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Board and Committee Performance Evaluations

The Board and each of its committees conduct annual self-evaluations to determine whether they are functioning effectively and whether any changes are necessary to improve their performance. The Board believes that the multi-step evaluation process outlined below allows for a constructive review of the Board and is essential to maintaining Board effectiveness.

Multi-Step Evaluation Process

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Stock Ownership Guidelines for Directors and Senior Officers

Non-employee directors and senior officers are required to own shares of Oracle common stock to align their interests with the long-term interests of our stockholders. The Governance Committee sets and periodically reviews and makes changes to these ownership requirements, which we refer to as the Stock Ownership Guidelines.

Under the Stock Ownership Guidelines, our non-employee directors and senior officers must own the following number of shares of Oracle common stock within five years from the date such person becomes a director or senior officer:

Title	Minimum Number of Shares

Chairman and Chief Technology Officer	250,000

Chief Executive Officer	250,000

President	100,000

Executive Vice Presidents who are Section 16 Officers	50,000

All other Executive Vice Presidents	25,000

Non-employee directors	10,000

Each person promoted from within the senior officer positions has one year from the date of his or her promotion to comply with any increased ownership requirement. Shares of Oracle common stock that count toward satisfying the Stock Ownership Guidelines include any shares held directly or through a trust or broker; shares held by a spouse; shares held through our 401(k) Plan and our Oracle Corporation Employee Stock Purchase Plan (the ESPP); deferred, vested RSUs; and shares underlying vested but unexercised stock options, with 50% of the “in-the-money” value of such options being used for this calculation. Full-value awards, such as RSUs, do not count toward the Stock Ownership Guidelines until they vest.

As of September 13, 2021, we believe all of our non-employee directors and senior officers are currently in compliance with the Stock Ownership Guidelines or have additional time to comply, and many of them maintain holdings of Oracle common stock significantly in excess of the minimum required number of shares. As of September 13, 2021, none of our non-employee directors and senior officers who are beyond the initial five year grace period relied on shares underlying vested but unexercised stock options to comply with the Stock Ownership Guidelines. Consistent with our objective of aligning the interests of our directors and officers with the long-term interests of stockholders, many of our directors and officers do not sell their shares of Oracle common stock when their RSUs vest.

Board Leadership Structure

The roles of Board Chair and CEO are currently filled by separate individuals. Since September 2014, Mr. Ellison has served as our Chairman, and Ms. Catz has served as our CEO (Mark Hurd also served as CEO from September 2014 through September 2019). Previously, Mr. Henley served as Chairman and Mr. Ellison served as CEO.

The Board believes that the separation of the offices of the Chair and CEO is appropriate at this time because it allows our CEO to focus primarily on Oracle’s business strategy, operations and corporate vision. The Board elects our Chair and our CEO, and each of these positions may be held by the same person or by different people. We believe it is important that the Board retain flexibility to determine whether these roles should be separate or combined based upon the Board’s assessment of the company’s needs and Oracle’s leadership at a given point in time. The Board believes our company and our stockholders benefit from this flexibility, as our directors are well positioned to determine our leadership structure given their in-depth knowledge of our management team, our strategic goals, and the opportunities and challenges we face.

We believe that independent and effective oversight of Oracle’s business and affairs is maintained through the composition of the Board, the leadership of our independent directors and Board committees and our governance structures and processes. The Board consists of a substantial majority of independent directors, and the Board’s Compensation, F&A, Governance and Independence Committees are composed solely of independent directors.

As set forth in our Guidelines, on an annual rotating basis, the chairs of the F&A Committee, the Governance Committee and the Compensation Committee serve as the lead independent director at executive sessions of the Board. The lead independent director serves as a liaison between our independent directors and our executive directors and performs such additional duties as the Board determines. Currently, Mr. Conrades serves as the lead independent director. The directors filling this role take it very seriously and the Board believes the position is

26 2021 Annual Meeting of Stockholders

strengthened by the particular insights and diversity of viewpoints that the different committee chairs bring to the position. This structure also provides a broader group of directors the opportunity to serve in an additional leadership role.

The Board’s Role in Risk Oversight

Management is responsible for assessing and managing risks to Oracle, and, in turn, the Board is responsible for overseeing management’s efforts to assess and manage risk. The Board’s risk oversight areas include, but are not limited to:

•  leadership structure, compensation and succession planning for management and the Board;

•  strategic and operational planning, including with respect to significant acquisitions, long-term debt financing and Oracle’s long-term growth;

•  information technology and cybersecurity;

•  risks and opportunities related to the ongoing COVID-19 pandemic;

•  diversity and inclusion; and

•  legal and regulatory compliance.

Cybersecurity Risk Oversight

Cybersecurity risk oversight is a top priority for the Board. Oracle’s head of Global Information Security and its Chief Privacy Officer regularly brief the F&A Committee on Oracle’s information security program and its related priorities and controls. In turn, the F&A Committee reports to the full Board regarding the committee’s cybersecurity risk oversight activities.

Board Oversight of COVID-19 Pandemic

The Board has been receiving regular updates from Oracle’s executives regarding the impact and risks of the ongoing COVID-19 pandemic on Oracle’s business. The Board has also been updated on the steps Oracle has taken to provide critical technologies, programs and support to individuals and organizations to navigate, adjust and continue their operations in light of the unique demands and constraints imposed by the pandemic. For decades, Oracle has developed, delivered and supported products and services that enable telecommunication companies to keep people connected; retailers to provide food and other necessities; researchers to identify solutions; hospitals to provide care; airlines to ensure travel; banks to help people access funds; insurers to provide benefits; governments to keep people safe and informed; utilities to supply power and water; and many other critical functions. Oracle has proactively sought, supported, donated to, partnered and engaged with organizations globally that provide critical medicines, research, goods and services to combat the COVID-19 pandemic, including:

•  The U.S. federal government as well as state and local government agencies;

•  Medical research organizations, hospitals and pharmaceutical companies; and

•  The national governments of several African countries, which are receiving systems and services to manage public health vaccination programs through our work with the Tony Blair Institute.

At the onset of the COVID-19 pandemic, we also permitted enterprises, at no additional charge, to access Oracle Fusion Cloud Human Capital Management options for employee health and safety programs in order to proactively manage and respond to COVID-19 implications on their workforces.

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While the Board has the ultimate oversight responsibility for Oracle’s risk management policies and processes, various committees of the Board also have the following responsibilities for risk oversight.

F&A Committee

Oversees risks associated with our financial statements and financial reporting, our independent registered public accounting firm, our internal audit function, tax issues, mergers and acquisitions, credit and liquidity, information technology, privacy and cybersecurity, legal and regulatory matters, and Code of Ethics and Business Conduct compliance.

Compensation Committee

Considers the risks associated with our compensation policies and practices, with respect to executive compensation, director compensation and employee compensation generally, as well as human capital management, including talent acquisition, development and retention.

Governance Committee

Oversees risks associated with our overall governance practices and the leadership structure of management and the Board, as well as risks related to the pledging of Oracle securities. Oversees and periodically reviews our environmental, social and governance programs, including environmental sustainability.

In accordance with our Pledging Policy, the Governance Committee regularly reviews Mr. Ellison’s pledging arrangements from a risk management perspective and provides a report to the F&A Committee and the Board, as described in “Prohibition on Speculative Transactions and Pledging Policy” on page 24.

The Governance Committee also periodically reviews and assesses the adequacy of our policies, plans and procedures with respect to succession planning for Oracle’s key executive officers, including the CEO and the CTO. At least annually, the Board holds an executive session with each of the CEO and the CTO to discuss potential successors and the performance, strengths and weaknesses of any such candidates.

Independence Committee	Reviews risks arising from transactions with related persons and director independence issues.

The Board is kept informed of each committee’s risk oversight and other activities via regular reports of the committee chairs to the full Board. For example, with respect to acquisitions and depending on the size of the acquisition meeting a threshold figure, the F&A Committee performs the initial review of the proposed transaction—taking into consideration any risks associated with the transaction—and determines whether to recommend that the Board approve the transaction. The F&A Committee also reviews completed acquisitions periodically to determine whether the acquired companies have performed as expected.

In addition, the Board plays an active oversight and risk mitigation role through its regular review of Oracle’s strategic direction. While management is responsible for setting Oracle’s strategic direction, the directors review Oracle’s strategy at every regular meeting of the Board. One Board meeting each year is dedicated to strategy and has historically been held off-site. The Board engages in candid discussions with management with respect to Oracle’s strategic direction. We believe this Board oversight helps identify and mitigate risks associated with our overall business strategy.

Board of Directors and Director Independence

Each of our directors stands for election every year. We do not have a classified or staggered board. If the director nominees are elected at the Annual Meeting, the Board will continue to be composed of three employee directors (Mr. Ellison, Ms. Catz and Mr. Henley) and eleven non-employee directors.

Upon the recommendation of the Independence Committee, the Board determined that each of the following nine current directors is independent (as defined by applicable NYSE listing standards and our Corporate Governance Guidelines): Mr. Berg, Dr. Boskin, Mr. Chizen, Mr. Conrades, Mrs. Fairhead, Mr. Moorman, Secretary Panetta, Mr. Parrett and Ms. Seligman. Therefore, all directors who served during fiscal 2021 on the Compensation, F&A, Governance and Independence Committees were independent under the applicable NYSE listing standards and SEC rules. The Board further determined, upon recommendation of the Independence Committee, that all directors who served during fiscal 2021 on the Compensation and F&A Committees satisfied the applicable NYSE and SEC heightened independence standards for members of compensation and audit committees.

28 2021 Annual Meeting of Stockholders

In making the independence determinations, the Board and the Independence Committee considered all facts and circumstances relevant under the NYSE listing standards and SEC rules, including any relationships between Oracle and entities affiliated with the directors. In particular, the following relationships were considered:

•

Dr. Boskin is employed by Stanford University, which has historically received donations from both Oracle and various Board members. In addition, certain Board members serve on advisory or oversight boards at Stanford University or are otherwise employed part-time by Stanford University.

•

In fiscal 2021, Oracle paid a de minimis amount to Stanford University. The total amount Oracle paid to Stanford University constituted approximately 0.0001% of Oracle’s total revenues in fiscal 2021. Based on a review of publicly available data, we believe the payments represented less than 0.001% of Stanford University’s total revenues in its last fiscal year. The payments fall within NYSE prescribed limits and guidelines.

The non-employee directors held an executive session following each of the regularly scheduled Board meetings, for a total of four meetings in fiscal 2021.

The F&A Committee has adopted a requirement that if an F&A Committee member wishes to serve on more than three audit committees of public companies, the member must obtain the approval of the F&A Committee, which will determine whether the director’s proposed service on the other audit committee(s) will detract from his/her performance on our F&A Committee. No F&A Committee member currently serves on more than three audit committees of public companies.

Director Tenure, Board Refreshment and Diversity

We believe it is desirable to maintain a mix of longer-tenured, experienced directors that have developed increased knowledge of and valuable insight into the company and its operations and newer directors with fresh perspectives. In furtherance of this objective, the Board elected Dr. Sikka and Mrs. Fairhead in fiscal 2020 and Mr. Moorman and Mr. Parrett in fiscal 2018, for a total of 4 directors added in the last 4 fiscal years.

However, we do not impose director tenure limits or a mandatory retirement age. The Board has considered the perspectives of some stockholders regarding longer-tenured directors but believes that longer-serving directors with experience and institutional knowledge bring critical skills to the boardroom. In particular, the Board believes that given the large size of our company, the breadth of our product offerings and the international scope of our organization, longer-tenured directors are a significant strength of the Board. The Board also believes that longer-tenured directors have a better understanding of the challenges Oracle is facing and are more comfortable speaking out and challenging management. Accordingly, while director tenure is taken into consideration when making nomination decisions, the Board believes that imposing arbitrary limits on director tenure would deprive it of the valuable contributions of its most experienced members.

Board Diversity 36% of our Board members are women or come from a diverse background

The Board and the Governance Committee value diversity of backgrounds, experience, perspectives and leadership in different fields when identifying nominees. As set forth in our Guidelines, the Governance Committee, acting on behalf of the Board, is committed to actively seeking women and minority candidates for the pool from which director candidates are selected. Presently, 36% of our Board members are women or come from a diverse background (4 of our 14 Board members are women, including our CEO).

Stockholder Outreach

We have a long tradition of engaging with our stockholders to solicit their views on a wide variety of issues, including corporate governance, environmental and social matters, executive compensation and other issues.

Independent Director Engagement. On a regular basis, representatives of our independent directors hold meetings with our stockholders covering a wide range of topics, which have recently included director compensation, Board refreshment, executive compensation and other corporate governance matters. The meetings tend to be between our largest institutional investors and members of our Compensation Committee, with the Chair of our Governance Committee joining if the agenda warrants his attendance.

Accountability:

One Share, One Vote

Oracle has a single class of voting stock, with each share entitled to one vote. Our executives, including our Founder, are thus held accountable to stockholders, who have voting power in proportion to their economic interest in our stock.

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Neither our Chairman nor our Chief Executive Officer participate in these meetings. We provide an open forum to our investors to discuss and comment on any aspects of our executive compensation program and governance matters. The Board believes these meetings are important because they foster a relationship of accountability between the Board and our stockholders and help us better understand and respond to our stockholders’ priorities and perspectives.

•

In fiscal 2021, certain of our independent directors held meetings with eight institutional stockholders representing approximately 27% of our outstanding unaffiliated shares (percentage based on data available as of June 30, 2021).

•

Thus far in fiscal 2022, we have reached out to stockholders representing approximately 29% of our outstanding unaffiliated shares (percentage based on data available as of June 30, 2021) to set up meetings with members of the Compensation Committee. The full Compensation Committee has already held video conference meetings with three institutional stockholders. We continue to engage with our stockholders despite the challenges posed by the ongoing global COVID-19 pandemic.

Executive Director Engagement. As part of our regular Investor Relations engagement program, our executive directors hold meetings with a number of our institutional stockholders throughout the year. We also historically held an annual financial analyst meeting at Oracle OpenWorld where analysts were invited to hear presentations from key members of our management team, including our executive directors. However, as a result of the global COVID-19 pandemic, we cancelled our in-person analyst day which was originally expected to occur in fiscal 2021 and have not scheduled an in-person analyst day in fiscal 2022.

Legal and Investor Relations Engagement. Members of our Legal and Investor Relations teams engage with stockholders throughout the year. After the proxy statement is filed the Legal and Investor Relations teams re-engage with stockholders in order to discuss matters on the annual stockholder meeting agenda and solicit feedback. When appropriate, independent directors join these discussions.

The feedback received from our stockholder outreach efforts is communicated to and considered by the Board, and, when appropriate, the Board implements changes in response to stockholder feedback. See “Proxy Statement Summary—Stockholder Outreach and Board Responsiveness” beginning on page 3 for a summary of the recent feedback we have received from our stockholders and the Board’s response to this feedback.

Communications with the Board

Any person wishing to communicate with any of our directors, including our independent directors, regarding Oracle may send an email to Corporate_Secretary@oracle.com or may write to the director, c/o the Corporate Secretary of Oracle at 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065. The Corporate Secretary will forward relevant communications directly to the director(s) specified or, if none is specified, to the Chairman of the Board. In addition, we present all such communications, as well as draft responses, at meetings of our Governance Committee. These communications and draft responses are also provided to the appropriate committee or group of directors based on the subject matter of the communication; for example, communications regarding executive compensation are provided to our Compensation Committee, in addition to our Governance Committee.

Employee Matters

Code of Conduct. In 1995, we adopted a Code of Ethics and Business Conduct (the Code of Conduct), which is periodically reviewed and amended by the Board. We require all employees, including our senior officers and our employee directors, to read and to adhere to the Code of Conduct in discharging their work-related responsibilities. Our Compliance and Ethics Program, under the direction of our Chief Compliance and Ethics Officer, administers training on and enforces the Code of Conduct. We have also appointed Regional Compliance and Ethics Officers to oversee the application of the Code of Conduct in each of our geographic regions. We provide mandatory web-based general training with respect to the Code of Conduct, and we provide additional live and web-based training on specific aspects of the Code of Conduct from time to time to certain employees. Employees are expected to report any conduct they believe in good faith to be a violation of the Code of Conduct. The Code of Conduct is posted on our website at www.oracle.com/goto/corpgov. We intend to disclose on our website any future amendments of the Code of Conduct or any waivers granted to our executive officers from any provision of the Code of Conduct.

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Compliance and Ethics Reports. With oversight from the F&A Committee, we have established several different reporting channels employees may use to seek guidance or submit reports concerning compliance and ethics matters, including accounting, internal controls and auditing matters. These reporting channels include Oracle’s Integrity Helpline, which may be accessed either over the phone or by way of a secure Internet site. Employees may contact the helpline 24 hours a day, seven days a week. Interpreters are provided to helpline callers who want to communicate in languages other than English, and employees using the online system may file a report in the language of their choice. Employees who contact the helpline, whether over the phone or online, generally may choose to remain anonymous. Certain countries other than the United States, however, limit or prohibit anonymous reporting; employees who identify themselves as being from an affected country are alerted if special reporting rules apply to them.

Global Conflict of Interest Policy. Our Global Conflict of Interest Policy (the Conflict of Interest Policy), which supplements the Code of Conduct, is applicable to all Oracle employees. The Conflict of Interest Policy is designed to help employees identify and address situations that may give rise to potential conflicts of interest or the appearance of conflicts of interest. Employees are required to disclose any conflicts of interest or potential conflicts of interest in accordance with the Conflict of Interest Policy. On an annual basis, each senior officer of Oracle is required to submit a Conflicts of Interest Questionnaire and Affirmation disclosing any actual or potential conflicts of interest and affirming that the senior officer has read, understands and is in compliance with the Conflict of Interest Policy.

Corporate Citizenship Report. Information regarding our workforce, charitable activities, environmental policy and global sustainability initiatives and solutions is available in our Corporate Citizenship Report published on our website at www.oracle.com/corporate/citizenship. The information posted on or accessible through our website, including the Corporate Citizenship Report, is not incorporated into this Proxy Statement (see “No Incorporation by Reference” on page 94).

2021 Annual Meeting of Stockholders 31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information, as of September 13, 2021, the record date of the Annual Meeting, with respect to the beneficial ownership of Oracle common stock by: (1) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (2) each director or nominee; (3) each executive officer named in the Summary Compensation Table; and (4) all current executive officers and directors as a group. Except as set forth below, the address of each stockholder is 2300 Oracle Way, Austin, Texas 78741.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Directors and NEOs

Lawrence J. Ellison (2)	1,157,482,353	42.4%

Jeffrey S. Berg (3)	320,464	*

Michael J. Boskin (4)	304,162	*

Safra A. Catz (5)	16,368,592	*

Bruce R. Chizen (6)	66,511	*

George H. Conrades (7)	118,175	*

Dorian E. Daley (8)	472,410	*

Rona A. Fairhead (9)	22,671	*

Jeffrey O. Henley (10)	4,643,949	*

Renée J. James (11)	57,261	*

Charles W. Moorman IV (12)	55,429	*

Leon E. Panetta (13)	82,976	*

William G. Parrett (14)	22,975	*

Edward Screven (15)	5,088,428	*

Naomi O. Seligman (16)	106,784	*

Vishal Sikka	9,494	*

All current executive officers and directors as a group (17 persons) (17)	1,185,376,418	43.4%

Other More Than 5% Stockholders

The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355 (18)	169,689,462	6.2%

*	Less than 1%

(1)	Unless otherwise indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.

(2)

Includes 18,750,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date and 317,000,000 shares pledged as collateral to secure certain personal indebtedness, including various lines of credit. See “Corporate Governance—Prohibition on Speculative Transactions and Pledging Policy” on page 24 for more information on Board and committee oversight of Mr. Ellison’s pledging arrangements.

(3)

Includes 5,000 shares owned by Mr. Berg’s spouse, 202,964 shares held in a trust for the benefit of Mr. Berg and his family, and 112,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(4)	Includes 1,000 shares owned by Dr. Boskin’s spouse and 225,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(5)	Includes 15,250,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(6)	Includes 5,000 shares held in a trust for the benefit of Mr. Chizen and his family.

(7)	Includes 67,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

32 2021 Annual Meeting of Stockholders

(8)

Includes 297,410 shares held in trusts for the benefit of Ms. Daley and her family and 175,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(9)	Includes 7,712 shares held by Mrs. Fairhead’s children.

(10)

Includes 1,841,002 shares held in a trust for the benefit of Mr. Henley and his family, 102,947 shares held in a trust by the J&J Family Foundation and 2,700,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(11)	Includes 9,375 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(12)	Includes 2,454 shares held in trusts for the benefit of Mr. Moorman’s family.

(13)

Includes 45,476 shares held in a trust for the benefit of Secretary Panetta’s family and 37,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(14)	Includes 16,466 shares held in a trust for the benefit of Mr. Parrett’s family.

(15)

Includes 10,188 shares held by Mr. Screven’s spouse, 2,300,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date and 319,261 vested RSUs (including dividend equivalents) for which settlement has been deferred.

(16)

Includes 6,010 shares owned by Ms. Seligman’s spouse of which she disclaims beneficial ownership and 52,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(17)	Includes all shares described in the notes above. Also includes 153,784 additional shares of Oracle common stock held by an executive officer who is not named in the table.

(18)

Based on a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group (Vanguard) on behalf of itself, Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia, Ltd., Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited. The Schedule 13G/A indicates that as of December 31, 2020, Vanguard had shared voting power with respect to 3,367,141 shares, had sole dispositive power with respect to 161,105,819 shares and had shared dispositive power with respect to 8,583,643 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires our executive officers and directors and any persons who beneficially own more than 10% of our common stock (collectively, Reporting Persons) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. As a matter of practice, we assist our executive officers and non-employee directors in preparing initial ownership reports and reporting ownership changes and we typically file these reports on their behalf.

Based solely on our review of the copies of any Section 16(a) forms received by us or written representations from the Reporting Persons, we believe that all Reporting Persons complied with all applicable filing requirements in fiscal 2021, except that a Form 4 reporting the acquisition of 1,000 shares of our common stock in 2017 by Dr. Boskin’s spouse was filed late on behalf of Dr. Boskin on April 9, 2021.

2021 Annual Meeting of Stockholders 33

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our fiscal 2021 executive compensation program for the following named executive officers (NEOs):

Fiscal 2021 Named Executive Officers

Lawrence J. Ellison

Chairman and Chief Technology Officer

Safra A. Catz

Chief Executive Officer*

Edward Screven

Executive Vice President, Chief Corporate Architect

Dorian E. Daley

Executive Vice President and General Counsel

*Ms. Catz serves as our principal executive officer and principal financial officer.

34 2021 Annual Meeting of Stockholders

Executive Summary

CEO Compensation at a Glance

Fiscal 2021 Executive Compensation Highlights for Other Named Executive Officers
Mr. Ellison	• In fiscal 2021: • No increase in his base salary of $1 • Earned $9,584,656 in non-equity incentive plan compensation • No new equity award
Mr. Screven and Ms. Daley

•  In fiscal 2021:

•  No increases in their base salaries

•  Each received a cash bonus and a restricted stock unit (RSU) award

•  The total compensation mix for these 2 NEOs was heavily weighted toward equity-based awards, whose value correlates with our stock price, thus aligning their total direct compensation with the interests of our stockholders

2021 Annual Meeting of Stockholders 35

Oracle’s Performance

Fiscal 2021 Performance

•  Earnings per share of $4.55

•  Operating margin of 38%

•  Operating income of $15.2 billion

•  Total revenues of $40.5 billion

•  Cloud services and license support revenues plus cloud license and on-premise license revenues of $34.1 billion

Stockholder Returns

•  $24.1 billion was returned to stockholders in fiscal 2021

•  $21 billion in repurchases of common stock

•  $3.1 billion in  dividends paid

•  Under our stock repurchase program, we bought back 1.7 billion shares at an average price of $53 and reduced our total shares outstanding by 32% from the start of fiscal 2018 through the end of fiscal 2021

•  Oracle’s common stock price increased 46% in fiscal 2021 and 56% from September 13, 2020 through September 13, 2021

36 2021 Annual Meeting of Stockholders

Oracle’s stock is up 56% YoY as compared to the S&P 500 Index which is up 34% YoY*

*Stock price performance given as of September 13, 2021, the record date for the Annual Meeting

2021 Annual Meeting of Stockholders 37

Human Resources and Compensation Best Practices

Best Practices We Employ

   High proportion of compensation for CEO and CTO is performance-based and aligned with stockholders’ interests

   Caps on maximum payout of bonuses and performance-based equity awards

   Robust stock ownership guidelines

   Disciplined dilution rates from equity awards

   Compensation recovery (clawback) policy for cash bonuses in the event of a financial restatement

   Independent Compensation Committee

   Annual risk assessment of compensation programs

   Independent compensation consultant

   Anti-hedging policy applicable to all employees and directors

   Anti-pledging policy with limited exceptions

   Compensation Committee reviews attrition data for employees at all career levels

   Diversity metrics and EEO-1 statement are publicly available on our Diversity and Inclusion website

   Modern approach to work, including a flexible employee work location policy

Practices We Avoid

  No severance benefit arrangements except as provided under our equity incentive plan to employees generally or as required by law

  No single-trigger change in control vesting of equity awards

  No change in control acceleration of performance-based cash bonuses

  No minimum guaranteed vesting for performance-based equity awards granted to our NEOs

  No discretionary cash bonuses for CEO and CTO

  No “golden parachute” tax reimbursements or gross-ups for NEOs

  No payout or settlement of dividends or dividend equivalents on unvested equity awards

  No supplemental executive retirement plans, executive pensions or excessive retirement benefits

  No repricing, cash-out or exchange of “underwater” stock options without stockholder approval

38 2021 Annual Meeting of Stockholders

Eight-Year Performance-Based Stock Options: A Rigorous Long-Term Equity Program Directly Linked to Performance and Stockholder Value Creation

No equity awards were granted to Mr. Ellison or Ms. Catz in fiscal 2021. In fiscal 2018, the Compensation Committee granted each of these NEOs an equity award consisting entirely of performance-based stock options (PSOs). Consistent with the long-term nature of our transition toward our cloud business, the PSOs granted to each of Mr. Ellison and Ms. Catz were originally intended to represent five years of equity compensation and were granted with the expectation that these NEOs would receive no additional equity awards until fiscal 2022 at the earliest.

Modification of the PSOs to Extend the Performance Period

Following the 2020 Annual Meeting, the Compensation Committee considered the feedback from stockholders regarding the PSOs and discussed possible modifications to the PSOs with its independent compensation consultant to address stockholder concerns. After considering the benefits and disadvantages of cancelling or revising the PSOs to set new long-term performance measures for Mr. Ellison and Ms. Catz, the Compensation Committee determined that, on balance, the approach that would be most responsive to stockholder concerns would be to extend the PSO performance period by three fiscal years from May 31, 2022 to May 31, 2025. No modifications were made to any of the other existing terms applicable to the outstanding PSOs, including the goals and the expiration date of the PSOs.

In reaching this decision, the Compensation Committee gave weight to the following considerations:

•	The operational performance goals set forth in the PSOs are important drivers of Oracle’s business.

•	Extending the PSO performance period by three years would encourage a longer-term focus on Oracle’s performance.

•	The matching of operational performance goals with market capitalization goals ensures that stockholders will benefit from the achievement of the goals in the future.

•	Internal projections demonstrate that the remaining performance goals are rigorous and not easily attainable during the extended performance period.

•	Only one tranche of the PSOs vested in June 2021 upon the achievement of the $80 stock price goal.

•

The first market capitalization goal was achieved in fiscal 2021, but a corresponding operational performance goal has not yet been satisfied, and therefore, no additional tranches of the PSOs have vested.

•	If and when the remaining PSOs vest, stockholders will have achieved significant long-term value.

Our cloud business is an important part of our long-term success, and the PSOs were carefully designed to drive performance in the areas that we believe would be most beneficial to our stockholders. As such, after taking into consideration stockholders’ feedback, the Compensation Committee believes that the current design of the PSO program directly links the long-term incentive compensation of our most senior executives with rigorous goals related to our cloud offerings and stockholder return. After reviewing internal projections and forecasts, the Compensation Committee believes that the operational performance goals and the remaining market capitalization goals are challenging. Furthermore, the matching of operational performance goals with market capitalization goals ensures that stockholders will benefit from the achievement of the goals in the future.

The Compensation Committee intends to honor its commitment to stockholders and does not expect to grant any equity awards to Mr. Ellison and Ms. Catz during the eight-year performance period of the PSOs, which runs through May 31, 2025.

2021 Annual Meeting of Stockholders 39

PSO Performance Goals

As modified, the PSOs can be earned only upon the attainment of rigorous performance goals over an eight-year performance period running from fiscal 2018 through fiscal 2025. To date, the Compensation Committee has certified that the $80 stock price goal and the first market capitalization goal, a $16.7 billion increase in Oracle’s baseline market capitalization, were achieved. As a result of achieving the stock price goal, one tranche (representing one-seventh of the PSOs) vested on June 30, 2021. Because the remaining PSO tranches require matching of operational performance goals with market capitalization goals, no additional vesting will occur as a result of the achievement of the first market capitalization goal until an operational performance goal is also achieved.

1 Tranche of the PSOs (1/7th)

earned based on achievement of a stock price goal

Oracle’s average stock price for 30 calendar days must equal or exceed $80 in order for the tranche to be earned

The Compensation Committee certified that this goal was achieved and

2,500,000 PSOs vested for each of Mr. Ellison and Ms. Catz effective June 30, 2021

6 Tranches of the PSOs (6/7ths)

earned based on achievement of

both (1) operational performance goals and (2) market capitalization goals

•  One goal of each type (operational and market capitalization) must be satisfied in order for a tranche (i.e., 1/7th of the award) to be earned

•  If market capitalization goal(s) are satisfied but no operational performance goal(s) are satisfied (or vice versa), then no tranche will be earned until subsequent achievement of the other goal type occurs

The Compensation Committee certified that one market capitalization goal was achieved in fiscal 2021.

A corresponding operational performance goal has not yet been satisfied and none of the 6 tranches have vested.

6 Operational Performance Goals

•   Become the largest enterprise Software-as-a-Service (SaaS) company as measured by an independent third-party report

•  Attain $20 billion in non-GAAP total cloud revenues in a fiscal year

•  Attain $10 billion in non-GAAP total SaaS revenues in a fiscal year

•  Attain $10 billion in non-GAAP total Platform-as-a-Service (PaaS) and Infrastructure-as-a-Service (IaaS) revenues in a fiscal year

•  Attain non-GAAP SaaS gross margin of 80%

•  Maintain non-GAAP PaaS/IaaS gross margin of at least 30% for three of the eight fiscal years in the performance period

6 Market Capitalization Goals

  •  Increase Oracle’s market capitalization from a baseline of $207 billion by:

•  $16.7 billion – achieved in fiscal 2021

•  $33.3 billion

•  $50 billion

•  $66.7 billion

•  $83.3 billion

•  $100 billion

  •   Shares issued in connection with a material acquisition are to be excluded from the calculation of market capitalization

40 2021 Annual Meeting of Stockholders

Fiscal 2021 Compensation for Mr. Ellison and Ms. Catz

The Compensation Committee routinely engages with our principal unaffiliated stockholders regarding executive compensation matters and takes stockholder feedback seriously (see pages 41 and 42 for details). We believe the fiscal 2021 compensation of Mr. Ellison and Ms. Catz and the subsequent modification of the PSOs described above address the feedback received from our stockholders. Mr. Ellison and Ms. Catz were awarded no new equity awards in fiscal 2021, and their overall compensation is aligned with the long-term interests of our stockholders.

Below is an excerpt of our fiscal 2021 Summary Compensation Table (SCT) showing the total compensation for Mr. Ellison and Ms. Catz. See page 52 for the full SCT and related footnotes. This table is not a substitute for the information required to be contained in the SCT.

Name	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Lawrence J. Ellison	2021	1	—	—	—	9,584,656	2,189,131	11,773,788
Safra A. Catz	2021	950,000	—	—	—	9,584,656	96,567	10,631,223

In fiscal 2021, the principal elements of compensation for each of Mr. Ellison and Ms. Catz were as follows:

•	Base Salary: $1 for Mr. Ellison (unchanged since fiscal 2011) and $950,000 for Ms. Catz (unchanged since fiscal 2012)

•	Annual Performance-Based Cash Bonus: $9,584,656 for each of Mr. Ellison and Ms. Catz

•	Long-Term Incentive Compensation:

•	No equity awards were granted in fiscal 2021 because the PSOs granted in fiscal 2018 and extended in June 2021 are intended to represent eight years of equity compensation

•	The Compensation Committee certified that the $80 stock price goal was achieved and 2,500,000 PSOs vested for each of Mr. Ellison and Ms. Catz on June 30, 2021

•

Oracle’s market capitalization increased by more than $16.7 billion compared to the baseline market capitalization during fiscal 2021, thereby satisfying the first of the PSO market capitalization goals. However, due to the rigor and long-term nature of the PSO goals, a corresponding operational performance goal has not yet been satisfied and none of the other six tranches have vested

Fiscal 2021 Compensation for All Other NEOs

The principal elements of fiscal 2021 compensation for Mr. Screven and Ms. Daley were a base salary, a cash bonus opportunity and an RSU award, as described in further detail beginning on page 44. The total compensation mix for these NEOs was heavily weighted toward equity-based awards, whose value correlates with our stock price, thus aligning their compensation with the interests of our stockholders. In the aggregate, approximately 81.4% of the fiscal 2021 total direct compensation (as reported in the SCT on page 52) for Mr. Screven and Ms. Daley was equity-based and approximately 93.2% was at risk.

Stockholder Outreach and Compensation Committee Responsiveness

The Compensation Committee actively solicits the views of our principal unaffiliated stockholders on executive compensation matters. On an annual basis, members of the Compensation Committee hold meetings with our unaffiliated stockholders at which executive compensation and other corporate governance matters are discussed at length. Thus far in fiscal 2022, we have reached out to stockholders representing approximately 29% of our outstanding unaffiliated shares (percentage based on data available as of June 30, 2021) to set up a meeting with members of the Compensation Committee, and the full Compensation Committee held video conference meetings with three institutional stockholders.

Stockholders approved our advisory say-on-pay proposal at our 2020 Annual Meeting with 59% of the votes cast voting in favor of the compensation of our NEOs. While the Board was pleased to achieve this majority vote, it was disappointed by the low support. Members of the Compensation Committee actively sought to understand what actions the Compensation Committee could take to address stockholder concerns. For a detailed summary of the Board’s response to the most critical feedback received from investors, see the table on pages 4 and 5.

2021 Annual Meeting of Stockholders 41

The most critical feedback from our investors on our executive compensation program related to the PSO awards. We understand and share our stockholders’ focus on maintaining a long-term incentive program with rigorous and meaningful performance goals that properly aligns Mr. Ellison’s and Ms. Catz’s compensation with the interests of our stockholders. As we discussed with our investors during our engagement efforts, we believe that the PSO grants achieve these goals.

•	While the grants resulted in a large amount of reported compensation in 2018, only one of the seven PSO tranches have vested to date—precisely because of the rigor of the goals.

•

Certain large stockholders expressed concern that the PSO goals were too rigorous and that the executives might be disincentivized by the lack of vesting. This feedback factored into the Compensation Committee’s decision to modify the awards in June 2021 to extend the performance period of the PSOs by three fiscal years through May 31, 2025. The Compensation Committee believes that the operational performance goals and the remaining market capitalization goals are challenging.

•

As discussed in the description of the PSO program on pages 39 and 40, the Compensation Committee believes that the goals associated with the PSOs are drivers of Oracle’s business and are tailored to focus our executives on the most important long-term strategic and operational goals of the company. The PSOs were carefully designed to drive performance in the areas that we believe would be most beneficial to Oracle and our stockholders.

Fiscal 2021 Pay Outcomes: Pay-for-Performance

A significant portion of the compensation amounts our NEOs ultimately realize are contingent on the achievement of our primary business objectives and the creation of short-term and long-term value for our stockholders. The table below summarizes the fiscal 2021 outcomes for our NEOs’ performance-based compensation. Details regarding the material elements of the PSOs and cash bonus awards can be found on pages 39 and 40 and on pages 43 to 46.

Pay Element	NEO	Fiscal 2021 Outcome
PSOs	Lawrence J. Ellison Safra A. Catz

•   The $80 stock price goal was satisfied and one tranche (1/7th) of the PSOs vested on June 30, 2021

•  Although the first market capitalization goal of the PSOs was satisfied in fiscal 2021, a corresponding operational performance goal has not yet been satisfied

Annual Cash Bonus	Lawrence J. Ellison Safra A. Catz Edward Screven	• $9,584,656 • $9,584,656 • $1,916,931 * The annual cash bonuses paid to Mr. Ellison, Ms. Catz and Mr. Screven were all paid at 192% of the target amount
	Dorian E. Daley	• $1,000,000

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program are to:

•	attract and retain highly talented and productive executive officers;

•	align the interests of our executive officers with those of our stockholders; and

•	provide incentives for their superior performance.

The Compensation Committee believes we employ some of the most talented senior executives in our industry. Our senior executives are routinely recruited as candidates to lead other large, sophisticated technology companies. Given the strength of our NEO group, the Compensation Committee believes it is critical they receive total compensation opportunities that reflect their individual skills and experiences and are commensurate with the management of an organization of Oracle’s size, scope and complexity. Further, the Compensation Committee believes that our NEOs’ compensation levels must be appropriate to retain and properly motivate them. At the same time, however, the Compensation Committee seeks to align our NEOs’ pay with the investment gains or losses of Oracle’s stockholders.

42 2021 Annual Meeting of Stockholders

Within Oracle, executive compensation is weighted most heavily toward our most senior executive officers because they have the greatest impact on our business and financial results. However, we strive to offer competitive compensation for employees at all levels of the organization in order to attract, motivate and retain employees in a competitive market for talent.

Elements of Our Executive Compensation Program

Each Element of the Program is Closely Linked to Our Business Objectives

Our executive compensation program consists of the three principal elements described in the table below. We believe this compensation mix encourages appropriate decisions that are consistent with our business strategy of constantly improving our performance and building short-term and long-term stockholder value.

Compensation Element	Designed to Reward	Relationship to Business Objectives	At-Risk
1. Long-Term Incentive Compensation (page 43)	• Success in achieving sustainable long-term results

•   Align our NEOs’ interests with long-term stockholder interests to increase overall stockholder value

•   Motivate and reward our NEOs for achieving sustainable long-term results

•   Attract and retain talented NEOs in a competitive market for talent

2. Annual Cash Bonus (page 45)	• Success in achieving annual operating results	• Motivate and reward our NEOs for achieving or exceeding annual financial performance goals • Share incremental profits earned by Oracle with our NEOs
3. Base Salary (page 45)	• Experience, knowledge of the industry, duties and scope of responsibility	• Provide a minimum, fixed level of cash compensation to attract and retain talented NEOs who can successfully design and execute our business strategy

1. Long-Term Incentive Compensation

Our philosophy with regard to granting long-term incentive compensation is to:

•	be sensitive to the overall number and value of shares of Oracle common stock underlying the equity awards granted;

•

effectively manage the overall net dilution resulting from our use of equity as a compensation tool, by granting equity awards to a relatively small number of employees, with a focus on our senior executives, engineers and high performers in other areas of our business; and

•

provide the largest awards to our top performers and individuals with the greatest responsibilities because they have the potential and ability to contribute the most to the success of our business and the creation of long-term stockholder value.

Consistent with this philosophy, our cumulative potential dilution since June 1, 2018 has been a weighted-average annualized rate of 1.0% per year. For details on the calculation of our cumulative potential dilution, see Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 13 to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2021.

Long-Term Incentive Compensation—Mr. Ellison and Ms. Catz

Fiscal 2018—PSOs Granted

In fiscal 2018, the Compensation Committee granted each of Mr. Ellison and Ms. Catz an equity award consisting entirely of PSOs that may be earned only upon the attainment of stock price, market capitalization and operational performance goals. Due to the rigor and long-term nature of the underlying performance goals, none of the goals were achieved in fiscal 2020, 2019 or 2018.

2021 Annual Meeting of Stockholders 43

Fiscal 2021—No New Equity Awards Granted; One Tranche of PSOs Earned in June 2021

In fiscal 2021, the Compensation Committee did not grant any equity awards to Mr. Ellison or Ms. Catz. No equity awards have been granted to Mr. Ellison and Ms. Catz since the PSOs were granted in fiscal 2018. The Compensation Committee intends to honor its original commitment to stockholders and does not expect to grant any equity awards to Mr. Ellison and Ms. Catz during the eight-year performance period of the PSOs.

The Compensation Committee certified that the $80 stock price goal was achieved and 2,500,000 PSOs vested for each of Mr. Ellison and Ms. Catz on June 30, 2021. Oracle’s market capitalization increased by more than $16.7 billion compared to the baseline market capitalization during fiscal 2021, thereby satisfying the first of the market capitalization goals. However, a corresponding operational performance goal has not yet been satisfied, and therefore, no additional tranches of the PSOs have vested.

Long-term incentive compensation for these NEOs is 100% performance-based. The PSOs will be earned only if Oracle both significantly grows its cloud business and increases its market capitalization by May 31, 2025. Following the extension of the end of the PSO performance period from May 31, 2022 to May 31, 2025, the PSOs are intended to represent eight years of long-term incentive compensation. Performance measured against the goals is evaluated annually. See pages 39 and 40 above for a description of these awards.

Long-Term Equity Compensation—Mr. Screven and Ms. Daley

In fiscal 2021, Mr. Screven and Ms. Daley received long-term equity compensation in the form of RSUs that vest in equal annual installments over four years from the date of grant. The Compensation Committee believes that RSUs serve as an effective performance incentive because they become more valuable as our stock price increases (which benefits all stockholders) and fully vest only if the recipient remains employed through the final vesting date. Because RSUs have value to the recipient even in the absence of stock price appreciation, RSUs help retain and incentivize employees during periods of market volatility, and result in Oracle granting fewer shares of common stock than through stock options of equivalent grant date fair value.

•	Mr. Screven received an annual award of 200,000 RSUs in fiscal 2021

•	Ms. Daley received an annual award of 175,000 RSUs in fiscal 2021

Long-term incentive compensation for these executive officers is 100% time-based. In determining the long-term incentive compensation to be awarded to Mr. Screven and Ms. Daley, the Compensation Committee desired to provide strong retention incentives with upside tied to stockholder returns. The Compensation Committee considered the critical nature of the roles that Mr. Screven and Ms. Daley perform, their performance in such roles, and the fact that neither oversees revenue-generating lines of business but instead both focus on compliance matters: Mr. Screven oversees Oracle’s security compliance; and Ms. Daley oversees legal compliance. The Compensation Committee believes that awarding performance-based long-term incentive compensation to these particular executives could create undesirable incentives.

Equity Awards and Grant Administration

The Board has designated the Compensation Committee as the administrator of the 2020 Equity Plan and the Directors’ Stock Plan. The Compensation Committee, among other things:

•	selects award recipients under the 2020 Equity Plan,

•	approves the form of grant agreements,

•	determines the terms and restrictions applicable to the equity awards, and

•	adopts sub-plans for particular subsidiaries or locations.

We have a policy of generally granting equity awards on pre-established dates. The Board has delegated to an executive officer committee the authority to approve a capped number of equity award grants to certain employees. The executive officer committee cannot grant equity to non-employees or to certain executives. Equity awards approved by either the Compensation Committee or the executive officer committee during a calendar month are typically granted together on a pre-established day of the following month.

The Compensation Committee and F&A Committee also monitor the dilution and “overhang” effects of our outstanding equity awards in relation to the total number of outstanding shares of Oracle common stock. We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates.

44 2021 Annual Meeting of Stockholders

2. Annual Cash Bonuses

Performance-Based Cash Bonuses under the Executive Bonus Plan

Our stockholder-approved Executive Bonus Plan is intended to motivate our senior executives by rewarding them when our annual financial performance objectives are met or exceeded. Under the Executive Bonus Plan, the Compensation Committee assigns each participant an annual target cash bonus opportunity and establishes the financial performance metric or metrics that must be achieved before an award will be paid to the participant for the year. The Compensation Committee changed the financial performance metric for determining our NEOs’ bonuses for fiscal 2021 from year-over-year growth in our non-GAAP pre-tax profits, which was the metric used in recent years, to non-GAAP operating income growth (other than for Ms. Daley whose bonus arrangement is described below). The Compensation Committee selected non-GAAP operating income growth in part because it is the metric that funds our discretionary corporate bonus plan for all eligible employees (including Ms. Daley). The Compensation Committee believes this alignment in bonus metrics is advantageous because it ensures all NEOs are working towards a common goal. Additionally, management regularly uses this metric internally to understand, manage and evaluate our business performance and make operating decisions with a view to the creation of stockholder value. Furthermore, as a measure of profitability, this metric requires our NEOs to manage multiple variables (i.e., revenues and operating expenses) in achieving the goal of growing our non-GAAP operating income, which the Board believes to be an important measure of Oracle’s financial performance and value creation for our stockholders, and, unlike non-GAAP pre-tax profits, does not penalize our senior executives for the impact of items not directly related to our core business operation.

Under the bonus formula, if Oracle’s non-GAAP operating income does not grow year-over-year, then our NEOs will not receive any bonuses under the Executive Bonus Plan even if Oracle has been profitable. The Compensation Committee has discretion to reduce or eliminate but not increase the award determined by the bonus formula.

Between fiscal 2020 and fiscal 2021, our non-GAAP operating income grew by approximately $1.6 billion. Non-GAAP operating income as defined under the Executive Bonus Plan for fiscal 2021 reflects adjustments based on cloud services and license support revenues, stock-based compensation expenses, amortization of intangible assets, acquisition related and other expenses, and restructuring expenses. For additional explanations of our non-GAAP measures, see our Current Report on Form 8-K filed with the SEC on June 15, 2021.

Based on the growth of our non-GAAP operating income and the bonus plan formula approved by the Compensation Committee, Mr. Ellison and Ms. Catz each received a bonus of $9,584,656 (192% of the target amount) and Mr. Screven received a bonus of $1,916,931 (192% of the target amount).

Cash Bonus Opportunity for Ms. Daley

As Executive Vice President and General Counsel, Ms. Daley oversees all legal matters at Oracle and manages a large-scale multinational legal team. Because Ms. Daley is not directly responsible for Oracle’s financial performance, the Compensation Committee believes it is inappropriate for Ms. Daley to participate in the Executive Bonus Plan described above. At the beginning of fiscal 2021, the Compensation Committee set a target bonus opportunity of $750,000 for Ms. Daley, subject to a $1,500,000 cap, based on, among other things, an assessment of Ms. Daley’s performance of her role and responsibilities, competitive pay data drawn from the companies in our compensation peer group, input from its independent compensation consultant and the recommendation of our CEO to whom Ms. Daley reports. After fiscal 2021 year end, the Compensation Committee granted Ms. Daley a bonus of $1,000,000 (133% of target) in recognition of Ms. Daley’s significant contributions to Oracle’s legal strategy and successes. Ms. Daley’s bonus was paid above target based on Oracle’s overall financial performance in fiscal 2021. Discretionary bonuses were paid to eligible employees company-wide following fiscal year end due to our strong financial performance in fiscal 2021.

3. Base Salary

The base salaries of Mr. Ellison and Ms. Catz have not increased in over nine years. Base salary represents the only fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline amount of annual compensation for our NEOs. When setting base salary levels, the Compensation Committee considers the base salaries paid to NEOs in comparable positions at the companies in our compensation peer group, Oracle’s performance and the individual NEO’s contributions to Oracle.

2021 Annual Meeting of Stockholders 45

Mr. Ellison’s base salary is set at $1 consistent with the Compensation Committee’s view that his entire total direct compensation opportunity should be “at-risk.” Ms. Catz’s base salary is $950,000 and has not changed in over nine years. In fiscal 2021, Mr. Screven received a base salary of $800,000 and Ms. Daley received a base salary of $875,000.

Limited Perquisites and Other Personal Benefits

In fiscal 2021, we provided our NEOs with certain limited perquisites and other personal benefits, each of which the Compensation Committee believes are reasonable and in the best interests of Oracle and our stockholders. The amounts of all perquisites and other personal benefits provided to our NEOs are reported in the “All Other Compensation” column of the SCT below.

Residential Security

The Board has established a residential security program for the protection of our most senior executives based on an assessment of risk, which includes consideration of the executive’s position and work location. We require these security measures for Oracle’s benefit because of the importance of these executives to Oracle, and we believe these security costs are necessary and appropriate business expenses since these costs arise from the nature of the executives’ employment at Oracle.

The Compensation Committee reviews and approves the residential security budget each year, which includes a review of the actual and credible threats made against our senior executives during the last completed fiscal year. For Mr. Ellison, Oracle pays for the annual costs of security personnel at his primary residence. Mr. Ellison pays for all security costs for his other residences. Mr. Ellison’s security costs increased in fiscal 2021 as compared to the prior year due to a change in his primary residence. For Ms. Catz, Oracle pays for additional leased office space for executive protection staff located near her primary residence.

We view the security services provided for our senior executives as an integral part of our risk management program and as necessary and appropriate business expenses. However, because they may be viewed as conveying a personal benefit to these individuals, we have reported the aggregate incremental costs to Oracle of these services in the “All Other Compensation” column of the SCT below.

Aircraft Use

Our company-owned aircraft are considered a business tool to be used for essential business purposes only. Our policy regarding the use of company-owned aircraft provides that use of the aircraft for non-business travel is prohibited, subject to certain limited exceptions. We permit our NEOs to be accompanied by guests during business trips on company-owned aircraft. We believe there is no aggregate incremental cost to Oracle as a result of our NEOs being accompanied by guests when traveling on Oracle business. However, in certain instances, a portion of the aircraft costs attributable to non-business passengers cannot be deducted by Oracle for corporate income tax purposes. When applicable, we disclose the amount of these incremental forgone tax deductions in the footnotes accompanying the SCT. In fiscal 2021, use of our company-owned aircraft did not result in a loss of a corporate income tax deduction.

Pension Benefits or Supplemental Retirement Benefits

During fiscal 2021, other than the 401(k) Plan and our deferred compensation programs, we did not provide any pension or retirement benefits to our NEOs and do not believe that these types of benefits are necessary to further the objectives of our executive compensation program.

We offer the 1993 Deferred Compensation Plan (the Cash Deferred Compensation Plan) to certain employees, including eligible NEOs, under which participants may elect to defer all or a portion of their base salary and annual performance-based cash bonus. We also offer certain employees, including eligible NEOs, the ability to defer the settlement of their earned and vested RSUs under the terms of the Oracle Corporation Stock Unit Award Deferred Compensation Plan (the RSU Deferred Compensation Plan). We offer these plans because we believe they are competitive elements of compensation for our NEOs. For a description of our Cash Deferred Compensation Plan and RSU Deferred Compensation Plan, see “Fiscal 2021 Non-Qualified Deferred Compensation” on page 55.

46 2021 Annual Meeting of Stockholders

Severance, Change in Control and Death Benefits

Each of our NEOs is employed “at will.” None of our NEOs has an employment agreement with Oracle that provides for payments or benefits in the event of a termination of employment or in connection with a change in control of Oracle.

If Oracle is acquired, all RSUs and time-based stock options granted to our employees (including our NEOs) under the 2020 Equity Plan and the Amended and Restated 2000 Long-Term Equity Incentive Plan (the Prior Plan) will become fully vested if (1) the equity awards are not assumed or (2) the equity awards are assumed and the holder’s employment is terminated without cause within 12 months after the acquisition. The vesting acceleration provisions apply to all employees who receive or have received equity awards under the 2020 Equity Plan and/or the Prior Plan and they are not subject to any other material conditions or obligations.

Pursuant to the terms of the PSO grant agreements, in the event of a change in control of Oracle, any unvested tranches subject to market capitalization goals and operational performance goals will be earned only to the extent any unmatched market capitalization goals have been met on or before the trading date immediately prior to the change in control.

In addition, if any employee of Oracle dies while employed by Oracle, Oracle’s standard forms of RSU grant agreement under the 2020 Equity Plan and the Prior Plan provide for one additional tranche of vesting of RSUs for all grantees, including executives. Pursuant to the terms of the PSO grant agreements, upon the applicable NEO’s death, his or her unvested PSOs remain outstanding and eligible to vest through the next vesting measurement date following his or her death. The Prior Plan also provided for two additional tranches of vesting of time-based stock options upon a grantee’s death, including executives.

Determination of Executive Compensation Amounts for Fiscal 2021

Factors Considered in Setting Fiscal 2021 Compensation for Our NEOs

The Compensation Committee approved our NEOs’ fiscal 2021 compensation and determined that the fiscal 2021 compensation levels were appropriate and necessary to reward, retain and motivate our NEOs based on our executive compensation philosophy and the Compensation Committee’s subjective evaluations of:

•	the potential future contributions our NEOs can make to our success and our NEOs’ roles in executing our business strategies;

•	our desired future financial performance in each NEO’s principal areas of responsibility and the degree to which we wish to provide incentives for him or her;

•	each NEO’s past performance, experience and level of responsibility;

•	the Compensation Committee’s belief that many of the NEOs could lead another company and the goal of protecting against recruiting efforts by other companies;

•	the complexity of our business and ongoing increases in workloads and responsibilities for our NEOs;

•	each NEO’s expected progress toward goals within his or her areas of responsibility;

•	each NEO’s skills, knowledge and experience;

•	the appropriate mix of compensation (i.e., short-term versus long-term, fixed versus variable) for each NEO; and

•	any other factors the Compensation Committee deems appropriate.

The Compensation Committee does not have a set formula by which it determines which of these factors is more or less important, and the specific factors used and their weighting may vary among individual NEOs and over time. When determining the size of the equity awards, the Compensation Committee considers both the overall size of the awards and the potential value of the awards.

Compensation Decision-Making Process and the Role of Executive Officers

The Compensation Committee deliberates on, determines and approves our NEOs’ compensation based on the collective subjective judgment of its members, which is guided by their significant collective business experience, and their evaluation of the factors above. See “Board of Directors—Nominees for Directors—Director Qualifications” on page 10 for a discussion of the expertise and skills of each of our Compensation Committee members. None of our NEOs determines his or her own compensation.

2021 Annual Meeting of Stockholders 47

Fiscal 2021 Compensation for Mr. Ellison, Chairman and CTO

Long-Term Incentive Compensation	None granted; One tranche of PSOs vested on June 30, 2021 upon achievement of the $80 stock price goal

Performance-Based Cash Bonus

A cash bonus opportunity under the Executive Bonus Plan based on 0.5924% multiplied by the growth in our non-GAAP operating income over the preceding fiscal year.

Mr. Ellison received a bonus payment of $9,584,656

Annual Base Salary	$1 (unchanged since fiscal 2011)

In addition to the factors described above, the Compensation Committee approved this compensation package based on, among other factors, competitive pay data drawn from the companies in our compensation peer group, input from the Compensation Committee’s independent compensation consultant, and an assessment of Mr. Ellison’s overall responsibility for business strategy, operations and corporate vision. The Compensation Committee emphasized the objectives of retaining his services and providing meaningful incentives for superior performance and engagement. The Compensation Committee believes that Mr. Ellison, as Oracle’s Founder who has guided the company for over 40 years, is invaluable. Although Mr. Ellison has a significant equity interest in Oracle, the Compensation Committee believes his annual compensation package is necessary to maintain the focus of his visionary drive and his active role in our operations, technology, strategy and growth. The Compensation Committee also believes that Mr. Ellison’s role as an executive at Oracle is distinct from his roles as a director and significant stockholder.

Fiscal 2021 Compensation for Ms. Catz, CEO

Long-Term Incentive Compensation	None granted; One tranche of PSOs vested on June 30, 2021 upon achievement of the $80 stock price goal

Performance-Based Cash Bonus

A cash bonus opportunity under the Executive Bonus Plan based on 0.5924% multiplied by the growth in our non-GAAP operating income over the preceding fiscal year.

Ms. Catz received a bonus payment of $9,584,656

Annual Base Salary	$950,000 (unchanged since fiscal 2012)

In addition to the factors described above, the Compensation Committee approved this compensation package based on, among other factors, competitive pay data drawn from the companies in our compensation peer group, input from the Compensation Committee’s independent compensation consultant, and an assessment of Ms. Catz’s significant role and responsibilities with Oracle. As our CEO, Ms. Catz is responsible for Oracle’s long-term strategy, culture and financial performance. As our principal financial officer, she also has oversight and responsibility for the accuracy and integrity of our financial results.

Fiscal 2021 Compensation for Mr. Screven, Executive Vice President, Chief Corporate Architect

Long-Term Incentive Compensation	An annual award of 200,000 RSUs

Cash Bonus

A cash bonus opportunity under the Executive Bonus Plan based on 0.1185% multiplied by the growth in our non-GAAP operating income over the preceding fiscal year. Mr. Screven received a bonus payment of $1,916,931

Annual Base Salary	$800,000 (unchanged since fiscal 2020)

In addition to the factors described above, the Compensation Committee approved this compensation package based on, among other factors, competitive pay data drawn from the companies in our compensation peer group, input from the Compensation Committee’s independent compensation consultant, and the recommendations of our CEO and CTO. The Compensation Committee determined that Mr. Screven drives technology and architecture decisions across all Oracle products to ensure that product development is consistent with Oracle’s overall long-term strategy. Mr. Screven also plays a critical role by leading company-wide strategic initiatives, including with respect to industry standards and cybersecurity.

48 2021 Annual Meeting of Stockholders

Fiscal 2021 Compensation for Ms. Daley, Executive Vice President and General Counsel

Long-Term Incentive Compensation	An annual award of 175,000 RSUs

Cash Bonus	A target cash bonus opportunity of $750,000, subject to a $1,500,000 cap. Ms. Daley received a bonus payment of $1,000,000

Annual Base Salary	$875,000 (unchanged since fiscal 2020)

In addition to the factors described above, the Compensation Committee approved this compensation package based on, among other factors, competitive pay data drawn from the companies in our compensation peer group, input from the Compensation Committee’s independent compensation consultant, the recommendation of our CEO, and an assessment of Ms. Daley’s significant role and responsibilities overseeing all legal matters at Oracle and managing a large-scale multinational legal team. In particular, Ms. Daley plays a critical role in setting the strategy for Oracle’s litigation and regulatory matters and provides leadership in the areas of compliance and ethics, data protection and privacy, intellectual property and corporate governance, among other responsibilities.

Other Factors in Setting Executive Compensation

Compensation Consultant

The Compensation Committee selected and directly engaged Compensia, Inc. (Compensia), a national compensation consulting firm, as its compensation advisor for fiscal 2021 to provide analysis and market data on executive and director compensation matters, both generally and within our industry. Compensia advised the Compensation Committee on potential replacement equity compensation programs and factors to consider when modifying the PSOs. Compensia also assisted the Compensation Committee with a comparison of our non-employee director compensation policies and practices and our executive compensation policies and practices against a group of peer companies (as determined and identified below), with reviewing the annual risk assessment of our compensation policies and practices applicable to our NEOs and other employees, and with setting the appropriate financial performance metric for determining our NEOs’ bonuses for fiscal 2021. Compensia did not determine or recommend any amounts or levels of our executive compensation for fiscal 2021.

The Compensation Committee recognizes that it is essential to receive objective advice from its external advisors. Consequently, the Compensation Committee is solely responsible for retaining and terminating Compensia. Compensia reports directly to the Compensation Committee and Compensia did not provide any other services to Oracle during fiscal 2021. The Compensation Committee has determined that the work resulting from Compensia’s engagement did not raise any conflicts of interest.

Peer Company Executive Compensation Comparison

The Compensation Committee, in consultation with Compensia, annually establishes a group of peer companies, which are generally in the technology sector, for comparative purposes based on a number of factors, including:

•	their size and complexity;

•	their market capitalization;

•	their competition with us for talent;

•	the nature of their businesses;

•	the industries and regions in which they operate; and

•

the structure of their executive compensation programs (including the extent to which they rely on annual bonuses and other forms of variable, performance-based incentive compensation) and the availability of information about these programs.

For fiscal 2021, the companies comprising the compensation peer group consisted of:

Accenture plc	Facebook, Inc.	QUALCOMM Incorporated
Alphabet Inc.	Hewlett-Packard Enterprise Company	salesforce.com, inc.
Amazon.com, Inc.	Intel Corporation	SAP SE
Apple Inc.	International Business Machines Corporation
Cisco Systems, Inc.	Microsoft Corporation

2021 Annual Meeting of Stockholders 49

In determining fiscal 2021 executive compensation, the Compensation Committee considered, among other factors, executive pay information drawn from this group of peer companies and from the Radford 2020 Executive Compensation Survey for comparative purposes. However, the Compensation Committee did not use such information to tie any executive’s individual compensation to specific target percentiles.

Risk Assessment of Our Executive Compensation Policies and Practices

As part of its annual compensation-related risk review, the Compensation Committee considered, among others, the following factors which mitigate incentives for our executive officers to take inappropriate risks:

•

The PSOs granted to Mr. Ellison and Ms. Catz are divided into seven equal tranches that are eligible to be earned based on the attainment of rigorous stock price, market capitalization and operational performance goals within eight fiscal years of the date of grant. Consequently, Mr. Ellison and Ms. Catz will only realize value from their equity awards through sustained long-term appreciation of our stock price and significant growth in our cloud business, which mitigates excessive short-term risk taking.

•

All annual performance-based cash bonuses are subject to a specified dollar cap that limits the maximum amount payable to an NEO and may be decreased in the Compensation Committee’s discretion, which protects against an NEO receiving a windfall or disproportionately large bonus relative to the Compensation Committee’s assessment of our actual financial performance. The cash bonus Ms. Daley is eligible to earn is also subject to a specified dollar cap set by the Compensation Committee at the beginning of each fiscal year.

•

The financial metric used in the Executive Bonus Plan for Mr. Ellison, Ms. Catz and Mr. Screven is year-over-year growth in Oracle’s non-GAAP operating income. The Compensation Committee changed the financial performance metric for determining our NEOs’ bonuses for fiscal 2021 from year-over-year growth in our non-GAAP pre-tax profits, which was the metric used in recent years, to non-GAAP operating income growth (other than for Ms. Daley). The Compensation Committee selected non-GAAP operating income growth in part because it is the metric that funds our discretionary corporate bonus plan for all eligible employees (including Ms. Daley). The Compensation Committee believes this alignment in bonus metrics is advantageous because it ensures all NEOs are working towards a common goal. Additionally, our management regularly uses this metric to understand, manage and evaluate our business and make operating decisions. Using this metric for the annual performance-based cash bonus opportunities further aligns these NEOs’ interests with our business goals.

•

We maintain a compensation recovery (clawback) policy that allows us to recover or cancel any cash bonuses paid that are awarded as a result of achieving financial performance goals that are not met under any restated financial results.

•

Each of our senior officers is subject to robust stock ownership requirements described in “Corporate Governance—Stock Ownership Guidelines for Directors and Senior Officers” on page 26. Our senior officers would experience significant lost value in their holdings of Oracle common stock and potentially all of the value of their Oracle stock options and other equity awards if our stock price suffered an extended decline due to inappropriate or unnecessary risk taking.

Tax and Accounting Considerations

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. The Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, including the grandfathering rules applicable to the PSOs. However, the Compensation Committee retains the discretion to award compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Accounting considerations also play a role in the design of our executive compensation program. Accounting rules require us to expense the grant date fair values of our equity awards (that is, the value of our equity awards based on U.S. GAAP), which reduces the amount of our reported profits under U.S. GAAP. Because of this stock-based expensing and the impact of dilution to our stockholders, we closely monitor the number, share amounts and the fair values of the equity awards that are granted each year.

50 2021 Annual Meeting of Stockholders

2020 Stockholder Advisory Vote on Executive Compensation

At our annual meeting of stockholders in November 2020, we conducted our annual advisory vote on the fiscal 2020 compensation of our NEOs (a “say-on-pay” vote). The compensation of our NEOs received support from approximately 59% of the votes cast on the say-on-pay proposal. While we were pleased to achieve this majority vote, we would like to continue to increase stockholder support for our NEO compensation. To that end, the Compensation Committee engages in regular discussions with our principal unaffiliated stockholders regarding their views on executive compensation matters and takes such input into account in making compensation decisions (see page 41 for details).

Other Compensation Policies

Compensation Recovery (Clawback) Policy

We have adopted a clawback policy for our executive officers providing that if Oracle restates its reported financial results, we will seek to recover or cancel any cash bonuses paid that were awarded as a result of achieving financial performance goals that are not met under the restated financial results. When the SEC adopts final clawback policy rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will revise our policy to comply with such rules.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:	George H. Conrades, Chair Naomi O. Seligman, Vice Chair Charles W. Moorman IV Leon E. Panetta

2021 Annual Meeting of Stockholders 51

Fiscal 2021 Summary Compensation Table

The following table provides summary information concerning cash, equity and other compensation awarded to, earned by or paid to our NEOs in fiscal 2021, 2020 and 2019.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Lawrence J. Ellison	2021	1	—	—	—	9,584,656	2,189,131	11,773,788
Chairman and Chief Technology Officer	2020	1	—	—	—	—	1,716,114	1,716,115
	2019	1	—	—	—	—	1,662,827	1,662,828
Safra A. Catz	2021	950,000	—	—	—	9,584,656	96,567	10,631,223
Chief Executive Officer*	2020	950,000	—	—	—	—	14,055	964,055
	2019	950,000	—	—	—	—	15,981	965,981
Edward Screven	2021	800,000	—	10,722,000	—	1,916,931	5,951	13,444,882
EVP, Chief Corporate Architect	2020	800,000	—	—	—	—	6,555	806,555
	2019	700,000	—	33,460,000	—	—	8,619	34,168,619
Dorian E. Daley	2021	875,000	1,000,000	9,381,750	—	—	8,276	11,265,026
EVP and General Counsel	2020	875,000	—	9,256,500	—	—	8,422	10,139,922
	2019	825,000	400,000	6,766,500	—	—	8,291	7,999,791

*	Ms. Catz also serves as our principal financial officer.

(1)

The amounts reported in this column represent the aggregate grant date fair values of RSUs (for Mr. Screven and Ms. Daley) granted during the relevant fiscal years computed in accordance with FASB ASC 718. For information on the valuation assumptions used in our computations, see Note 13 to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2021. See “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Incentive Compensation—Mr. Screven and Ms. Daley” on page 44 for a discussion of these awards. The amounts reported do not reflect whether the NEO has actually realized or will realize an economic benefit from the awards.

(2)	For fiscal 2021, the amounts reported in this column include:

(a)

Company matching contributions under our 401(k) Plan of $5,100 for each of Ms. Catz and Ms. Daley and $2,880 for Mr. Screven. Our employees, including our NEOs, are eligible to participate in our 401(k) Plan and we match 50% of an eligible salary deferral up to the first 6% of such deferrals, not to exceed $5,100 in a calendar year and subject to a multi-year vesting schedule.

(b)

Flexible credits used toward covering the premiums for cafeteria-style benefit plans, including life insurance and long-term disability benefits, in the amount of $648 for Mr. Ellison, $5,664 for Ms. Catz, $2,818 for Mr. Screven and $2,923 for Ms. Daley. All Oracle employees are eligible to receive flexible credits.

(c)

Security-related costs and expenses of $2,178,353 for Mr. Ellison’s residence and $85,550 for Ms. Catz’s residence. Pursuant to a residential security program, as described in “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Limited Perquisites and Other Personal Benefits—Residential Security” on page 46, our most senior executives are required to maintain home security systems. We believe these security costs and expenses are necessary and appropriate business expenses.

(d)

Legal counsel fees of $10,130 for Mr. Ellison and $253 for each of Ms. Catz, Mr. Screven and Ms. Daley. We hire legal counsel to assist our executives with complying with reporting obligations under applicable laws in connection with their personal political campaign contributions.

(e)

We permit our NEOs to be accompanied by guests on private aircraft leased or owned by Oracle, which are expected to be used for business travel. This may be deemed to be a “personal benefit” for our NEOs although we believe there was no aggregate incremental cost to us during fiscal 2021. This use in fiscal 2021 did not result in a loss of a corporate income tax deduction.

52 2021 Annual Meeting of Stockholders

Grants of Plan-Based Awards During Fiscal 2021

The following table shows equity and non-equity awards granted to our NEOs during fiscal 2021. The equity awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2021 Year-End table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Award Type	Threshold ($)	Target (1) ($)	Maximum (1) ($)
Lawrence J. Ellison		Cash Bonus	—	5,000,000	10,000,000
Safra A. Catz		Cash Bonus	—	5,000,000	10,000,000
Edward Screven	8/4/2020	RSUs				200,000	10,722,000
		Cash Bonus	—	1,000,000	2,000,000
Dorian E. Daley	8/4/2020	RSUs				175,000	9,381,750

(1)

The target plan award amounts reported in these columns are determined based on our internal profitability expectations for the fiscal year multiplied by the individual’s bonus percentage under the Executive Bonus Plan. The maximum plan award amounts are equal to 200% of the applicable target. The actual payout amount for fiscal 2021 under the Executive Bonus Plan was $9,584,656 for Mr. Ellison, $9,584,656 for Ms. Catz and $1,916,931 for Mr. Screven, as reported in the “Non-Equity Incentive Plan Compensation” column of the SCT above. See “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Annual Cash Bonuses” beginning on page 45 for a discussion of the material features of the Executive Bonus Plan for fiscal 2021.

(2)	The RSUs reported in this column were granted under our Prior Plan. The RSUs vest 25% per year over four years on the anniversary of the date of grant.

2021 Annual Meeting of Stockholders 53

Outstanding Equity Awards at Fiscal 2021 Year-End

The following table provides information on the outstanding PSOs, RSUs and time-based stock options held by our NEOs as of May 31, 2021.

		Option Awards (1)					Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3) (#)	Market Value of Shares or Units of Stock That Have Not Vested (4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) ($)
Lawrence J.	7/20/2017	—	—	17,500,000	51.13	7/20/2025
Ellison	7/24/2014	2,250,000	—	—	40.47	7/24/2024
	7/1/2013	7,000,000	—	—	30.11	7/1/2023
	7/5/2012	7,000,000	—	—	29.72	7/5/2022
Safra A. Catz	7/20/2017	—	—	17,500,000	51.13	7/20/2025
	10/5/2014	500,000	—	—	38.89	10/5/2024
	7/24/2014	2,250,000	—	—	40.47	7/24/2024
	7/1/2013	5,000,000	—	—	30.11	7/1/2023
	7/5/2012	5,000,000	—	—	29.72	7/5/2022
Edward Screven	8/4/2020						200,000	15,748,000	—	—
	12/5/2018						250,000	19,685,000	—	—
	6/27/2018						125,000	9,842,500	—	—
	9/5/2017						15,625	1,230,313	—	—
	7/10/2017						46,875	3,690,938	—	—
	7/24/2014	700,000	—	—	40.47	7/24/2024
	7/1/2013	700,000	—	—	30.11	7/1/2023
	11/30/2012	200,000	—	—	32.18	11/30/2022
	7/5/2012	700,000	—	—	29.72	7/5/2022
Dorian E. Daley	8/4/2020						175,000	13,779,500	—	—
	6/27/2019						127,500	10,039,350	—	—
	6/27/2018						81,250	6,397,625	—	—
	7/10/2017						40,625	3,198,813	—	—
	6/30/2016	325,000	—	—	40.93	6/30/2026
	7/2/2015	125,000	—	—	40.36	7/2/2025

(1)	All time-based stock options and RSUs vest or vested 25% per year over four years on each anniversary of the date of grant.

(2)

The amounts in this column reflect unearned and unvested PSOs as of May 31, 2021. The PSOs are divided into seven equal tranches that are eligible to be earned based on the attainment of certain stock price, market capitalization and operational performance goals within eight fiscal years of the date of grant. The $80 stock price goal was satisfied and one tranche (1/7th) of the PSOs vested on June 30, 2021. See “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Incentive Compensation” on page 43 and “Executive Summary—Eight-Year Performance-Based Stock Options” on pages 39 and 40 for a discussion of the material features of these awards, including the vesting criteria.

(3)

For Mr. Screven and Ms. Daley, this column reflects unvested RSUs, which vest in equal annual installments over four years. See “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Incentive Compensation—Mr. Screven and Ms. Daley” on page 44 for a discussion of the material features of these awards, including the vesting criteria.

(4)	Value calculated using the closing market price of Oracle common stock on May 28, 2021 ($78.74 per share).

54 2021 Annual Meeting of Stockholders

Option Exercises and Stock Vested During Fiscal 2021

The following table provides information on our NEOs’ exercise of stock options and the vesting of our NEOs’ RSUs during fiscal 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Lawrence J. Ellison	18,500,000	674,133,655	—	—
Safra A. Catz	7,250,000	228,909,461	—	—
Edward Screven	1,400,000	52,261,580	153,125	16,844,500 (3)
Dorian E. Daley	312,500	7,094,196	144,063	7,953,209

(1)

The value realized on exercise is calculated as the difference between the market price of Oracle common stock at the time of exercise and the applicable exercise price of the stock options multiplied by the number of exercised shares.

(2)

The value realized on vesting equals the closing market price of Oracle common stock on the vesting date multiplied by the number of vested shares. The value realized on vesting is not necessarily indicative of value actually received by the NEO, as the NEO may choose to hold (rather than sell) some or all of the shares acquired upon vesting.

(3)

Includes the value of the vested portions of RSU awards granted on September 5, 2017 and December 5, 2018 for which Mr. Screven elected to defer receipt under the RSU Deferred Compensation Plan. The value of the deferred RSUs realized on vesting is also reflected in the “Executive Contributions in FY 2021” column of the Fiscal 2021 Non-Qualified Deferred Compensation table below. The actual value of the RSUs realized upon settlement may be different than the value reflected in this table.

Fiscal 2021 Non-Qualified Deferred Compensation

Our NEOs and certain other highly compensated employees are eligible to enroll in our Cash Deferred Compensation Plan and RSU Deferred Compensation Plan.

Cash Deferred Compensation Plan

Under the Cash Deferred Compensation Plan, employees may elect to defer annually the receipt of a portion of their compensation and thereby defer taxation of these deferred amounts until actual payment of the deferred amounts in future years. Participants may elect to defer base salary, bonus and commissions earned during a given year. The maximum amount of compensation permitted to be deferred is the amount remaining after all deductions for other benefits and taxes are first deducted from the gross payment. Participants may defer payment until age 59 1/2 or until termination of employment, subject to earlier payment in the event of a change in control of Oracle or death. Distributions may be made, at the participant’s option, in a lump sum payment or in installments over a period of five or ten years.

Participants may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments selected by them. Almost all of the investment options in our Cash Deferred Compensation Plan are identical, subject to certain asset class variations, to the investment options in our 401(k) Plan.

RSU Deferred Compensation Plan

Under the RSU Deferred Compensation Plan, employees may elect to defer the receipt of either 0% or 100% of their earned and vested RSUs and thereby defer taxation of the awards. Participants may elect to defer receipt for five or ten years from the grant date of the award, or until termination of employment, subject to earlier payment in the event of death and certain other circumstances. Distributions may be made, at the participant’s option, in a lump sum payment or in installments over a period of five or ten years. Dividend equivalents are credited to participants’ accounts after deferred RSUs have vested.

2021 Annual Meeting of Stockholders 55

The table below provides information on the non-qualified deferred compensation of our NEOs in fiscal 2021.

Name	Executive Contributions in FY 2021 ($)	Registrant Contributions in FY 2021 ($)	Aggregate Earnings in FY 2021 ($) (1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at FY 2021-end ($)
Lawrence J. Ellison Cash Deferred Compensation (2)	—	—	12,465,446	—	42,681,432
Safra A. Catz	—	—	—	—	—
Edward Screven
Cash Deferred Compensation (3)	704,000	—	945,241	—	4,039,263
RSU Deferred Compensation (4)	8,365,781	—	6,956,881	—	23,821,340
Dorian E. Daley	—	—	—	—	—

(1)	The amounts shown in the “Aggregate Earnings in FY 2021” column are not included in the SCT for fiscal 2021 because such earnings were not preferential or above-market.

(2)

Mr. Ellison is not currently eligible to participate in the Cash Deferred Compensation Plan or the RSU Deferred Compensation Plan because his base salary is $1. Amounts shown for Mr. Ellison relate to contributions made when he was eligible to participate in the Cash Deferred Compensation Plan.

(3)

Mr. Screven participates in the Cash Deferred Compensation Plan. The amount shown in the “Executive Contributions in FY 2021” column represents a portion of the base salary reported for Mr. Screven in the SCT for fiscal 2021. The amount shown in the “Aggregate Balance at FY 2021-end” column for Mr. Screven includes $587,917 that was previously reported in the SCT for fiscal 2019 and $328,000 that was previously reported in the SCT for fiscal 2018.

(4)

Mr. Screven deferred receipts of RSU awards granted on September 5, 2017 and December 5, 2018 under the RSU Deferred Compensation Plan. All contributions shown are attributable to the value of 140,625 deferred RSUs realized on vesting in fiscal 2021. All earnings shown are attributable to credited dividend equivalents and an increase in our stock price as measured on May 31, 2021. No amounts shown were reported in the SCT compensation for fiscal 2021. The grant date fair value of Mr. Screven’s deferred RSU award granted on September 5, 2017 ($2,961,875) was previously reported in the SCT in fiscal 2018. The grant date fair value of Mr. Screven’s deferred RSU award granted on December 5, 2018 ($23,050,000) is reported in the SCT for fiscal 2019.

Potential Payments Upon Termination or Change in Control

Typically, we have entered into an employment offer letter with each of our NEOs upon hire that provides the executive is employed “at will.” None of these employment offer letters with our NEOs provide for payments or benefits upon a termination of employment or in connection with a change in control of Oracle. Only the 2020 Equity Plan, the Prior Plan and the PSOs provide for payments upon a termination of employment or a change in control, as described below.

No “Single-Trigger” Change in Control Benefits Under Our Equity Plan and Equity Awards

Under the 2020 Equity Plan and the Prior Plan, the vesting of RSUs and time-based stock options, including those held by our NEOs, will accelerate only if both of the following events occur:

•	Oracle is acquired; and

•	either the equity awards are not assumed, or the equity awards are assumed and the recipient’s employment is terminated without cause within 12 months following the acquisition.

Pursuant to the terms of the PSO grant agreements, in the event of a change in control, any unvested tranches subject to market capitalization goals and operational performance goals will be earned to the extent any unmatched market capitalization goals have been met on or before the trading date immediately prior to the change in control.

The following table provides the intrinsic value as of May 28, 2021 (the last trading day of our fiscal year) of the unvested RSUs and “in-the-money” time-based stock options held by our NEOs that would accelerate under the circumstances described in the preceding paragraphs. The intrinsic values of the unvested RSUs were calculated by

56 2021 Annual Meeting of Stockholders

multiplying the unvested RSUs by the closing market price of Oracle common stock on May 28, 2021 ($78.74 per share). The intrinsic value of the stock options was calculated by multiplying the number of unvested shares by the amount by which the closing market price of Oracle common stock on May 28, 2021 exceeded the exercise price of the related option. The table includes the intrinsic value of one tranche of unearned PSOs as the first PSO market capitalization goal was achieved in fiscal 2021 but a corresponding operational performance goal has not yet been satisfied.

Name	Intrinsic Value of Unvested Equity Awards ($)
Lawrence J. Ellison	69,025,000
Safra A. Catz	69,025,000
Edward Screven	50,196,750
Dorian E. Daley	33,415,288

Death Benefits

If any employee of Oracle dies while employed by Oracle, two additional tranches of time-based stock options (if any) granted pursuant to the Prior Plan will vest upon his or her death. Oracle’s standard form of RSU grant agreement also provides for one additional tranche of vesting of RSUs for all grantees, including executives. Pursuant to the terms of the PSO grant agreements, upon the applicable NEO’s death, his or her unvested PSOs are subject to the same vesting terms through the next vesting measurement date following his or her death.

The following table provides the intrinsic value as of May 28, 2021 (the last trading day of our fiscal year) of unvested RSUs and “in-the-money” time-based stock options held by our NEOs that would accelerate on death. The intrinsic values of the unvested RSUs were calculated by multiplying the accelerated RSUs by the closing market price of Oracle common stock on May 28, 2021 ($78.74 per share). The intrinsic value of the stock options was calculated by multiplying the number of accelerated shares by the amount by which the closing market price of Oracle common stock on May 28, 2021 exceeded the exercise price of the related option. The table excludes the intrinsic value of the unearned PSOs as none of the PSOs would have been earned under the circumstances described in the preceding paragraphs based on performance through the end of fiscal 2021.

Name	Intrinsic Value of Unvested Equity Awards ($)
Lawrence J. Ellison	—
Safra A. Catz	—
Edward Screven	23,622,000
Dorian E. Daley	13,188,950

Equity Compensation Plan Information

The following table provides information regarding our equity compensation plans as of May 31, 2021 (shares in millions).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#) (1)
Equity compensation plans approved by stockholders	216	19.70	253 (2)
Equity compensation plans not approved by stockholders	—	—	—
Total	216 (3)(4)	19.70 (3)(4)	253

(1)	Excludes the shares listed under the column heading “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”

(2)

Includes approximately 210 million shares available for future issuance under the 2020 Equity Plan, approximately 1 million shares available for future issuance under the Directors’ Stock Plan, and approximately 42 million shares available for future issuance under the ESPP, including the shares subject to purchase during the offering period which commenced on April 1, 2021 (the exact number of which will not be known until September 30, 2021, the end of the offering period). Under the 2020

2021 Annual Meeting of Stockholders 57

Equity Plan, each share issued pursuant to an option reduces the number of shares available for future issuance by one share, and each share issued pursuant to full-value awards (including RSUs) reduces the number of shares available for future issuance by 2.5 shares.

(3)

Excludes approximately one million stock options and RSUs that were assumed in connection with our acquisitions having a weighted average exercise price of $25.63 per share. No additional awards were or can be granted under the plans pursuant to which these awards were originally issued.

(4)

Of the approximately 216 million shares to be issued, approximately 107 million reflect shares to be issued upon exercise of outstanding stock options (including PSOs) with a weighted average exercise price of $40.14 per share and a weighted average remaining contractual life of 3.23 years. The remaining portion represents RSUs, which have no purchase price. PSOs are reflected as though all PSOs outstanding will vest.

58 2021 Annual Meeting of Stockholders

CEO PAY RATIO

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median compensated employee (the median employee).

For fiscal 2021, our ratio of CEO to median employee annual total compensation is 124 to 1. The fiscal 2021 total compensation of Ms. Catz was $10,631,223. The fiscal 2021 total compensation of our median employee was $85,504.

The SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. Since May 31, 2020, there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. We therefore used the same median employee to calculate our 2021 pay ratio as was used for purposes of our 2020 pay ratio.

In calculating the CEO pay ratio, the SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported CEO pay ratio may not be comparable to CEO pay ratios reported by other companies due to differences in industries and geographical dispersion, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their CEO pay ratios.

TRANSACTIONS WITH RELATED PERSONS

From time to time, we enter into transactions with entities in which an executive officer, director, 5% or more beneficial owner of our common stock or an immediate family member of these persons has a direct or indirect material interest. As set forth in its charter, the Independence Committee reviews and approves each related person transaction or series of similar transactions exceeding $120,000, including material amendments thereto.

Prior to approving any transaction, the Independence Committee must be informed or have knowledge of:

•	the related person’s relationship or interest; and

•	the material facts of the proposed transaction, and any material amendments thereto.

The proposed transaction, and any material amendments thereto, must be on terms that, when taken as a whole, are fair to Oracle.

We annually survey our non-employee directors and executive officers to identify any entities they are affiliated with that may enter into a transaction with Oracle that may require disclosure as a related person transaction. We prepare a list of related person entities, which we post internally for reference by our sales force and our purchasing groups. On a quarterly basis, we also review and update this list with Mr. Ellison’s advisors, as many of the entities on this list are direct or indirect investments of Mr. Ellison. Potential transactions are compared against this list by management to determine if they require review and approval by the Independence Committee. With respect to sales of products and services, we also compare transactions posted to our general ledger against this list to determine if any related person transactions occurred without pre-approval and the reason pre-approval was not obtained, whether inadvertent or otherwise.

For sales of products and services to be approved by the Independence Committee, we provide the Independence Committee with data indicating that the proposed discounts and terms are consistent with the discounts and terms provided to unrelated customers. For purchases, we provide the Independence Committee with data points showing that the rates or prices are comparable to the rates or prices we could have obtained from an unrelated vendor or are consistent with pricing the vendor uses with other unrelated parties.

Mr. Ellison has entered into a written price protection agreement with us that applies to any related person transaction involving a purchase of goods or services from an entity in which Mr. Ellison has a direct or indirect material interest and with which we enter into a transaction while Mr. Ellison is one of our executive officers or Chairman of the Board. Under this agreement, if we present Mr. Ellison with reasonable evidence of a lower price or rate for the same goods or services offered by the related company, which would have been available to us at the

2021 Annual Meeting of Stockholders 59

time we entered into the applicable transaction, then Mr. Ellison will reimburse us for the difference. This agreement expires three years after the date on which Mr. Ellison is neither an executive officer of Oracle nor Chairman. The Independence Committee may approve certain other transactions where it can conclude that such transactions are otherwise on terms that are fair to us.

The Independence Committee also reviews and monitors ongoing relationships with related persons to ensure they continue to be on terms that are fair to us. On an annual basis, the Independence Committee receives a summary of all transactions with related persons, including transactions that did not require approval. Total related person transaction revenues were approximately 0.0028% of our total revenues and total related person operating expenses were approximately 0.1% of our total operating expenses in fiscal 2021.

Sales of Products and Services

In the ordinary course of our business, we sell products and services to companies in which Mr. Ellison or a member of his immediate family directly or indirectly has a material interest. In fiscal 2021, the total amount of all purchases by these companies was approximately $1.1 million. Listed below are our transactions with such companies that purchased more than $120,000 in products and services from us in fiscal 2021. Unless otherwise noted, Mr. Ellison has a direct or indirect material interest in the named entity.

•	Annapurna Releasing LLC purchased approximately $393,000 in cloud SaaS products. Mr. Ellison and his daughter, Megan Ellison, each have a direct material interest in this entity.

•	Autonomous Medical Devices, Inc. purchased approximately $130,000 in cloud IaaS and PaaS products.

•	PA Hotel Holdings, LLC purchased approximately $176,000 in cloud SaaS products, software licenses, training, and support.

•	Lanai Resorts, LLC purchased approximately $208,000 in hardware, cloud SaaS products, software licenses, and support.

Purchases of Products and Services

From time to time, we purchase products and services from companies in which Mr. Ellison or a member of his immediate family directly or indirectly has a material interest. In fiscal 2021, the total amount of all purchases from these companies was approximately $8,700.

Transactions with F50 League LLC

In fiscal 2021, Oracle entered into an agreement providing for an in-kind exchange with the SailGP sailing league (operated by Mr. Ellison’s company F50 League LLC) with the following terms: Oracle received customer hospitality experiences valued at approximately $2.0 million; and SailGP received Oracle products and services valued at approximately $2.3 million.

Equity Investments in and Purchases from Ampere Computing LLC

In July 2020, Oracle invested $40 million in an equity fundraising round for Ampere Computing LLC (Ampere), a developer of high-performance semiconductors for hyperscale cloud, storage, and edge computing. In March 2021, Oracle invested an additional $300 million in a subsequent equity fundraising round for Ampere. Renée J. James, an Oracle director, is the Chairman and CEO of Ampere. Oracle has appointed one director to Ampere’s board. Under certain circumstances, Oracle has the obligation to acquire additional equity of Ampere from the other equity holders of Ampere, including Ms. James. In addition, Oracle has certain rights to acquire additional equity in Ampere from certain other equity holders and if Oracle elects to exercise these rights, it may be required to also purchase Ms. James’s equity in Ampere.

In fiscal 2021, Oracle paid Ampere approximately $195,000 for hardware used for development and testing purposes and also purchased Ampere processors valuing $3.4 million against a $25 million pre-payment order placed in fiscal 2020.

Compensation of Related Persons Employed by Oracle

Steven Janicki, Vice President, Global IT Communications and Experience, is Mr. Ellison’s half-brother. In fiscal 2021, Mr. Janicki received a base salary of $260,000. Mr. Janicki also received an equity award of 2,000 RSUs and $4,564 in flexible credits used toward cafeteria-style benefit plans in fiscal 2021.

60 2021 Annual Meeting of Stockholders

LEGAL PROCEEDINGS

Derivative Litigation Concerning Oracle’s NetSuite Acquisition

On May 3 and July 18, 2017, two alleged stockholders filed separate derivative lawsuits in the Court of Chancery of the State of Delaware, purportedly on Oracle’s behalf. Thereafter, the court consolidated the two derivative cases and designated the July 18, 2017 complaint as the operative complaint. The consolidated lawsuit was brought against all the then-current members and one former member of our Board of Directors, and Oracle as a nominal defendant. Plaintiff alleged that the defendants breached their fiduciary duties by causing Oracle to agree to purchase NetSuite Inc. (NetSuite) at an excessive price. The complaint sought (and the operative complaint continues to seek) declaratory relief, unspecified monetary damages (including interest), and attorneys’ fees and costs. The defendants filed a motion to dismiss, which the court denied on March 19, 2018.

On May 4, 2018, our Board of Directors established a Special Litigation Committee (the SLC) to investigate the allegations in this derivative action. Three non-employee directors served on the SLC. On August 15, 2019, the SLC filed a letter with the court, stating that the SLC believed that plaintiff should be allowed to proceed with the derivative litigation on behalf of Oracle. After the SLC advised the Board that it had fulfilled its duties and obligations, the Board withdrew the SLC’s authority, except that the SLC maintained certain authority to respond to discovery requests in the litigation.

After plaintiff filed the July 18, 2017 complaint, an additional plaintiff joined the case. Plaintiffs filed several amended complaints, and filed their most recent amended complaint on December 11, 2020. The operative complaint asserts claims for breach of fiduciary duty against our Chief Executive Officer, our Chief Technology Officer, the estate of Mark Hurd (our former Chief Executive Officer who passed away on October 18, 2019), and two other members of our Board of Directors. Oracle is named as a nominal defendant. On December 11, 2020, the estate of Mark Hurd and the two other members of our Board of Directors moved to dismiss this complaint, and a hearing on this motion was held on February 16, 2021. On June 21, 2021, the court granted this motion as to the estate of Mark Hurd and one Board member and denied the motion as to the other Board member, who filed an answer to the complaint on August 9, 2021. On December 28, 2020, our Chief Executive Officer, our Chief Technology Officer, and Oracle as a nominal defendant filed answers to the operative complaint.

The parties are conducting discovery. Trial is scheduled to commence on July 18, 2022.

While Oracle continues to evaluate these claims, we do not believe this litigation will have a material impact on our financial position or results of operations.

Securities Class Action and Derivative Litigation Concerning Oracle’s Cloud Business

On August 10, 2018, a putative class action, brought by an alleged stockholder of Oracle, was filed in the U.S. District Court for the Northern District of California against us, our Chief Technology Officer, our then-two Chief Executive Officers, two other Oracle executives, and one former Oracle executive. As noted above, Mr. Hurd, one of our then-two Chief Executive Officers, passed away on October 18, 2019. On March 8, 2019, plaintiff filed an amended complaint. Plaintiff alleges that the defendants made or are responsible for false and misleading statements regarding Oracle’s cloud business. Plaintiff further alleges that the former Oracle executive engaged in insider trading. Plaintiff seeks a ruling that this case may proceed as a class action, and seeks damages, attorneys’ fees and costs, and unspecified declaratory/injunctive relief. On April 19, 2019, defendants moved to dismiss plaintiff’s amended complaint. On December 17, 2019, the court granted this motion, giving plaintiffs an opportunity to file an amended complaint, which plaintiff filed on February 17, 2020. On April 23, 2020, defendants filed a motion to dismiss, and the court held a hearing on this motion on September 24, 2020. On March 22, 2021, the court granted in part and denied in part this motion. The court dismissed the action as to one Oracle executive and the former Oracle executive. The court permitted plaintiff to proceed with only a narrow omissions theory against the remaining defendants. On April 21, 2021, defendants filed an answer to the complaint. The parties are currently conducting discovery. Trial is scheduled to commence on November 6, 2023. We believe that we have meritorious defenses against this action, and we will continue to vigorously defend it.

On February 12 and May 8, 2019, two stockholder derivative lawsuits were filed in the United States District Court for the Northern District of California. The cases were consolidated, and on July 8, 2019, a single plaintiff filed a consolidated complaint. The consolidated complaint brought various claims relating to the 10b-5 class action described immediately above. The parties agreed to stay the derivative case pending resolution of defendants’ motion to dismiss the securities case, which the court granted in part and denied in part on March 22, 2021.

2021 Annual Meeting of Stockholders 61

Plaintiff filed an amended complaint on June 4, 2021. The derivative suit is brought by an alleged stockholder of Oracle, purportedly on Oracle’s behalf, against our Chief Technology Officer, our Chief Executive Officer, and the estate of Mark Hurd. Plaintiff claims that the alleged actions described in the class action discussed above caused harm to Oracle, and that defendants violated their fiduciary duties of candor, good faith, loyalty, and due care by failing to prevent this alleged harm. Plaintiff also brings derivative claims for violations of federal securities laws. Plaintiffs seek a ruling that this case may proceed as a derivative action, a finding that defendants are liable for breaching their fiduciary duties, damages, an order directing defendants to enact corporate reforms, attorneys’ fees and costs, and unspecified relief. On June 14, 2021, the court “so ordered” a stipulation from the parties, staying this case pending resolution of the 10b-5 action.

While Oracle continues to evaluate these claims, we do not believe this litigation will have a material impact on our financial position or results of operations.

Derivative Litigation Concerning Oracle’s Board Composition and Hiring Practices

On July 2 and 10, 2020, two alleged stockholders filed derivative lawsuits in the U.S. District Court for the Northern District of California, purportedly on Oracle’s behalf, and thereafter, filed a consolidated complaint on August 21, 2020. On July 30, 2020, a third alleged stockholder filed a derivative lawsuit in the same court. On October 16, 2020, defendants moved to consolidate all these actions, and the court granted this motion on November 30, 2020.

On December 7, 2020, plaintiffs filed a consolidated derivative complaint against all members of our Board of Directors, and Oracle as a nominal defendant, seeking declaratory and injunctive relief, monetary damages, interest, corporate governance changes, disgorgement, restitution, punitive damages, and an award of attorneys’ fees, expert fees, and costs. Plaintiffs allege that: (a) defendants breached their fiduciary duties by permitting Oracle to violate anti-discrimination laws and Oracle’s own policies, failing to ensure sufficient diversity on the board, failing to ensure an independent board chairman, rehiring Ernst & Young LLP as Oracle’s auditors, and by breaching a Settlement Agreement with Hewlett-Packard; (b) defendants made false and misleading statements in Oracle’s proxy statements; (c) defendants received unjust compensation and were unjustly enriched; (d) defendants aided and abetted this conduct; and (e) our Chief Technology Officer and our Chief Executive Officer are liable for abuse of control. On January 6, 2021, defendants moved to dismiss the complaint. On May 24, 2021, the court granted defendants’ motion. Regarding the claims concerning Oracle’s proxy statements, the court granted plaintiffs leave to file an amended complaint within 30 days. Plaintiffs did not file an amended complaint within 30 days. On September 3, 2021, the court entered judgment for defendants on these claims. Regarding the remaining claims, the court granted plaintiffs leave to re-file those claims in Delaware Chancery Court.

While Oracle continues to evaluate these claims, we do not believe this litigation will have a material impact on our financial position or results of operations.

62 2021 Annual Meeting of Stockholders

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect directors to hold office until the next annual meeting of stockholders and until the director’s successor is elected and qualified, or until the director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each nominee has agreed to be named in this proxy statement and to serve if elected. If any nominee for any reason is unable or unwilling to serve, the proxies may be voted for such substitute nominee as the proxy holder may determine, unless the Board, in its discretion, reduces the number of directors serving on the Board.

Directors

The following directors are being nominated for election by our Board, including our CEO and our other executive officers on our Board:

•	Jeffrey S. Berg

•	Michael J. Boskin

•	Safra A. Catz

•	Bruce R. Chizen

•	George H. Conrades
•	Lawrence J. Ellison

•	Rona A. Fairhead

•	Jeffrey O. Henley

•	Renée J. James

•	Charles W. Moorman IV
•	Leon E. Panetta

•	William G. Parrett

•	Naomi O. Seligman

•	Vishal Sikka

For details regarding Board qualifications and the specific experiences, qualifications and skills of each of our director nominees, see “Board of Directors—Nominees for Directors” on page 10.

Required Vote

Directors are elected by a plurality of votes cast. Our majority voting and mandatory resignation policy for directors in our Corporate Governance Guidelines states that in an uncontested election, if any director nominee receives an equal or greater number of votes WITHHELD from his or her election as compared to votes FOR such election (a Majority Withheld Vote) and no successor has been elected at such meeting, the director must promptly tender his or her resignation following certification of the stockholder vote.

The Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. The Board may accept or reject a director’s resignation. Thereafter, the Board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our Bylaws. If a director’s resignation is not accepted by the Board, the director will continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected, or his or her earlier resignation or removal.

Full details of our majority voting and mandatory resignation policy for directors are set forth in our Corporate Governance Guidelines, available at www.oracle.com/goto/corpgov.

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

2021 Annual Meeting of Stockholders 63

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to cast a non-binding, advisory vote on the compensation of our NEOs (a “say-on-pay” vote). We currently hold our say-on-pay vote annually and we expect the next say on pay vote will occur in 2022. In deciding how to vote on this proposal, we urge you to consider the following factors, as well as the information contained in “Executive Compensation—Compensation Discussion and Analysis” beginning on page 34.

Executive Compensation Highlights

Fiscal 2021

Named Executive Officers (NEOs)

•  Lawrence J. Ellison, Chairman and CTO

•  Safra A. Catz, CEO*

•  Edward Screven, Executive Vice President, Chief Corporate Architect

•  Dorian E. Daley, Executive Vice President and General Counsel

*  Ms. Catz also serves as our principal financial officer

Fiscal 2021 Compensation

Mr. Ellison and Ms. Catz

Below is an excerpt of our fiscal 2021 Summary Compensation Table (SCT) showing the total compensation for Mr. Ellison and Ms. Catz. See page 52 for the full SCT and related footnotes.

Name	Fiscal Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Lawrence J. Ellison	2021	1	9,584,656	2,189,131	11,773,788
Safra A. Catz	2021	950,000	9,584,656	96,567	10,631,223

64 2021 Annual Meeting of Stockholders

CEO Compensation at a Glance

2021 Annual Meeting of Stockholders 65

Human Resources and Compensation Best Practices

Best Practices We Employ

   High proportion of compensation for our CEO and CTO is performance-based and aligned with stockholders’ interests

   Caps on maximum payout of bonuses and performance-based equity awards

   Robust stock ownership guidelines

   Disciplined dilution rates from equity awards

   Compensation recovery (clawback) policy for cash bonuses in the event of a financial restatement

   Independent Compensation Committee

   Annual risk assessment of compensation programs

   Independent compensation consultant

   Anti-hedging policy applicable to all employees and directors

   Anti-pledging policy with limited exceptions

   Compensation Committee reviews attrition data for employees at all career levels

   Diversity metrics and EEO-1 statement are publicly available on our Diversity and Inclusion website

   Modern approach to work, including a flexible employee work location policy

Practices We Avoid

 No severance benefit arrangements except as provided under our equity incentive plan to employees generally or as required by law

 No single-trigger change in control vesting of equity awards

 No change in control acceleration of performance-based cash bonuses

 No minimum guaranteed vesting for performance-based equity awards granted to our NEOs

 No discretionary cash bonuses for CEO and CTO

 No “golden parachute” tax reimbursements or gross-ups for NEOs

 No payout or settlement of dividends or dividend equivalents on unvested equity awards

 No supplemental executive retirement plans, executive pensions or excessive retirement benefits

 No repricing, cash-out or exchange of “underwater” stock options without stockholder approval

Required Vote

We are asking our stockholders to support the compensation of our NEOs and our compensation philosophy as described in this proxy statement. You may vote FOR or AGAINST the following resolution, or you may ABSTAIN. This advisory vote on NEO compensation will be approved if it receives the affirmative vote of the holders of a majority of shares of Oracle common stock present or represented and entitled to vote on this matter at the Annual Meeting.

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in Oracle’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, which includes the Compensation Discussion and Analysis, the compensation tables and related narrative disclosures that accompany the compensation tables.”

Your vote is advisory, and therefore not binding on Oracle, the Board or the Compensation Committee, and will not be interpreted as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. Nevertheless, our Board and Compensation Committee value the opinions of our stockholders and view this vote as one of the modes of communication with stockholders. As in prior years, the Board and Compensation Committee will review and consider the outcome of this vote in determining future compensation arrangements for our NEOs.

The Board of Directors unanimously recommends a vote FOR the advisory approval of the compensation of our NEOs.

66 2021 Annual Meeting of Stockholders

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO THE ORACLE CORPORATION 2020 EQUITY INCENTIVE PLAN

We are asking our stockholders to approve an amendment to the Oracle Corporation 2020 Equity Incentive Plan (2020 Equity Plan) to increase the number of shares of common stock reserved for issuance under the 2020 Equity Plan by 300 million shares. Our Board approved the amendment to the 2020 Equity Plan (as amended, the “Amended 2020 Equity Plan”), subject to approval of our stockholders, on August 4, 2021.

Summary of the Proposal

Purpose of the Increase in Shares Reserved for Issuance

The Amended 2020 Equity Plan would increase the number of shares of common stock reserved for issuance under the plan by 300 million shares. As of the record date of September 13, 2021, approximately 97 million shares of our common stock remained available for future grants under the 2020 Equity Plan. We believe that the current share reserve amount is insufficient to meet our future needs with respect to attracting, motivating and retaining key executives and employees in a competitive market for talent. We consider equity compensation to be a vital element of our employee compensation program and believe that the continued ability to grant stock awards at competitive levels is in the best interest of Oracle and its stockholders. If the Amended 2020 Equity Plan is not approved, we may be unable to continue to offer competitive equity packages to attract and retain employees, and we may need to consider other compensation alternatives.

The table below shows the stock awards that were outstanding under the 2020 Equity Plan, the Prior Plan, and the Directors’ Stock Plan, as well as outstanding stock awards that were assumed in connection with our acquisitions, in each case, as of the record date of September 13, 2021. On that date, the closing price of Oracle shares as reported on NYSE was $88.89 per share.

	Shares underlying outstanding stock options (#)	Weighted average exercise price per share ($)	Weighted average remaining term	Shares underlying outstanding RSUs (#)	Shares available for future grant (#)
2020 Equity Plan	—	—	—	58,098,820	95,973,988
Prior Plan	100,808,533	40.43	3.97 years	68,495,360	—
Directors’ Stock Plan	504,375	40.19	3.76 years	48,895	1,219,448
Assumed Awards*	604,288	25.69	3.99 years	5,575	—
Total	101,917,196	40.34	3.97 years	126,648,650	97,193,436

*

Includes stock options and RSUs that were assumed in connection with our acquisitions. No additional stock awards were or can be granted under the plans pursuant to which these awards were originally issued. If any of these assumed awards are forfeited, the related shares cannot be re-used for additional stock awards.

We believe the requested shares will be sufficient to enable us to grant stock awards under the Amended 2020 Equity Plan for approximately the next three years, based on historical grant and forfeiture levels, the recent market prices of Oracle shares and the anticipated use of stock awards as an incentive and retention tool.

In fiscal 2018, the Compensation Committee granted each of Mr. Ellison and Ms. Catz a stock award consisting entirely of performance-based stock options (PSOs) that may be earned only upon the attainment of rigorous stock price, market capitalization and operational performance goals (see pages 39 and 40 for details on the PSOs). In June 2021, the Compensation Committee extended the PSO performance period through May 31, 2025. These PSOs are intended to represent eight years of equity compensation and were granted with the expectation that no additional stock awards will be granted to these NEOs until the PSO performance period is over. Therefore, we currently expect that none of the 300 million additional shares under the Amended 2020 Equity Plan will be used for grants to Mr. Ellison or Ms. Catz.

Dilution, Burn Rate and Equity Overhang

We recognize that stock awards dilute existing stockholders. Both the Compensation and F&A Committees regularly review our long-term incentive compensation program to ensure that we balance our employee

2021 Annual Meeting of Stockholders 67

compensation objectives with our stockholders’ interest in limiting dilution from stock awards. As of May 31, 2021, our cumulative potential dilution since June 1, 2018 has been a weighted average annualized rate of 1.0% per year. For details on the calculation of our cumulative potential dilution, see Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 13 to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2021.

The Compensation Committee also regularly reviews our burn rate and equity overhang activity in order to thoughtfully manage our long-term stockholder dilution. Stock awards continue to be an important part of our compensation program as they play a critical role in allowing us to both attract and retain employees necessary to execute our strategy. The following table provides detailed information regarding our burn rate and equity overhang activity for the last three fiscal years. In fiscal 2022, we made grants to a broader set of our employee population than in the prior two fiscal years in an effort to drive increased ownership of our stock by employees at various levels of our organization. Our Compensation Committee believes that granting stock to critical employees promotes a culture of long-term value creation and is paramount to our business and success. While the increase in grants in the current fiscal year resulted in an increase in our gross burn rate as compared to the prior two fiscal years, our net burn rate was either lower or on par with these years. Further, in fiscal years 2021, 2020 and 2019, we returned $21 billion, $19.2 billion and $36 billion, respectively, to our stockholders in the form of stock buybacks, the effects of which are reflected in these calculations.

	Fiscal 2021 (%)	Fiscal 2020 (%)	Fiscal 2019 (%)
Gross Burn Rate (1)	1.93%	1.65%	1.76%
Net Burn Rate (2)	0.93%	1.11%	0.90%
Equity Overhang (3)	13.19%	13.77%	15.64%

(1)

Gross Burn Rate is calculated as (a) the number of new stock awards granted under the 2020 Equity Plan, the Prior Plan and the Directors’ Stock Plan plus stock awards assumed in acquisitions, divided by (b) the total number of Oracle shares outstanding as of the end of the fiscal year.

(2)

Net Burn Rate is calculated as (a) the number of new stock awards granted under the 2020 Equity Plan, the Prior Plan and the Directors’ Stock Plan plus stock awards assumed in acquisitions, net of stock awards cancelled and forfeited, divided by (b) the total number of Oracle shares outstanding as of the end of the fiscal year.

(3)

Equity Overhang is calculated as (a) the number of shares subject to outstanding stock awards (including stock awards assumed in acquisitions) plus the number of shares available for grant under the 2020 Equity Plan, the Prior Plan and the Directors’ Stock Plan, divided by (b) the number of shares subject to outstanding stock awards (including stock awards assumed in acquisitions), plus the number of shares available for grant under the 2020 Equity Plan, the Prior Plan and the Directors’ Stock Plan, plus the total number of Oracle shares outstanding as of the end of the fiscal year.

The Compensation Committee is aware that our equity overhang for the years presented in the table above may be high relative to others in the market. However, this is partly due to the significant reduction in our shares outstanding as a result of our share repurchase program. In addition, our historic compensation programs relied heavily on stock options, which typically remain outstanding and are included in overhang calculations for a longer time period than RSUs. Our equity overhang value has also increased as a result of our rising stock price, as Oracle’s common stock price increased 46% in fiscal 2021.

Excluding the impact of stock buybacks, our gross burn rate, net burn rate and equity overhang would be as follows:

	Fiscal 2021 (%)	Fiscal 2020 (%)	Fiscal 2019 (%)
Gross Burn Rate (excluding buybacks)	1.73%	1.48%	1.45%
Net Burn Rate (excluding buybacks)	0.84%	1.00%	0.74%
Equity Overhang (excluding buybacks)	11.98%	12.50%	13.21%

68 2021 Annual Meeting of Stockholders

The table below shows the number of shares subject to performance awards granted at target, vested and forfeited within the last three fiscal years under the 2020 Equity Plan and the Prior Plan, which consisted of performance-based stock options and performance-based stock units.

Number of Shares/Units
Non-vested at May 31, 2018	71,843,750
Granted	—
Vested (1)	(1,988,839)
Forfeited	(14,375,000)
Non-vested at May 31, 2019	55,479,911
Granted	—
Vested (2)	(1,129,464)
Forfeited	(854,911)
Non-vested at May 31, 2020 (3)	53,495,536
Granted	—
Vested (4)	(142,857)
Forfeited (3)	(17,781,250)
Non-vested at May 31, 2021	35,571,429

(1)	Does not include 701,547 shares, which were issued in fiscal 2019 as a result of above target vesting of performance-based stock units (PSUs) based on fiscal 2018 performance.

(2)	Does not include 314,402 shares, which were issued in fiscal 2020 as a result of above target vesting of PSUs based on fiscal 2019 performance.

(3)	Includes 17,500,000 PSOs held by Mark Hurd (our former Chief Executive Officer who passed away on October 18, 2019) at fiscal year end, which were subsequently forfeited on August 4, 2020.

(4)

Does not include 22,857 shares, which were issued in fiscal 2021 as a result of above target vesting of performance-based stock options based on fiscal 2020 performance. The performance-based stock options are held by an executive who is not a NEO.

Amended 2020 Equity Plan Subject to Stockholder Approval

The Amended 2020 Equity Plan will only become effective if it is approved by our stockholders at the Annual Meeting. If our stockholders do not approve this Proposal No. 3, the amendment will not become effective and the 2020 Equity Plan will continue in its current form.

The Amended 2020 Equity Plan Combines Compensation and Corporate Governance Best Practices

The Amended 2020 Equity Plan includes provisions that are designed to protect our stockholders’ interests and reflect corporate governance best practices, including:

•

Fungible Share Counting. The Amended 2020 Equity Plan provides that each share issued pursuant to a full value award reduces the number of shares available for grant under the Amended 2020 Equity Plan by 2.5 shares.

•

No Liberal Share Counting or Recycling. Shares used to satisfy the exercise price, purchase price or tax withholding obligation of an award, and shares repurchased by us with the proceeds of an option exercise, will not become available again for issuance under the Amended 2020 Equity Plan.

•

Stockholder Approval Required for Additional Shares. The Amended 2020 Equity Plan does not contain an annual “evergreen” provision. The Amended 2020 Equity Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares.

•

No Single-Trigger Change of Control. Stock awards do not accelerate upon a change of control unless the acquiring company does not assume the stock awards, or if such awards are assumed and the acquiring company terminates the participant’s employment within 12 months following the consummation of the change of control.

•

Disclosure of Change of Control Vesting Treatment. The Amended 2020 Equity Plan discloses the specific vesting treatment for both time and performance-based stock awards in connection with a change of control.

2021 Annual Meeting of Stockholders 69

•

Minimum Vesting Requirement. Stock awards granted under the Amended 2020 Equity Plan will have a minimum one-year vesting period from the date of grant, provided that such requirement will not apply to (i) 5% of the shares initially reserved under the Amended 2020 Equity Plan and (ii) awards assumed or substituted in connection with an acquisition. The minimum vesting requirement will not prevent the acceleration of vesting under the Amended 2020 Equity Plan in connection with a change of control of Oracle or a termination of employment or services.

•

No Dividends and Dividend Equivalents on Unvested Awards. Dividends and dividend equivalents will not be paid or settled with respect to any stock award granted under the Amended 2020 Equity Plan until the underlying shares or units vest, and no dividend equivalents or otherwise may be credited with respect to options and stock appreciation rights (SARs).

•

Repricing Not Allowed. The Amended 2020 Equity Plan prohibits reducing the exercise price of stock options and SARs and cancelling “underwater” stock options and SARs for cash or another stock award without stockholder approval.

•

No Discounted Stock Options or SARs. All stock options and SARs granted under the Amended 2020 Equity Plan must have an exercise or strike price equal to or greater than the fair market value of Oracle common stock on the date the stock option or SAR is granted.

•

Awards Subject to Clawback. Stock awards are subject to clawback pursuant to any clawback policy adopted by us from time to time or required by law. In addition, if a participant’s employment is terminated for cause, the Compensation Committee may terminate a participant’s outstanding stock awards granted under the Amended 2020 Equity Plan.

•	Limit on Stock Awards. The Amended 2020 Equity Plan limits the number of shares that may be granted to any one participant during any one fiscal year.

•	Stock Options and SARs Will Expire After 7 Years. The Amended 2020 Equity Plan provides for a term of seven (7) years for stock options and SARs unless the Compensation Committee provides otherwise.

•

Includes Best Practice Performance-Based Stock Award Provisions. While the enactment of the 2017 Tax Cuts and Jobs Act eliminated the “performance-based compensation” exception under Section 162(m) of the Code, the Amended 2020 Equity Plan includes many best practice performance-based stock award provisions.

•

Prohibition on Loans and Transfer. The Amended 2020 Equity Plan provides that no participant will be permitted to purchase shares via a promissory note, and in no event may any stock award be transferred for consideration to a third-party financial institution.

Description of the Amended 2020 Equity Plan

Set forth below is a summary of the other principal features of the Amended 2020 Equity Plan, which are the same as those of the 2020 Equity Plan other than the increased number of shares reserved for issuance. The Amended 2020 Equity Plan is set forth in its entirety as Appendix A to this Proxy Statement, and all descriptions of the Amended 2020 Equity Plan contained in this Proposal No. 3 are qualified by reference to Appendix A.

Purpose. The purpose of the Amended 2020 Equity Plan is to provide incentives to attract, retain and motivate eligible persons that are important to our success, by offering them an opportunity to participate in our future performance through the grant of stock options, restricted stock, RSUs, SARs, performance-based stock awards and stock bonuses (each individually, an award).

Eligibility. Employees (including officers), consultants, independent contractors and advisors are eligible to participate in the Amended 2020 Equity Plan. As of May 31, 2021, there were approximately 132,000 full-time employees (including 6 executive officers) and approximately 8,800 consultants eligible to receive awards under the Amended 2020 Equity Plan. Since our executive officers may participate in the Amended 2020 Equity Plan, each of them has an interest in this proposal. Non-employee directors are not eligible to participate in the Amended 2020 Equity Plan.

Types of Awards and Minimum Vesting. Awards that may be granted are stock options (both nonstatutory stock options and incentive stock options (which may only be granted to employees)), SARs, restricted stock, RSUs, performance-based stock awards and stock bonuses. Ninety-five percent (95%) of the shares subject to awards granted under the Amended 2020 Equity Plan must contain a minimum one-year vesting period from the date of grant; provided that, awards assumed or substituted in connection with an acquisition are not subject to this minimum vesting requirement and the minimum vesting requirement will not prevent the acceleration of vesting

70 2021 Annual Meeting of Stockholders

under the Amended 2020 Equity Plan or under policies or contracts that provide for acceleration of vesting in connection with a change of control or termination of employment or services.

Shares Reserved for Issuance. If the Amended 2020 Equity Plan is approved by the stockholders and becomes effective, the total number of shares authorized under the Amended 2020 Equity Plan will be 390 million shares, which consist of (i) 90 million shares of Oracle common stock that were previously approved by stockholders to be issued under the 2020 Equity Plan, plus (ii) 300 million additional shares that will be added in connection with this amendment of the 2020 Equity Plan. If the company substitutes or assumes outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, the number of shares subject to the substituted or assumed awards will not reduce the number of shares available under the Amended 2020 Equity Plan.

Share Conversion Ratio. Each share issued with respect to awards granted under the 2020 Equity Plan, other than stock options or SARs, is counted against the aggregate share reserve as 2.5 shares. Each share issued with respect to a stock option or SAR is counted against the aggregate share reserve as one share.

Shares Returned to the Plan. Except as described in the next paragraph, shares subject to awards, and shares issued under any award granted under the Amended 2020 Equity Plan will again be available for grant and issuance in connection with subsequent awards to the extent such shares: (a) are subject to issuance upon exercise of a stock option or SAR granted under the Amended 2020 Equity Plan but which cease to be subject to the option or SAR right for any reason other than the exercise of the award or the withholding or tendering of shares to satisfy any related tax withholding obligations; (b) are subject to awards granted under the Amended 2020 Equity Plan that are forfeited or repurchased by us at the original issue price; or (c) are subject to awards granted under the Amended 2020 Equity Plan that otherwise terminate without such shares being issued. To the extent an award is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Amended 2020 Equity Plan.

Shares Not Returned to the Plan. Shares used to pay the exercise or purchase price of an award or to satisfy any tax withholding obligations in connection with an award, and shares repurchased by the company on the open market with the proceeds of a stock option exercise will not be available again for grant and issuance under the Amended 2020 Equity Plan. In addition, the full number of shares subject to SARs granted under the Amended 2020 Equity Plan that are to be settled by the issuance of shares will be counted against the number of shares available for issuance under the Amended 2020 Equity Plan, regardless of the number of shares actually issued upon settlement of such SAR. Further, shares subject to awards that are assumed or substituted in connection with an acquisition and shares subject to awards that are cancelled or exchanged under an exchange program will not be available again for grant and issuance under the Amended 2020 Equity Plan.

Administration. Our Compensation Committee will administer the Amended 2020 Equity Plan, except when the Board decides to directly administer the Amended 2020 Equity Plan, and will have the authority to, among other things, construe and interpret the plan and any agreement or document executed pursuant to the plan, grant awards and determine their terms, and make all other determinations necessary or advisable for the administration of the plan. However, to the extent permitted by applicable law and listing requirements, the Compensation Committee or the Board may delegate to one or more of our officers, the authority to (a) designate employees who are not officers to be recipients of awards and determine the number of shares to be subject to such awards granted to such designated employees, subject to certain restrictions that are set forth in the Amended 2020 Equity Plan and (b) take any and all actions on behalf of the Compensation Committee other than any actions that affect the amount or form of compensation of officers or have material tax, accounting, financial, human resource or legal consequences to us or our affiliates.

Per Share Exercise Price. The per-share exercise price of stock options and SARs granted under the Amended 2020 Equity Plan must be equal to at least the fair market value of a share of our common stock on the grant date of the option or SAR.

No Repricing Without Prior Stockholder Approval. Without prior stockholder approval, (i) the exercise price of a stock option or SAR may not be reduced (repriced) and (ii) a stock option or SAR may not be cancelled in exchange for another option or SAR with a lower exercise price, cash or another award if the exercise price of such cancelled stock option or SAR exceeds the fair market value of a share on the date of such cancellation (in each case, other than in connection with a change of control or certain capitalization events).

Number of Shares Per Calendar Year and Incentive Stock Option Limit. No person is eligible to receive more than 25,000,000 shares in any fiscal year pursuant to the grant of one or more options or SARs under the Amended 2020

2021 Annual Meeting of Stockholders 71

Equity Plan, and no person is eligible to receive more than 10,000,000 shares in any fiscal year pursuant to the grant of one or more awards other than stock options or SARs under the Amended 2020 Equity Plan. No more than 25,000,000 shares may be issued pursuant to the exercise of incentive stock options. No incentive stock options may be granted after the 10th anniversary of the date the 2020 Equity Plan was first adopted by the Board.

Vesting and Exercisability. Awards become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the administrator and as set forth in the related award agreement. Vesting may be based on the passage of time in connection with services performed for us or upon achievement of performance goals or other criteria, subject to the minimum one-year vesting requirement described above. Unless otherwise determined by the Compensation Committee, the maximum term of each option and SAR is seven years from the date of grant, and options cease vesting on the date of termination of service or the death or disability of the service provider and generally expire three months after the termination of the service provider’s service to us or up to 12 months following the date of death or disability. SARs become exercisable as they vest and are settled in shares or cash, as determined by the administrator, having a value at the time of exercise equal to (1) the number of shares deemed exercised, times (2) the amount by which our stock price on the date of exercise exceeds the exercise price of SARs. RSUs are settled in shares or cash, depending on the terms upon which they are granted, and only to the extent that they are vested. Shares issued pursuant to a restricted stock award remain subject to our right to repurchase or reacquire them to the extent they are unvested. In addition, the Amended 2020 Equity Plan allows us to reduce, suspend or extend the vesting of awards in the event a participant has a change in status from a full-time employee to a part-time employee or takes an extended leave of absence.

Method of Exercise. The exercise price of options and the purchase price, if any, of other stock awards may be paid by (a) cash or check, or (b) where expressly approved by the administrator and permitted by applicable law: cancellation of indebtedness, surrender of shares, waiver of compensation due or accrued for services to us or an affiliate, broker assisted same-day sales, a combination of the foregoing or any other method permitted by applicable law, provided that no participant will be permitted to execute a promissory note as partial or full consideration for the purchase of shares.

Adjustment of Shares. Except as would result in taxation under Section 409A of the Code (Section 409A), the number of outstanding shares is adjusted by a stock dividend, an extraordinary cash dividend that has a material effect on the price of Oracle common stock, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in our capital structure, without consideration, then (a) the number of shares reserved for issuance and future grant under the Amended 2020 Equity Plan, (b) the exercise prices of and number of shares subject to outstanding stock options and SARs, (c) the number of shares subject to other outstanding awards, (d) the maximum number of shares that may be issued as incentive stock options, and (e) the maximum number of shares that may be issued to an individual in any one fiscal year, will be proportionately adjusted, subject to any required action by our Board or our stockholders and in compliance with applicable securities laws; provided that in the event the adjustment would result in a fraction of a share, we have the right to round up or down to the nearest whole share or settle such fraction of a share in cash, taking into consideration applicable laws and accounting guidance.

Performance Awards. Our Compensation Committee may grant awards subject to the satisfaction of specified performance criteria. Our Compensation Committee determines the terms surrounding performance awards, including the required levels of performance with respect to specified business criteria (including any adjustment(s) thereto that will be applied in determining the achievement of such performance criteria), the corresponding amounts payable upon achievement of such levels of performance, and the termination and forfeiture provisions; provided that all performance criteria must be determined when the achievement of such criteria remains substantially uncertain and the Compensation Committee must certify in writing the extent to which such performance criteria have been timely achieved and the extent to which the shares subject to awards have been earned.

As determined by the Compensation Committee, to the extent applicable, the performance criteria may be measured (i) in absolute terms, (ii) in relative terms, (iii) on a per-share basis, (iv) against the performance of the company as a whole or one or more identifiable business units, products, ecosystems, lines of business or segments, (v) on a pre-tax or after-tax basis, and/or (vi) on a GAAP or non-GAAP basis. The performance criteria may differ from participant to participant and from award to award and may include: asset turnover; billings; bookings; capacity utilization; cash flow, operating cash flow, or cash flow or operating cash flow per share (before or after dividends); contract value; customer growth; data center openings or closings; earnings per share; EBIDTA, including EBITDA growth; economic value added; gross profit margin; intellectual property (e.g., patents)/product development; inventory turnover; market share; mergers and acquisitions or divestitures; net income margin; net income; net or

72 2021 Annual Meeting of Stockholders

gross sales; operating expenses; operating income; operating profit margin; pre-tax income; profit; profits; return on assets; return on capital; return on equity; return on net assets; return on sales; revenues (including recurring revenues); sales growth; sales margin (including both growth rates and margin percentages); stock price, including market price appreciation of our stock; total stockholder return (on a relative or absolute basis); or any other factor (such as individual business objectives, unit-specific operational metrics or individual performance goals) the committee so designates, provided that such objectives do not result in adverse accounting, tax, reporting or other consequences.

No Dividends and Dividend Equivalents on Unvested Awards. Dividends and dividend equivalents will not be paid or settled with respect to any award granted under the Amended 2020 Equity Plan unless and until the underlying shares or units vest, and no dividends or dividend equivalents may be credited with respect to options or SARs.

Transferability. Unless determined otherwise by the Compensation Committee, a stock award granted under the Amended 2020 Equity Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Compensation Committee makes a stock award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the awards are to be passed to beneficiaries upon death or by gift to a permitted transferee, such award will contain such additional terms and conditions as the administrator deems appropriate; provided, however, that in no event may any award be transferred for consideration to a third-party financial institution.

Change of Control. Unless otherwise provided in an agreement with us or one of our affiliates, or by the Compensation Committee at the time of grant, in the event of a change of control (as defined in the Amended 2020 Equity Plan), the acquiror may either assume outstanding awards or substitute equivalent awards. If an award is assumed or substituted awards and a participant is terminated without cause within 12 months after the consummation of such change of control, the assumed or substituted award will accelerate and vest in full upon such termination. If the acquiror fails to assume or substitute awards issued under the Amended 2020 Equity Plan, all awards will accelerate and vest in full at or prior to the effective date of the change of control. However, in the event of a change of control, any award subject to performance goals will vest based on the greater of target performance or the actual level of performance, and any such award that is assumed or substituted will continue to be subject to any service requirements applicable to such award.

Clawback of Stock Awards. The Amended 2020 Equity Plan provides that awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy that may be adopted by the Compensation Committee. In addition, if a participant’s employment is terminated for cause (as defined in the Amended 2020 Equity Plan), the Compensation Committee may require the cancellation of the participant’s outstanding awards.

Stockholder Approval. Stockholder approval is required for certain types of amendments to the Amended 2020 Equity Plan, including any increase in the number of shares available for issuance.

Amendment or Termination of Amended 2020 Equity Plan. Our Board may at any time terminate or amend the Amended 2020 Equity Plan or any form of stock award agreement under the Amended 2020 Equity Plan, subject to any required stockholder approval.

Certain U.S. Federal Income Tax Information

The following is a general summary under current law of certain U.S. federal income tax consequences to participants who are citizens or individual residents of the United States relating to the types of stock awards that may be granted under the Amended 2020 Equity Plan. This summary describes only general tax principles and is provided only for general information. Certain kinds of taxes, such as non-U.S. taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed.

•

Nonqualified Stock Options. The grant of a nonqualified stock option will not be a taxable event. The optionee generally will recognize ordinary income upon exercise of the option, in an amount equal to the excess of the fair market value of the shares received at the time of exercise (including option shares withheld by us to satisfy tax withholding obligations) over the exercise price of the option, and generally Oracle will be allowed a deduction in this amount, subject to any limitations under Section 162(m) of the Code or any other tax rule. Upon disposition of the shares received upon exercise, the optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held such shares. The amount of long-term or short-term capital

2021 Annual Meeting of Stockholders 73

gain or loss recognized by the optionee upon disposition of the shares will be an amount equal to the difference between the amount realized on the disposition and the optionee’s basis in the shares (which basis is ordinarily the fair market value of the shares on the date the option was exercised).

•

Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option will be a taxable event for regular tax purposes, except that the alternative minimum tax may apply to the exercise. The optionee will recognize long-term capital gain or loss on a disposition of shares acquired upon exercise of the option provided the optionee does not dispose of such shares within two years from the date the option was granted or within one year after the shares were transferred to the optionee. For purposes of determining such gain or loss, the optionee’s basis in such shares will, in general, be the exercise price of such option. If the optionee satisfies both of the holding periods described above, then Oracle will not be allowed a deduction by reason of the exercise of the option. If the optionee disposes of the shares acquired upon exercise before satisfying both of the holding period requirements discussed above (a “disqualifying disposition”), his or her gain recognized on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or, if less, the amount realized upon the disposition of the shares) and the exercise price of such option, and generally Oracle will be entitled to a deduction in this amount, subject to any limitations under Section 162(m) of the Code or any other tax rule. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be taxed as a long-term or short-term capital gain, depending upon the length of time the recipient held the shares.

•

SARs. The grant of a SAR will not be a taxable event. The recipient of a SAR generally will recognize ordinary income upon exercise of the SAR, in an amount equal to the excess of the fair market value of the exercised shares at the time of exercise (including shares withheld by us to satisfy tax withholding obligations) over the exercise or base price of the SAR, and generally Oracle will be allowed a deduction in this amount, subject to any limitations under Section 162(m) of the Code or any other tax rule. Upon disposition of any shares received upon exercise, the recipient will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held such shares. The amount of long-term or short-term capital gain or loss recognized by the recipient upon disposition of the shares will be an amount equal to the difference between the amount realized on the disposition and the recipient’s basis in the shares (which basis is ordinarily the fair market value of the shares on the date the SAR was exercised).

•

Restricted Stock. The grant of restricted stock will not be a taxable event until the award vests, unless the participant timely files an election under Section 83(b) of the Code to be taxed at the time of grant. If the recipient makes such an election, he or she will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss, and any dividends paid after the date of grant will be taxed as dividend income. If the recipient does not make an 83(b) election, the recipient will upon vesting recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any), and any dividends that accrue and become vested similarly will be taxed as ordinary income. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss. Oracle generally will be allowed a deduction for the compensation income recognized by the recipient, subject to any limitations under Section 162(m) or any other tax rule.

•

Stock Bonuses. The grant of a stock bonus is generally taxable upon grant, and the recipient will recognize ordinary income equal to the fair market value of the shares at the time of grant, and generally Oracle will be entitled to a deduction in this amount, subject to any limitations under Section 162(m) or any other tax rule. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss. A recipient who makes a proper election to defer the payment of a stock bonus will not recognize income with respect to the shares, and Oracle will not be entitled to a corresponding deduction, until the end of the deferral period. At the end of the deferral period, the recipient will recognize ordinary compensation income, and Oracle will be entitled to a corresponding deduction, subject to any limitations under Section 162(m) or any other tax rule, equal to the fair market value of the shares of common stock issued at that time.

•

RSUs. The grant of an award of RSUs (including performance-based RSUs, or PSUs) will not be a taxable event. The recipient of the award generally will recognize ordinary compensation income in each year in which the RSUs vest in an amount equal to the fair market value of the shares of common stock received (or the amount of any cash payment made in lieu of shares or upon the vesting and payment of any dividend equivalents), and generally Oracle will be entitled to a deduction in this amount, subject to any limitations under Section 162(m) of the Code or any other tax rule. A recipient’s basis for determining gain or loss on a subsequent disposition of these shares of common stock will be the amount the recipient must include in income when the RSUs vest. Any gain or loss recognized on a disposition of the shares of common stock generally will be short-term or long-term capital gain

74 2021 Annual Meeting of Stockholders

or loss, depending on the length of time the recipient holds the shares. A recipient who makes a proper election to defer the settlement of RSUs will not recognize income with respect to the RSUs, and Oracle will not be entitled to a corresponding deduction, until the end of the deferral period. At the end of the deferral period, the recipient will recognize ordinary compensation income, and Oracle will be entitled to a corresponding deduction, subject to any limitations under Section 162(m) of the Code or any other tax rule, equal to the fair market value of the shares of common stock issued at that time (or the amount of any cash payment made in lieu of shares or upon the vesting and payment of any dividend equivalents).

New Plan Benefits

The Amended 2020 Equity Plan does not provide for set benefits or amounts of awards and we have not approved any awards that are conditioned on stockholder approval of the Amended 2020 Equity Plan. The basis for participation in the Amended 2020 Equity Plan is the Compensation Committee’s decision, in its sole discretion, that an award to an eligible participant will further the 2020 Equity Plan’s stated purpose described above. In exercising its discretion, the Compensation Committee will consider the recommendations of management and the purposes of the Amended 2020 Equity Plan.

Historical Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of Oracle common stock subject to equity awards that have been granted (even if not currently outstanding) under the 2020 Equity Plan, for the period from November 4, 2020 (the date the 2020 Equity Plan became effective) through September 13, 2021.

Name and position	Shares subject to equity awards (#) (1)
Lawrence J. Ellison, Chairman and CTO	—
Safra A. Catz, CEO	—
Dorian E. Daley, Executive Vice President and General Counsel	150,000
Jeffrey O. Henley, Vice Chairman of the Board	100,000
Edward Screven, Executive Vice President and Chief Corporate Architect	200,000
All current executive officers as a group	550,000
All current directors who are not executive officers as a group (2)	—
Each nominee for election as a director (3)	100,000
Each associate of any directors or executive officers	—
Each other person who received or is to receive 5 percent of awards under the 2020 Equity Plan	—
All employees, including all current officers who are not executive officers, as a group	58,480,365

(1)	Includes shares subject to equity awards that have been forfeited or cancelled.

(2)	Non-employee directors are not eligible for awards under the 2020 Equity Plan.

(3)	Represents an RSU grant made to Mr. Henley referenced elsewhere in the above table.

For more information regarding Oracle’s equity compensation plans, including the Prior Plan, the Directors’ Stock Plan and the ESPP, please see “Executive Compensation—Equity Compensation Plan Information.”

Required Vote

Approval of the Amended 2020 Equity Plan requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at the Annual Meeting. If approved by stockholders, the Amended 2020 Equity Plan will become effective on the date of the Annual Meeting. If stockholders do not approve this proposal, the amendment will not become effective and the 2020 Equity Plan will continue in its current form.

The Board of Directors unanimously recommends a vote FOR the approval of the Amended 2020 Equity Plan.

2021 Annual Meeting of Stockholders 75

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our F&A Committee is responsible for overseeing the engagement, independence, compensation, retention and services of our independent registered public accounting firm retained to audit our consolidated financial statements. The F&A Committee has selected Ernst & Young LLP (EY) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal 2022. Representatives of EY will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

EY has served as our independent registered public accounting firm since 2002. In conjunction with the mandated rotation of EY’s lead engagement partner, the F&A Committee is involved in the selection of EY’s lead engagement partner. The F&A Committee also periodically considers whether there should be a rotation of independent registered public accounting firms because the F&A Committee believes that it is important for the registered public accounting firm to maintain independence and objectivity. In deciding to engage EY, our F&A Committee reviewed, among other factors, registered public accounting firm independence issues raised by commercial relationships we have with the other major accounting firms. We have no commercial relationship with EY that would impair its independence. Consequently, at this time, the F&A Committee does not believe that a rotation of registered public accounting firms is merited and believes that the continued retention of EY to serve as our independent registered public accounting firm is in the best interests of Oracle and its stockholders.

The F&A Committee reviews audit and non-audit services performed by EY, as well as the fees charged by EY for such services. In its review of non-audit service fees, the F&A Committee considers, among other things, the possible effect of the performance of such services on the registered public accounting firm’s independence. Additional information concerning the F&A Committee and its activities with EY can be found in the following sections of this proxy statement: “Board of Directors—Committees, Membership and Meetings” and “Report of the Finance and Audit Committee of the Board of Directors.”

Pre-approval Policy and Procedures. We have a policy that outlines procedures intended to ensure that our F&A Committee pre-approves all audit and non-audit services provided to us by EY. The current policy provides for (1) general pre-approval of audit and audit-related services which do not exceed certain aggregate dollar thresholds approved by the F&A Committee, and (2) specific pre-approval of all other permitted services and any proposed services which exceed these same dollar thresholds. Throughout the year, the F&A Committee reviews updates regarding the nature and extent of services provided by EY.

The term of any general pre-approval is twelve months from the date of pre-approval, unless the F&A Committee considers a different period and states otherwise. The F&A Committee will annually review and pre-approve a dollar amount for each category of services that may be provided by EY without requiring further approval from the F&A Committee. The policy describes the audit, audit-related, tax and all other services that have this general pre-approval, and the F&A Committee may add to, or subtract from, the list of general pre-approved services from time to time.

In connection with this pre-approval policy, the F&A Committee will consider whether the categories of pre-approved services are consistent with the SEC’s rules on auditor independence. The F&A Committee will also consider whether the independent registered public accounting firm may be best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is necessarily determinative.

The F&A Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. It may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other fees.”

The F&A Committee pre-approved all audit and non-audit fees of EY during fiscal 2021.

76 2021 Annual Meeting of Stockholders

Ernst & Young Fees

The following table sets forth approximate aggregate fees billed to us by EY for fiscal 2021 and fiscal 2020:

	2021	2020
Audit Fees (1)	$24,439,359	$24,342,290
Audit Related Fees (2)	6,697,201	4,195,685
Tax Fees (3)	2,827,600	3,254,567
All Other Fees (4)	5,995	8,000
Total Fees	$33,970,155	$31,800,542

(1)

Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits or accounting consultations.

(2)	Audit related fees consisted of services with respect to the Statement on Standards for Attestation Engagements (SSAE) No. 16, related to our and our acquired entities’ cloud services offerings.

(3)	Tax fees consisted principally of tax compliance and advisory services for Oracle and entities acquired by Oracle.

(4)	All other fees consisted principally of general training and advisory services.

Required Vote

The ratification of the selection of EY requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of EY.

REPORT OF THE FINANCE AND AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Review of Oracle’s Audited Financial Statements for the Fiscal Year Ended May 31, 2021

The F&A Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended May 31, 2021.

The F&A Committee has discussed with Ernst & Young LLP (EY), our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the PCAOB) and the U.S. Securities and Exchange Commission (the SEC).

The F&A Committee has also received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the F&A Committee concerning independence and the F&A Committee has discussed the independence of EY with that firm.

Based on the F&A Committee’s review and discussions noted above, the F&A Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended May 31, 2021, for filing with the SEC.

Submitted by:	Michael J. Boskin, Chair
Jeffrey S. Berg
Bruce R. Chizen
Rona A. Fairhead

2021 Annual Meeting of Stockholders 77

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL REGARDING RACIAL EQUITY AUDIT

Service Employees International Union Pension Plans Master Trust (SEIU), 1800 Massachusetts Ave NW, Suite 301, Washington, DC 20036-1202, has represented that they have beneficially owned the requisite amount of Oracle common stock for more than one year and has notified us that a representative will present the proposal below (the Racial Equity Audit Proposal) at the Annual Meeting. SEIU has appointed Segal Marco Advisors and/or Segal Marco Advisors’ designee to act on its behalf regarding the Racial Equity Audit Proposal.

The Board of Directors opposes the following Racial Equity Audit Proposal for the reasons stated after the proposal.

Proposal 5—Racial Equity Audit

RESOLVED that shareholders of Oracle Corporation (“Oracle”) urge the Board of Directors to oversee a racial equity audit analyzing Oracle’s impacts on non-white stakeholders and communities of color. Input from civil rights organizations and employees should be considered in determining the specific matters to be analyzed. A report on the audit, prepared at reasonable cost and omitting confidential and proprietary information, should be publicly disclosed on Oracle’s website.

SUPPORTING STATEMENT

High-profile police killings of black people have galvanized the movement for racial justice. That movement, together with the disproportionate impacts of the COVID-19 pandemic, have focused the attention of media, the public and policy makers on systemic racism, racialized violence and inequities in employment, health care, and the criminal justice system.

Although Oracle’s Corporate Governance Guidelines state that the Nomination and Governance Committee “is committed to actively seeking women and minority candidates for the pool from which director candidates are chosen,”1 Oracle does not appear to have adopted any goals, policies or procedures for increasing board diversity, and the board has no Black directors. Oracle also reportedly has no Black executive officers.2

Several aspects of Oracle’s business and operations suggest that a racial equity audit would be useful. Oracle calls itself “the undisputed leader in helping justice and public safety organizations achieve their vital missions,”3 and policing has well-recognized adverse impacts on people of color. Oracle sells facial recognition technology, which has come under fire after a federal study concluded that algorithms disproportionately misidentify non-white faces.4 In April, a man falsely arrested in Detroit as a result of a bad match sued, arguing that his arrest was unconstitutional and demanding that the Detroit Police Department stop using facial recognition technology.5

Likewise, “predictive policing,” in which data is used to direct police resources, has been accused of magnifying racial bias.6 Oracle sells “Social-Oriented Policing” tools that use social media data for “the prevention, detection and solving of crime and disorder”7 as well as other analytical tools.8 Surveillance technologies, such as drones and license plate readers, are increasingly being used at demonstrations, including last year’s racial justice protests.9

Oracle has also been identified as among the tech companies “playing an increasingly central role in facilitating the expansion and acceleration of arrests, detentions, and deportations” by immigration authorities. According to a 2018 report, the “cloud plays a critical role in the [Department of Homeland Security (“DHS”)] immigration enforcement system,” and DHS has granted “multi-million dollar cloud contracts” to several companies, including Oracle.10

[1]	https://www.oracle.com/assets/cg-guidelines-176734.pdf, at 1.
[2]	https://www.usatoday.com/in-depth/money/business/2020/08/20/racism-black-america-corporate-america- facebook-apple-netflix-nike-diversity/5557003002/
[3]	https://www.oracle.com/us/solutions/045896.pdf
[4]	https://www.nist.gov/news-events/news/2019/12/nist-study-evaluates-effects-race-age-sex-face-recognition- software; https://www.businessinsider.com/facial-recognition-racial-bias-federal-study-2019-12
[5]	https://www.technologyreview.com/2021/04/14/1022676/robert-williams-facial-recognition-lawsuit-aclu- detroit-police/
[6]	https://www.latimes.com/local/lanow/la-me-lapd-data-policing-20180724-story.html
[7]	https://www.businessinsider.com/tiktok-sale-microsoft-oracle-history-us-government-surveillance-2020-8
[8]	https://oracle-big-data.blogspot.com/2013/07/fighting-crime-using-statistics.html
[9]	E.g., https://www.nytimes.com/2020/06/19/us/politics/george-floyd-protests-surveillance.html; https://www.eff.org/deeplinks/2020/06/how-identify-visible-and-invisible-surveillance-protests
[10]	https://mijente.net/wp-content/uploads/2018/10/WHO%E2%80%99S-BEHIND-ICE_-The-Tech-and-Data- Companies-Fueling-Deportations-_v1.pdf, at 1, 6.

78 2021 Annual Meeting of Stockholders

For the above reasons, Oracle should assess its behavior through a racial equity lens to identify how it contributes to systemic racism and could begin to help dismantle it.

We urge shareholders to vote for this proposal.

Statement in Opposition to Proposal No. 5

Oracle is committed to the advancement of racial diversity, equity and inclusion, both among our workforce and in society as a whole. We join the proponent in disavowing systemic racism and we believe that our products can be used by organizations to work towards the goal of racial equity.

Oracle’s People: Oracle is committed to diversity, equity and inclusion

We are intentionally focused on hiring employees from a broad pool of talent with diverse backgrounds, perspectives and abilities and we believe Oracle’s diverse leaders serve as role models for our inclusive workforce. We seek to continuously build on our inclusive hiring strategies, tracking our progress and holding ourselves accountable for greater diversity at Oracle. Our programs are supported by Oracle leaders across the company with strategic sponsorship from Oracle’s Executive Diversity Council, which is led by Ms. Catz, our CEO, and extend through the actions we are taking globally on Oracle’s five Diversity and Inclusion Imperatives:

•   driving insight and accountability with data;

•   recruiting with an intention on diversity;

•   embedding inclusion into talent development;

•   inspiring an inclusive culture through community; and

•   investing in the future diversity of our industry.

In addition to global, regional and local programs, Oracle Human Resources partners with business leaders to create and implement diversity and inclusion plans to embed targeted strategies into organizations across Oracle.

We believe that an important aspect of creating a culture and environment that supports employee and business success is listening to employee feedback. We conduct an annual employee engagement survey and share the results with leaders who receive direct observations from employees about areas critical to Oracle’s strategic priorities, including the employee and customer experience. Nearly 80% of our employees participate in the annual survey. Employee satisfaction on the importance of diversity and inclusion at Oracle and their manager’s encouragement of diverse ideas and perspectives ranks high in our employee engagement surveys.

We are also committed to using our corporate resources and encouraging our employee population to promote racial equity outside of Oracle, including by advancing education in innovative ways, promoting diversity, and enriching lives in our communities. Many of our employees participate in Oracle’s corporate citizenship initiatives focused on education, the environment and community. Each year, through our volunteering and giving programs, employees donate tens of thousands of volunteer hours and millions of dollars (matched by Oracle) to causes ranging from equality and racial justice to sharing their work time and resources with people in need.

Our outside awards and recognitions also offer evidence of how these policies and practices promote an inclusive and supportive corporate culture. Oracle has received several awards and recognitions for our workforce diversity and inclusion and corporate citizenship efforts, including being named to:

•   Best Employers for Diversity by Forbes in 2021;

•   Top Supporter of Historically Black Colleges and Universities in 2021;

•   Top Company Where the US Wants to Work Now by LinkedIn in 2021;

•   Top 50 Employers for Workforce Diversity in 2020 by readers of Workforce Diversity Magazine;

•   Top 50 Employers for Minority Engineers in 2020 by readers of Minority Engineer Magazine; and

•   100 Best Corporate Citizens of 2019 by Corporate Responsibility Magazine.

2021 Annual Meeting of Stockholders 79

Oversight of Diversity and Inclusion Matters

Our focus on diversity and inclusion is reflected throughout our organization, starting at the highest level:

•   Our CEO is a woman and thirty-six percent of our Board members are women or come from a diverse background (four of our 14 Board members are women).

•   The Board’s Corporate Governance Guidelines affirm that the Governance Committee, acting on behalf of the Board, is committed to actively seeking women and minority candidates for the pool from which director candidates are selected.

•   The full Board has oversight responsibility and has received management presentations on diversity and inclusion matters at Oracle.

•   Principles of freedom from discrimination in all aspects of the employment relationship and our commitment to them are firmly set in our Code of Ethics and Business Conduct for employees as well as in our Codes of Ethics and Business Conduct for our suppliers and partners (available at). We require our suppliers and partners to confirm their understanding of and adherence to our published values and principles. In addition, we have a supplier diversity program and diversity spending goals, and we endeavor to work with and empower small businesses, as well as minority-owned, woman-owned and service-disabled veteran-owned businesses.

Public Disclosure Regarding Diversity and Inclusion Efforts

Consistent with our commitment to transparency, we regularly publish information regarding the progress of our diversity and inclusion efforts, both within and outside of Oracle. Our written policies and practices, including our Equal Employment Opportunity policy, our Human Rights Statement (https://www.oracle.com/a/ocom/docs/corporate/citizenship/human-rights-statement.pdf), and our Code of Ethics and Business Conduct, have been put in place in part to ensure that our corporate culture embraces respect for racial diversity and cultivates an inclusive workforce and work environment. We also publish a Corporate Citizenship Report (https://www.oracle.com/corporate/citizenship/) that describes our corporate citizenship values and ethics and efforts in the areas of education, giving, volunteering and sustainability. We also maintain a website devoted to “Diversity and Inclusion” (https://www.oracle.com/corporate/careers/diversity-inclusion) that discusses methods through which we promote diversity and inclusion within and outside of our workplace, including through employee resource groups such as the Alliance of Black Leaders for Excellence, and partnerships with many outside organizations devoted to diversity and inclusion. The Diversity and Inclusion website provides detailed reporting on the demographic make-up of our workforce and includes a link to our publicly available EEO-1 statement.

Oracle’s Products: Oracle enables our customers to promote racial equity and achieve greater diversity and inclusion

We take issue with the assertion that Oracle is responsible, through our product offerings, for racially biased interactions between law enforcement and people of color, including in connection with recent racial justice protests. Although the proponent of this proposal references an ongoing lawsuit against the Detroit Police Department regarding their use of facial recognition technology, to our knowledge, such technology was created by an unrelated third party. Oracle is not named in the complaint nor are we a party to this lawsuit.

Oracle is committed to applying artificial intelligence (AI) in a responsible way, by considering fairness implications during the product development process and continually striving toward the goal of ensuring that the systems we help develop are designed to reduce implicit bias. Our Board is mindful of these issues, having received presentations on the benefits and risks of AI, and benefits from the knowledge and expertise of one of our directors in the field of AI.

While the Board does not believe that Oracle is responsible for actions that may be taken by our customers, our products do assist organizations to comply with regulatory requirements aimed at racial equity as well as to achieve their own internal diversity and inclusion goals. For example, Oracle products enable companies and organizations to comply with laws, regulations, and standards that promote racial equity. Pursuant to state, local, and federal law, there is an expansive list of protected classes that cannot be discriminated against in employment. Oracle’s products can be used by customers to help avoid disadvantaging members of such protected classes in their hiring process. We provide the tools to allow companies and organizations to strive towards fairness and inclusion in their employment practices. In addition, Oracle assists our customers to identify inequities in their own systems and processes so that they may develop solutions to achieve greater equity and inclusion.

In light of this and of our commitment to fostering and advancing racial equity and diversity at Oracle as well as in society as a whole, our Board believes the requested audit and related report are unnecessary.

For the reasons set forth above, the Board unanimously recommends a vote AGAINST adoption of Proposal No. 5.

80 2021 Annual Meeting of Stockholders

Required Vote

The adoption of the Racial Equity Audit Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 5.

2021 Annual Meeting of Stockholders 81

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIR

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, has represented that he has beneficially owned the requisite amount of Oracle common stock for more than one year and has notified us that a representative will present the proposal below (the Independent Board Chair Proposal) at the Annual Meeting. Mr. Steiner has appointed John Chevedden and/or Mr. Chevedden’s designee to act on his behalf regarding the Independent Board Chair Proposal.

The Board of Directors opposes the following Independent Board Chair Proposal for the reasons stated after the proposal.

Proposal 6—Independent Board Chairman

Shareholders request that our Board of Directors adopts a policy, and amend our governing documents as necessary, to require that the Chairman of the Board be an independent member of the Board. Although it would be better to have an immediate transition to an independent Board Chairman, the Board would have the discretion to phase in this policy for the next Chief Executive Officer transition.

If the Board determines that a Chairman is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is temporarily waived in the unlikely event that no independent director is available and willing to serve as Chairman.

This proposal topic won 52% support at Boeing in April 2020 and Boeing responded by naming an independent board chairman. This proposal topic also won 50%-plus support at 5 major U.S. companies in one year including 73%-support at Netflix.

It is important to have an Independent Board Chairman to build up the oversight role of the Directors. The following directors received more than 400 million negative votes each at the 2020 annual meeting:

Bruce Chizen

Jeffrey Berg

Leon Panetta

William Parrett

These 400 million negative votes each are worse than they seem since Mr. Lawrence Ellison, who controls 35% of the vote, is assumed to have voted in favor of these directors. These directors unfortunately also had an oversized influence on the key committees of the Board of Directors.

There is a long history of shareholders rejecting Oracle’s excessive management pay:

2015	51% Rejection
2016	55% Rejection
2017	50% Rejection
2018	46% Rejection
2019	42% Rejection
2020	42% Rejection

Most companies have rejection rates of 5% to 10%. The 42% to 55% rejection is worse than it seems because Mr. Ellison, who controls 35% of the vote, is assumed to have voted in favor of this excessive management pay.

This proposal topic won 44%-support at a previous Oracle annual meeting. This 44%-support represented majority support from non-insider shares.

Please vote yes:

Independent Board Chairman—Proposal 5

82 2021 Annual Meeting of Stockholders

Statement in Opposition to Proposal No. 6

The Board believes it is important to retain flexibility to determine the most appropriate leadership structure based on an assessment of Oracle’s needs and circumstances at any given time

The Board believes our company and our stockholders benefit from this flexibility, as our directors are well positioned to determine our leadership structure given their in-depth knowledge of our leadership team, our strategic goals, and the opportunities and challenges we face. Moreover, our lead independent director role, as well as our other corporate governance practices, already provide the independent leadership and oversight requested by this proposal.

As described in our Corporate Governance Guidelines (the Guidelines), the Board does not have a policy mandating the separation of the roles of Chair and CEO for the reasons noted above. The Board elects our Chair and appoints our CEO, and these positions may be held by the same person or by different people. Currently, the roles of Chair and CEO are filled by separate individuals: Mr. Ellison, Oracle’s founder and CTO, serves as Chairman, and Ms. Catz serves as CEO. The Board believes that the separation of the offices of the Chair and CEO is appropriate at this time because it allows our CEO to focus primarily on Oracle’s business strategy, operations and corporate vision. The Board further believes it is valuable for Mr. Ellison to serve as Chairman because his familiarity with and knowledge of our technologies and product offerings are unmatched. With over 40 years of experience at Oracle, Mr. Ellison is uniquely positioned to lead the Board in its oversight of our company’s business and strategic direction.

We do not believe that a policy requiring an independent chair is necessary to ensure that the Board provides independent and effective oversight of Oracle’s business and management. The proposal would restrict the Board’s discretion to use its experience and judgment to make the best-informed decision on its leadership structure. Our Guidelines already provide for robust independent leadership and oversight of directors and management. On an annual rotating basis, the chair of the F&A Committee, the Compensation Committee or the Governance Committee serves as the lead independent director at executive sessions of the Board. The lead independent director serves as a liaison between our independent directors and our executive directors and performs additional duties as the Board determines. Currently, Mr. Conrades serves as the lead independent director. Mr. Conrades is an experienced director and former CEO, with experience in leading and managing a large, complex global technology organization. The Board believes that his strong leadership and governance experience enable him to serve as an effective and independent lead director.

The Board has independent oversight of critical matters

As required by our Guidelines, a majority of the Board and each member of the F&A Committee, the Compensation Committee, the Governance Committee and the Independence Committee are “independent” under the applicable NYSE and SEC rules, which ensures that oversight of critical matters—such as the integrity of Oracle’s financial statements, the compensation of our executive officers, the selection and evaluation of directors, and the development of corporate governance principles, among others—is entrusted to independent directors. The Board and each of its committees have unrestricted access to officers and employees of Oracle and have the authority to ask such questions and conduct investigations, and to retain legal, accounting, financial or other outside advisors, as they deem necessary or appropriate to fulfill their duties. In addition, as required by our Guidelines, our non-employee directors meet in executive sessions without management on a regular basis, and our independent directors meet in executive session at least once a year. Further, any director is empowered to request additional executive sessions to discuss any matter of concern.

The Board is committed to strong corporate governance practices and policies

Our existing corporate governance practices reinforce the Board’s alignment with, and accountability to, stockholders. Our current governance practices include the annual election of all directors, ongoing board refreshment, majority voting for each director, a majority voting policy with a mandatory resignation policy, stockholder proxy access, an annual self-evaluation of the Board and each of its committees (including individual director interviews), robust director and senior officer stock ownership guidelines, no supermajority voting provisions, stockholders’ right to call special meetings, stockholders’ right to act by written consent and an active stockholder outreach and engagement program. Reflecting the Board’s commitment to continuous improvement, the Board regularly reviews its governance practices to ensure that our practices promote shareholder value and effective functioning of the Board.

2021 Annual Meeting of Stockholders 83

The proposal’s rigid and prescriptive approach to board leadership is not the practice of the majority of companies in the S&P 500

According to the 2020 Spencer Stuart Board Index, approximately 66% of companies in the S&P 500 do not have an independent board chair, while 73% of boards have a lead or presiding director, as Oracle does. We believe that rather than taking a “one-size-fits-all” approach to board leadership, the Board’s fiduciary duties are best fulfilled by retaining flexibility to determine the leadership structure that serves the best interests of Oracle and our stockholders, taking into account Oracle’s needs and circumstances at any given time.

There is a long history of Oracle’s stockholders rejecting this and similar proposals

The proponent claims that this proposal topic won 44% support at a previous Oracle annual meeting. However, although the proponent has presented similar proposals at each of Oracle’s stockholder meetings since 2018, no more than approximately 35% of the votes cast on this topic at any of those meetings have voted in favor of the proposal. Some of our independent directors, including the Chair of the Governance Committee, have discussed this proposal and our leadership structure with certain of our institutional investors as part of our ongoing engagement efforts. The feedback we received was supportive of Mr. Ellison as Chairman due, in part, to his long-standing history with Oracle and his perspectives but they want the Board to be comprised primarily of independent directors who are not overly deferential to him, which we believe is reflected in our current structure and board makeup. Our Board believes that our existing corporate governance practices, including the rotation of lead independent directors, help ensure that independent directors fulfill these important duties and are responsive to the feedback we have received from our stockholders. The Board is not inclined to adopt a proposal that our stockholders have repeatedly and clearly rejected.

For the reasons set forth above, the Board unanimously recommends a vote AGAINST adoption of Proposal No. 6.

Required Vote

The adoption of the Independent Board Chair Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 6.

84 2021 Annual Meeting of Stockholders

PROPOSAL NO. 7

STOCKHOLDER PROPOSAL REGARDING POLITICAL SPENDING

Eric and Emily Johnson, 111 Queen Anne Ave N, #500, Seattle, WA 98109, have represented that they have beneficially owned the requisite amount of Oracle common stock for more than one year and have notified us that a representative will present the proposal below (the Political Spending Proposal) at the Annual Meeting. Eric and Emily Johnson have appointed Newground Social Investment, spc and/or its agents to act on their behalf regarding the Political Spending Proposal.

The Board of Directors opposes the following Political Spending Proposal for the reasons stated after the proposal.

Proposal 7—Political Spending

RESOLVED: Shareholders ask Oracle Corporation (“Oracle” or “Company”) to adopt a policy that requires any organization which engages in political activities that receives financial support from Oracle—whether a trade association, social welfare organization, or other—to report, at least annually, the organization’s expenditures for political activities. Reporting shall include the names and amounts spent to support or oppose specific candidates, political parties, and political organizations, and such reports will be posted to Oracle’s public website.

For purposes of this proposal, “political activities” are defined as (a) influencing or attempting to influence the selection, nomination, election, or appointment of any individual to a public office; or (b) supporting a party, committee, association, fund, or other organization organized and operated primarily for the purpose of directly or indirectly accepting contributions or making expenditures to engage in the activities described in (a) above.

SUPPORTING STATEMENT

As long-term shareholders, we support transparency and accountability in corporate electoral spending. Without knowing which candidates and political causes its funds ultimately support, Oracle cannot assure shareholders, employees, or other stakeholders that its spending aligns with core values, business objectives, and policy positions. Misaligned or non-transparent funding creates reputational risk that can harm shareholder value and also place a company in legal jeopardy. Without the information this resolution requests, neither the board, senior management, nor shareowners can assess the risks associated with political spending.

A company’s reputation, value, and bottom line can be adversely impacted by spending that is conducted blindly. The risk is especially serious when giving to trade associations, Super PACs, 527 committees, and “social welfare” organizations—groups that routinely pass money to or spend on behalf of candidates and political causes a company might not otherwise wish to support. The Conference Board’s 2021 Under a Microscope report** details these risks, discusses how to effectively manage them, and recommends the procedures outlined in this proposal.

Media coverage amplifies the risk a company’s blind spending can pose. Various companies’ spending has been tied to attacks on voting rights and efforts to deny climate change—negative associations companies typically wish to avoid. Contributions to third-party groups can also embroil companies in scandal. For example, FirstEnergy Corp was tainted when it contributed to a political advocacy organization that later pled guilty to the state’s largest bribery scheme. FirstEnergy’s stock price and credit ratings took major hits, resulting in the resignation of several top officers.

Public records show Oracle has contributed at least $3,910,922 in corporate funds to third- party groups. It is unclear whether these groups provided sufficient information to assess (1) potential risks for the Company and stockholders, and (2) whether the groups’ expenditures aligned with Oracle’s core values, business objectives, and policy positions.

Mandating reports from third-party organizations that receive money from Oracle as described above will demonstrate the Company’s commitment to robust risk management and responsible civic engagement.

THEREFORE: We urge a vote FOR the commonsense risk management measures contained in this proposal

**	www.Conference-Board.org/publications/Under-a-Microscope-ES

2021 Annual Meeting of Stockholders 85

Statement in Opposition to Proposal No. 7

The Board believes that it is unnecessary and infeasible to require any organization which engages in political activities that receives financial support from Oracle to report, at least annually, the organization’s expenditures for political activities

Oracle has put in place procedures which are designed to provide oversight of our limited contributions to such organizations and we are already in the practice of voluntarily reporting more information regarding our corporate contributions than is legally required. The Board does not believe that the reports requested by the proposal would provide stockholders with any additional meaningful information. Furthermore, few organizations would be willing or able to generate such reports and requiring that they do so in order to receive contributions from Oracle would severely limit the organizations to which Oracle could contribute. Given Oracle’s limited contributions, Oracle lacks the influence over such organizations that would be needed to require that such reports be provided. In addition, even if Oracle were to receive such reports from organizations, Oracle lacks the resources and power to ensure that such reports are accurate prior to posting on Oracle’s website. Inaccurate records could undermine the disclosure and subject Oracle to unnecessary risk without benefit to stockholders.

Oracle makes very few direct political contributions and contributions to non-profit organizations and industry trade groups that may engage in political activities

In fiscal 2021, Oracle’s total expenses relating to such contributions were immaterial when compared to the company’s total operating costs. However, we do believe that it is necessary and appropriate to engage in the political process in a limited, bipartisan and transparent manner to further the long-term interests of our company and our stockholders. Oracle conducts business around the globe, necessitating compliance with a complex web of international laws and regulations governing our operations. We also believe Oracle’s voice in domestic policy discussions provides an important perspective that can assist lawmakers in creating policies that promote the competitiveness and innovative capacity of the United States.

We are committed to operating in an ethical manner, and we have put in place procedures which are designed to ensure that our political contributions and lobbying expenditures are subject to appropriate oversight and are made in the best interest of our stockholders

Our public policy agenda is developed and advanced by our Government Affairs department, which focuses its efforts on public policy issues that are relevant to the long-term interests of our company, such as IT modernization, artificial intelligence, intellectual property rights, taxation, and international trade. Our Government Affairs department reports directly to our CEO, who oversees the group’s activities. In addition, our political activity reports are provided to the F&A Committee and are available on our website. Given the existing disclosure requirements under applicable law and the additional voluntary disclosures we already make, we believe the requested reports are unnecessary and unwise.

It is important for our stockholders and our business that Oracle have flexibility to appropriately evaluate and engage in the public policymaking process

We belong to a number of industry and trade associations that advocate on behalf of policy issues that are important to our business. While we do not always share or agree with all of the views espoused by such groups, we believe our membership in these groups allows us to work collaboratively and create consensus with organizations with similar interests on key policy issues and advocate in favor of those interests. Our limited contributions to such non-profit organizations and industry trade groups therefore take fully into account the specific activities of the organization, the group’s focus on specific policies of impact to Oracle, and the long-term protection of Oracle’s brand. Our contributions are limited in nature, made without regard to political orientation, and have a clear connection with Oracle’s business interests. We do not believe that requiring additional disclosure from these groups would be beneficial to our stockholders and the cost of doing so would far exceed any perceived advantage. We also convey our expectation in writing to the recipient organizations that any such contribution should not be used in connection with any election. Our Government Affairs department regularly reviews the costs and benefits of our memberships in trade associations.

86 2021 Annual Meeting of Stockholders

Oracle is committed to complying with all laws governing our participation in the political process and conducting our activities in a transparent and legal manner

We recognize that stockholders are interested in disclosure regarding corporate spending on US political activities. Our political contributions are governed by extensive laws and regulations, including those requiring public disclosure of contributions. Our government relations practices comply with all applicable Federal, state, and local laws and applicable disclosure requirements. We also voluntarily disclose information about our political contributions on our investor relations website. Specifically:

•   Our voluntary 2020 political activity report, available at investor.oracle.com under “Corporate Governance,” discloses our political contributions reportable under U.S. state and local laws and our donations to organizations operating under Section 527 of the Internal Revenue Code.

•   The Federal Election Commission reports of the Oracle Political Action Committee (PAC), which detail the PAC’s political contributions and expenditures, are available at www.fec.gov/data.

We believe that our current practices, as described above, provide sufficient transparency and accountability with respect to our political spending and the governance and oversight of that spending. Although we disclose information regarding contributions that we make directly, we do not believe that it would be feasible to require third party organizations that receive limited financial support from Oracle to provide the reports requested by this proposal regarding their political spending.

Additionally, some of the organizations that received contributions from Oracle already provide some level of disclosure regarding their political spending activities, either voluntarily or as a result of legal obligations to do so. Trade associations, for example, are subject to public disclosure obligations with respect to their lobbying and political contributions and expenditures. Given the level of disclosure that is already available from Oracle regarding our political spending activities and from certain of the organizations that receive contributions from Oracle, we believe that restricting the organizations that may receive contributions to those that are willing or able to prepare the reports requested by this proposal would do nothing more than harm Oracle and our stockholders by silencing our voice in important public policy discussions and restricting the furtherance of our public policy agenda.

For the reasons set forth above, the Board unanimously recommends a vote AGAINST adoption of Proposal No. 7.

Required Vote

The adoption of the Political Spending Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 7.

2021 Annual Meeting of Stockholders 87

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

Our Bylaws contain procedures governing how stockholders may submit proposals or director nominations to be considered at our annual meetings. The SEC has also adopted regulations (Exchange Act Rule 14a-8) that govern the inclusion of stockholder proposals in our annual proxy materials.

The table below summarizes the requirements for stockholders who wish to submit proposals or director nominations for our 2022 Annual Meeting of Stockholders. Stockholders should carefully review our Bylaws and Exchange Act Rule 14a-8 to ensure that they have satisfied all of the requirements necessary to submit proposals or director nominations to be considered at our 2022 Annual Meeting of Stockholders. Our Bylaws are posted on our website at www.oracle.com/goto/corpgov.

	Proposals for inclusion in 2022 proxy statement	Director nominations for inclusion in 2022 proxy statement (proxy access)	Other proposals/nominations to be presented at 2022 Annual Meeting*

Type of Proposal or Nomination	SEC rules permit stockholders to submit proposals for inclusion in our proxy statement by satisfying the requirements described in Exchange Act Rule 14a-8.

A stockholder or a group of up to 20 stockholders meeting the ownership requirements described in Section 1.12 of our Bylaws may submit director nominees (constituting up to the greater of two directors or 20% of the Board) for inclusion in our proxy statement by satisfying the requirements described in Section 1.12 of our Bylaws.

Stockholders may present proposals or director nominations directly at the annual meeting (but not for inclusion in our proxy statement) by satisfying the requirements described in Section 1.11 of our Bylaws.

When Proposal or Nomination Must Be Received by Oracle

No later than the close of business on May 27, 2022. However, if we did not hold an annual meeting the previous year, or if the date of our annual meeting has changed by more than 30 days from the anniversary of the previous year’s meeting, we will announce a new deadline in our public filings with the SEC.

No earlier than April 27, 2022 and no later than the close of business on May 27, 2022. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 120th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting.

No earlier than May 27, 2022 and no later than the close of business on June 26, 2022. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting.

Where to Send Proposal or Nomination	By Mail: Corporate Secretary, Oracle Corporation, 2300 Oracle Way, Austin, Texas 78741 By Email: Corporate_Secretary@oracle.com, with a confirmation copy sent by mail to the address above

What Must Be Included with Proposal or Nomination	The information required by Exchange Act Rule 14a-8	The information required by our Bylaws	The information required by our Bylaws

*

If stockholders do not comply with the Bylaw notice deadlines in this column, we reserve the right not to submit the stockholder proposals or nominations to a vote at our annual meeting. If we are not notified of a stockholder proposal or nomination by June 26, 2022, then the management personnel who have been appointed as proxies may have the discretion to vote for or against such stockholder proposal or nomination, even though such proposal or nomination is not disclosed in the proxy statement.

Under our Bylaws, if the number of directors to be elected to the Board is increased and we do not make a public announcement specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s written notice of nominees for any new position will be considered timely if it is delivered to our Corporate Secretary by the 10th day following the announcement.

88 2021 Annual Meeting of Stockholders

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Who is soliciting my vote?

A:	The Board of Directors of Oracle is soliciting your vote at the 2021 Annual Meeting of Stockholders (Annual Meeting).

Q:	What is the purpose of the Annual Meeting?

A:	You will be voting on the following items of business:

•	the election of directors (Proposal 1);

•	an advisory vote to approve the compensation of our NEOs (Proposal 2);

•	the approval of an amendment to the Oracle Corporation 2020 Equity Incentive Plan (Proposal 3);

•	the ratification of the selection of Ernst & Young LLP (EY) as our independent registered public accounting firm for fiscal 2022 (Proposal 4); and

•	up to three stockholder proposals, if properly presented at the Annual Meeting (Proposals 5 through 7).

If any other business properly comes before the meeting, you will be voting on those items as well.

Q:	What are the Board of Directors’ recommendations?

A:	The Board recommends that you vote your shares as follows:

•	for the election of each of the directors (Proposal 1);

•	for the approval, on an advisory basis, of the compensation of our NEOs (Proposal 2);

•	for the approval of an amendment to the Oracle Corporation 2020 Equity Incentive Plan (Proposal 3);

•	for the ratification of the selection of EY as our independent registered public accounting firm for fiscal 2022 (Proposal 4);

•	against the stockholder proposals (Proposals 5 through 7); and

•	for or against other matters that come before the Annual Meeting, if any, as the proxy holders deem advisable.

Q:	Who is entitled to vote at the Annual Meeting?

A:

The Board set September 13, 2021 as the record date for the Annual Meeting. All stockholders who owned Oracle common stock at the close of business on September 13, 2021 may vote at the Annual Meeting.

Q:	Who can attend the Annual Meeting?

A.

All stockholders as of the record date may attend the virtual 2021 Annual Meeting. We will also make the Annual Meeting viewable to any guests interested in Oracle’s business. Guests will not be able to vote shares or ask questions during the meeting.

Q:	Can stockholders ask questions during the Annual Meeting?

A.

Yes. We will answer stockholder questions submitted in advance of, and questions submitted live during, the Annual Meeting. Stockholders may submit a question in advance of the meeting at www.proxyvote.com after logging in with the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on their proxy card (if they requested printed materials), or on the instructions that accompanied their proxy

2021 Annual Meeting of Stockholders 89

materials. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/ORCL2021. We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. We reserve the right to edit any inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Oracle’s business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition in the interest of time and fairness to all stockholders. The question and answer session will be accessible following the meeting as part of the recording of the meeting that will be available at www.virtualshareholdermeeting.com/ORCL2021 and on our website at www.oracle.com/investor following the Annual Meeting through November 17, 2021.

Q:	What do I need to attend the Annual Meeting and when should I arrive?

A:

This year’s Annual Meeting will be held in a virtual format only. The accompanying proxy materials and the meeting’s website: www.virtualshareholdermeeting.com/ORCL2021 include instructions on how to participate in the meeting and how you may vote your shares of Oracle stock. Stockholders may vote and submit questions while connected to the Annual Meeting on the Internet. To be admitted to the Annual Meeting, you must enter the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested or received printed materials), or on the voting instruction forms that accompanied your proxy materials.

We encourage you to access the Annual Meeting before it begins. You may access the meeting site 15 minutes before the meeting on November 10, 2021. If you have difficulty accessing the meeting, please call the technical support number that will be posted on the meeting log-in page. We will have technicians available to assist you beginning 30 minutes prior to the meeting at 12:30 p.m., Central Time, on November 10, 2021.

Q:	Will the Annual Meeting be recorded and available on the Internet?

A:	Yes, a recording of the meeting will be available at www.virtualshareholdermeeting.com/ORCL2021 and on our website at www.oracle.com/investor following the Annual Meeting through November 17, 2021.

Q:	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

A:

We are permitted to furnish proxy materials, including this proxy statement and our Annual Report on Form 10-K for fiscal 2021, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, explains how you may access and review all of the proxy materials on the Internet. The Notice also describes how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Q:	Can I vote my shares by filling out and returning the Notice?

A:

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet and how to request paper copies of the proxy materials.

Q:	Why didn’t I receive a notice in the mail regarding the Internet availability of proxy materials?

A:

Stockholders who previously elected to access proxy materials over the Internet will not receive the Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate all such paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive

90 2021 Annual Meeting of Stockholders

all future proxy materials online will save us the cost of printing and mailing documents to your home or business and help us conserve natural resources. To request electronic delivery, please go to www.oracle.com/investor or the website provided on your proxy card or voting instruction card.

Q:	How many votes do I have?

A:

You will have one vote for each share of Oracle common stock you owned at the close of business on the record date, provided those shares were either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

Q: What	is the difference between holding shares as a stockholder of record and beneficial owner?

A:

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice or proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote electronically at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

Q:	How many votes can be cast by all stockholders?

A:

Each share of Oracle common stock is entitled to one vote. There is no cumulative voting. We had 2,733,686,038 shares of common stock outstanding and entitled to vote on the record date, September 13, 2021.

Q:	How many votes must be present to hold the Annual Meeting?

A:

A majority of the shares entitled to vote as of the record date must be present on the virtual meeting platform or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Shares are counted as present at the Annual Meeting if you properly cast your vote electronically or telephonically, or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	How many votes are required to elect directors (Proposal 1)?

A:

Directors are elected by a plurality of the votes cast. This means that the 14 individuals nominated for election to the Board who receive the most FOR votes (among votes properly cast electronically, telephonically or by proxy) will be elected.

While directors are elected by a plurality of votes cast, our Corporate Governance Guidelines include a majority voting and mandatory resignation policy for directors. This policy states that in an uncontested election, any director nominee who receives an equal or greater number of votes WITHHELD from his or her election as compared to votes FOR such election and if no successor has been elected at such meeting, the director must tender his or her resignation following certification of the stockholder vote. The Governance Committee is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale.

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Only votes FOR are counted in determining whether a plurality has been cast in favor of a director nominee. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. For a WITHHELD vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote against that director nominee under our majority voting and mandatory resignation policy for directors.

Full details of our majority voting and mandatory resignation policy are set forth in our Corporate Governance Guidelines available on our website at www.oracle.com/goto/corpgov.

Q:	How many votes are required to adopt the other proposals (Proposals 2 through 7)?

A:

Proposals 2 through 7 will be approved if such items receive the affirmative vote of a majority of the shares of Oracle common stock represented at the Annual Meeting and entitled to vote on the matter. If your shares are represented at the Annual Meeting but you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on a particular matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

Your vote on Proposal 2 (vote on NEO compensation), Proposal 4 (selection of Ernst & Young LLP) and each of the stockholder proposals are advisory, which means the result of the votes are non-binding on Oracle, the Board and the committees of the Board. Although the votes are non-binding, the Board and its committees value the opinions of our stockholders and will review and consider the voting results when making future decisions regarding these matters.

Q:	What if I don’t give specific voting instructions?

A:

Stockholders of Record. If you are a stockholder of record and you indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board, or you return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted:

•	in accordance with the recommendations of the Board on all matters presented in this proxy statement; and

•	as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions on such matter.

Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. In very limited circumstances, brokers have the discretion to vote on matters deemed to be routine. Under applicable law, brokers generally do not have discretion to vote on most matters. For example, if you do not provide voting instructions to your broker, the broker could vote your shares for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) because that is deemed to be a routine matter, but the broker could not vote your shares for any of the other proposals on the agenda for the Annual Meeting. We encourage you to provide instructions to your broker regarding the voting of your shares.

If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to a particular proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will help with obtaining a quorum, but the broker non-vote will not otherwise count toward the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.

Q:	Can I change my vote after I voted?

A:

Yes. Even if you voted by telephone or on the Internet or if you requested paper proxy materials and signed the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to

92 2021 Annual Meeting of Stockholders

revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Corporate Secretary of Oracle, specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or timely delivery of a valid, later-dated proxy or by voting at the Annual Meeting.

Q:	What does it mean if I receive more than one Notice, proxy or voting instruction card?

A:

It generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy cards and voting instruction cards you receive.

Q:	Who pays for the proxy solicitation and how will Oracle solicit votes?

A:

We will bear the expense of printing, mailing and distributing these proxy materials and soliciting votes. In addition to the solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, electronic communications or otherwise. They will not be paid any additional compensation for such solicitation. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers and nominees for their expenses incurred in forwarding solicitation materials to such beneficial owners. We have also retained Innisfree M&A Incorporated to solicit proxies and to separately prepare a stockholder vote analysis of certain proposals for an aggregate fee of approximately $50,000, plus customary costs and expenses.

Q:	Who will count the votes?

A:

Broadridge Financial Services has been appointed as the inspector of elections for the Annual Meeting. A representative of Broadridge Financial Services will tabulate votes cast by proxy or electronically before and during the meeting.

Q:	How do I find out the voting results?

A:

Preliminary voting results may be announced at the Annual Meeting, and final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting www.oracle.com/investor, calling our Investor Relations Department at 1-650-506-4073, writing to Investor Relations Department, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065, or sending an email to investor_us@oracle.com.

Q:	What if I have questions about lost stock certificates or I need to change my mailing address?

A:

Stockholders may contact our transfer agent, American Stock Transfer & Trust Company, LLC, by calling 1-888-430-9892, by emailing help@astfinancial.com, or by writing to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. Also see our transfer agent’s website at www.astfinancial.com to get more information about these matters.

Q:	What if I need to change my email address?

A:

Opting to receive all future proxy materials online will save us the cost of printing and mailing documents to your home or business and help us conserve natural resources. If you need to change the email address that we use to mail proxy materials to you or if you wish to sign up to receive future mailings via email, please go to the website provided on your proxy card or voting instruction card, to request to receive materials solely by electronic delivery in the future and supply the appropriate email address.

Q:	Who should I contact if I have questions?

A:

Stockholders with questions or who need assistance in voting their shares may call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-750-9497. Banks and brokers may call collect at 1-212-750-5833.

2021 Annual Meeting of Stockholders 93

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Finance and Audit Committee of the Board of Directors” and the “Report of the Compensation Committee of the Board of Directors” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and are not deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses or references to additional company reports found on those websites. These website addresses are intended to provide inactive, textual references only. The information on these websites, including the information contained in those reports, is not part of this proxy statement and is not incorporated by reference.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice included in this proxy statement. As to any business that may properly come before the meeting, however, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.” If stockholders have the same address and last name, do not participate in electronic delivery of proxy materials and have requested householding in the past, they will receive only one copy of our printed annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees and conserves natural resources. Each stockholder who participates in householding will continue to have access to and use separate voting instructions.

If any stockholders in your household wish to receive a separate annual report and proxy statement, they may call our Investor Relations Department at 650-506-4073 or write to Investor Relations Department, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065, and we will promptly deliver a separate copy of the proxy materials. They may also send an email to our Investor Relations Department at investor_us@oracle.com. See also www.oracle.com/investor. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by contacting Investor Relations.

By Order of the Board of Directors,

Brian S. Higgins

Senior Vice President, Associate General Counsel and Secretary

All stockholders are urged to vote electronically via the Internet or by telephone or, if you requested paper copies of the proxy materials, complete, sign, date and return the proxy card or voting instruction card in the enclosed postage-paid envelope. Thank you for your prompt attention to this matter.

94 2021 Annual Meeting of Stockholders

Cautionary Note on Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various stock awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth in Proposal No. 3 (Approval of an Amendment to the Oracle Corporation 2020 Equity Incentive Plan) includes embedded assumptions which are highly dependent on the public trading price of Oracle stock and other factors, which we do not control. These forecasts reflect various assumptions regarding our future operations. The inclusion of forecasts set forth in Proposal No. 3 should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such.

Statements in this proxy statement relating to Oracle’s future plans, expectations, beliefs, intentions and prospects, such as statements regarding our intentions related to future grants of equity to certain of our named executive officers, are “forward-looking statements” and are subject to material risks and uncertainties. Many factors could affect our current expectations and our actual results and could cause actual results to differ materially. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” You should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this proxy statement. We undertake no obligation to update any statement in light of new information or future events.

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APPENDIX A

ORACLE CORPORATION

2020 EQUITY INCENTIVE PLAN

(As approved by the stockholders on [November 10, 2021])

1.        PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and its Affiliates, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 27 of this Plan.

2.        SHARES SUBJECT TO THE PLAN.

2.1        Number of Shares Available. Subject to Sections 2.5 and 2.6 and any other applicable provisions hereof, the aggregate number of Shares that have been reserved for grant and issuance under the Plan is equal to the sum of: (i) 90 million Shares previously approved by stockholders on November 4, 2020 (the “Original Effective Date”), plus (ii) 300 million additional Shares added in connection with an amendment of the Plan, which was approved by stockholders on [November 10, 2021], plus (iii) the number of Shares that were unissued and available for grant under the 2000 Plan on the Original Effective Date, plus (iv) the number of Shares subject to any stock awards granted under the 2000 Plan that are outstanding as of the Original Effective Date which, after the Original Effective Date, would have been available again for issuance under the terms of the 2000 Plan had this Plan not become effective (“Forfeited Prior Plan Awards”), provided that Shares subject to Forfeited Prior Plan Awards other than Options or SARs will increase the number of Shares that are available for grant and issuance under the Plan by 2.5 times the number of Shares subject to such Forfeited Prior Plan Awards.

2.2        Share Conversion Ratio. Any Shares that are subject to Options, SARs or other Awards that are not Full-Value Awards shall be counted against the numerical limits of Section 2.1 as one Share for every Share subject thereto. Any Shares subject to Full-Value Awards on the date of grant shall be counted against the numerical limits of Section 2.1 as 2.5 Shares for every one Share subject thereto. To the extent that a Share that was subject to an Award that counted as 2.5 Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under Section 2.3, the Plan shall be credited with 2.5 Shares.

2.3        Lapsed, Returned Awards. Except as otherwise may be provided for herein, Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than due to the exercise of the Option or SAR or the withholding or tendering of shares to satisfy any related tax withholding obligations; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; or (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued. Except with respect to Shares of Restricted Stock that are forfeited rather than vesting, Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. The full number of Shares subject to a SAR granted under the Plan that are to be settled by the issuance of Shares shall be counted against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon settlement of such SAR. Shares used to pay the exercise price or Purchase Price of an Award, to satisfy the tax withholding obligations related to an Award and Shares repurchased by the Company from the Participant with the proceeds of an Option exercise will not become available for future grant or sale under the Plan. The Shares available for issuance under the Plan may be authorized and issued Shares or treasury Shares. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.3 shall not include Shares subject to Awards that were granted pursuant to Section 2.7 hereof or Shares subject to Awards that are cancelled or exchanged (other than for cash) under an Exchange Program.

2.4        Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.5        Limitations. Subject to adjustment as provided in Section 2.6, no more than 25,000,000 Shares shall be issued pursuant to the exercise of ISOs. No ISOs may be granted after the tenth (10th) anniversary of the

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earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. Subject to adjustment as provided in Section 2.6, no Participant shall be granted within any fiscal year of the Company, one or more Options or SARs, which in the aggregate are for more than 25,000,000 Shares under the Plan. Subject to adjustment as provided in Section 2.6, no Participant shall be granted within any fiscal year of the Company, one or more Awards other than Options or SARs, which in the aggregate are for more than 10,000,000 Shares under the Plan.

2.6        Adjustment of Shares. Except as would result in taxation under Section 409A of the Code, if the number of outstanding Shares is adjusted by a stock dividend, extraordinary cash dividend that has a material effect on the price of the Shares, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of Shares that may be issued as ISOs set forth in Section 2.5, and (e) the maximum number of Shares that may be granted pursuant to Awards to a Participant in any one fiscal year set forth in Section 2.5, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that in the event the adjustment would result in a fraction of a Share, the Company reserves the right to round up or down to the nearest whole Share or settle such fraction of a Share in cash, taking into consideration applicable laws and accounting guidance.

2.7        Assumption or Substitution of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) assuming such award under this Plan or (b) granting an Award under this Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, subject to the requirements of Section 409A of the Code, the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately. In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Any awards that are assumed or substituted under this Plan shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any fiscal year.

3.        ELIGIBILITY, MINIMUM VESTING AND CHANGE IN TIME COMMITMENT.

3.1        ISOs may be granted only to Employees. All other Awards may be granted to Employees (including Employees who are Directors) and Consultants of the Company or any Affiliate; provided such Consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

3.2        All Awards granted under the Plan must be subject to a minimum one-year vesting period following grant, with no portion of any Award vesting prior to the end of such one-year vesting period; provided, however, that up to 5% of the Shares available for future distribution under this Plan may be granted pursuant to Awards without such minimum vesting requirement and such requirement shall not prevent the acceleration of vesting pursuant to Sections 4 and 19 hereof or under policies or contracts that provide for acceleration of vesting in connection with a Change of Control or termination of employment or services. In addition, any awards assumed or substituted in connection with an acquisition under Section 2.7 shall not be subject to this minimum vesting requirement.

3.3        In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any an Affiliate of the Company is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, subject to applicable law, the Committee or an authorized Officer of the Company has the right in its sole discretion to (x) make a corresponding reduction in the number of Shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, (y) in lieu of or in combination with such a reduction, suspend and/or extend the vesting or payment schedule applicable to such Award, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement; or (z) not act and thereby, retain the original vesting schedule and number of Shares. In the event of any such reduction, suspension or extension, the Participant will have no right with respect to any portion of the Award that is so reduced, suspended or extended.

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4.        ADMINISTRATION.

4.1        Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and the direction of the Board, the Committee will have full power to implement and carry out this Plan. The Committee will have the authority to:

(a)        construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b)        prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c)        select persons to receive Awards;

(d)        determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest and be exercised (which may be based on Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e)          determine the number of Shares or other consideration subject to Awards;

(f)           determine the Fair Market Value in good faith, if necessary;

(g)          subject to Section 16, determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Affiliate of the Company;

(h)          grant waivers of Plan or Award conditions;

(i)           determine the vesting, exercisability and payment of Awards;

(j)           correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k)          determine whether an Award has been earned;

(l)           subject to Section 16, determine the terms and conditions of any, and to institute any Exchange Program;

(m)        reduce or waive any criteria with respect to Performance Goals;

(n)          adjust Performance Goals to take into account changes in law or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Committee deems necessary or appropriate to avoid windfalls or hardships;

(o)        waive any conditions or rights under, amend any term of, or amend, alter, suspend, discontinue or terminate, any Award granted under this Plan, prospectively or retroactively; provided, however, that no such action shall materially impair the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan without the consent of any relevant Participant or holder or beneficiary of an Award; and

(p)        make all other determinations necessary or advisable for the administration of this Plan.

4.2        Delegation to an Officer. To the extent permitted by applicable law and listing requirements, the Committee or the Board may delegate to one or more officers of the Company who may be (but are not required to be) Insiders (“Officers”), the authority to do any of the following (i) designate Employees who are not Insiders to be recipients of Awards, (ii) determine the number of Shares to be subject to such Awards granted to such designated Employees, and (iii) take any and all actions on behalf of the Committee other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to the Company or its Affiliates; provided, however, that the Committee or Board resolutions regarding any delegation with respect to (i) and (ii) will specify the total number of Shares that may be subject to the Awards

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granted by such Officer and that such Officer may not grant an Award to himself or herself. Any Awards will be granted on the form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority.

4.3        Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant to the Company for review. Any Officer of the Company, including but not limited to Insiders and the Company’s Secretary and Assistant Secretary, shall have the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant. Only the Committee shall have the authority to review and resolve disputes with respect to Awards held by Participants who are Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.4        Administration of Awards Subject to Performance Goals. The Committee will, in its sole discretion, determine the Performance Goals, if any, applicable to any Award (including any adjustment(s) thereto that will be applied in determining the achievement of such Performance Goals) on or prior to the Determination Date. The Performance Goals may differ from Participant to Participant and from Award to Award. The Committee shall determine and approve the extent to which such Performance Goals have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned.

4.5        Section 16 of the Exchange Act. Awards granted to Participants who are Insiders must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

4.6        Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) determined by the Company.

5.        OPTIONS. The Committee may grant Options to Participants and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period and circumstances during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1        Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NQSO. An Option may (but need not) be awarded or vest based on, among other things, satisfaction of such Performance Goals during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option vests based on the satisfaction of Performance Goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option; (y) select the Performance Criteria to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply. Performance Periods may overlap, and Participants may participate simultaneously with respect to Options that are subject to different Performance Goals and other criteria.

5.2        Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3        Exercise Period. Options may be exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of seven (7) years from the date the Option is granted, unless the Committee provides otherwise; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Affiliate of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4        Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten

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Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant, except in each case, with respect to an Option that is assumed or substituted under Section 2.7. Payment for the Shares purchased may be made in accordance with Section 10 of the Plan and the applicable Award Agreement and in accordance with any procedures established by the Company.

5.5        Method of Exercise. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made and no dividend equivalent will be credited to a Participant for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.6 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6        Termination. The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):

(a)        If the Participant is Terminated for any reason except for the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(b)        If the Participant is Terminated because of the Participant’s death (or the Participant dies within three (3) months after the Participant’s Termination Date pursuant to Section 5.6(a)), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(c)        If the Participant is Terminated because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter time period as may be determined by the Committee) but in any event no later than the expiration date of the Options (with any exercise of an ISO beyond (a) three (3) months after the Termination Date when the Termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the Termination Date when the Termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO).

5.7        Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8        Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Affiliate) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after [November 10, 2021] to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

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5.9        Modification or Extension. Subject to Section 409A of the Code (to the extent Section 409A of the Code is applicable to the holder of the Options), the Committee may modify or extend outstanding Options, provided that any such action may not, without the written consent of a Participant, materially impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, or otherwise altered will be treated in accordance with Section 424(h) of the Code.

6.        RESTRICTED STOCK AWARDS.

6.1        Awards of Restricted Stock. A Restricted Stock Award is an award to an eligible person of Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine the number of Shares of Restricted Stock that may be issued to or purchased by the Participant, the Purchase Price, if any, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan. All Restricted Stock shall be made pursuant to an Award Agreement.

6.2        Purchase Price. The Purchase Price for a Restricted Stock Award, if any, will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 10 of the Plan, the applicable Award Agreement and in accordance with any procedures established by the Company.

6.3        Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified period of service with the Company or an Affiliate and/or upon completion of Performance Goals, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall determine: (a) the nature, length and starting date of any restriction period for the Restricted Stock Award; (b) the restrictions on Unvested Shares; and (c) the number of Shares that may be awarded to the Participant. If the Unvested Shares of Restricted Stock are being awarded or earned upon the satisfaction of Performance Goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Unvested Share; and (y) select the Performance Criteria to be used to measure the performance, if any. Performance Periods may overlap, and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different Performance Goals and other criteria.

6.4        Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

7.        STOCK BONUS AWARDS.

7.1        Awards of Stock Bonuses. A Stock Bonus Award is an award of Shares to an eligible person without a Purchase Price that is not subject to any restrictions. All Stock Bonus Awards may but are not required to be made pursuant to an Award Agreement.

7.2        Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award.

7.3        Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares subject to the Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

8.        STOCK APPRECIATION RIGHTS.

8.1        Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to a Participant that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.

8.2        Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the period and circumstances during which the SAR may be exercised and settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s Termination on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted and may not be less than one hundred percent (100%) of the Fair Market

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Value of the Shares on the date of grant. A SAR may be awarded or may vest based on, among other things, satisfaction of Performance Goals, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR vests based on the satisfaction of Performance Goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; (y) select from among the Performance Criteria to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply. Performance Periods may overlap, and Participants may participate simultaneously with respect to SARs that are subject to different Performance Goals and other criteria.

8.3        Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of seven (7) years from the date the SAR is granted unless the Committee provides otherwise. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of Performance Goals), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.4        Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8.5        Termination of Participation. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

9.        RESTRICTED STOCK UNITS.

9.1        Awards of Restricted Stock Units. A Restricted Stock Unit Award is an award to a Participant of units (“RSUs”), each of which shall correspond to a Share that may be settled in cash, or by issuance of a Share (which may consist of Restricted Stock). All RSUs shall be granted pursuant to an Award Agreement.

9.2        Terms of RSUs. The Committee will determine the terms of a Restricted Stock Unit Award, including, without limitation: (a) the number of Shares subject to the Restricted Stock Unit Award; (b) the time or times during which the RSUs may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on the RSUs. A Restricted Stock Unit Award may be awarded or vest based on, among other things, satisfaction of such Performance Goals during any Performance Period as are set out in advance in the Participant’s Award Agreement. If RSUs vest based upon satisfaction of Performance Goals, then the Committee will: (w) determine the nature, length and starting date of any Performance Period for the RSUs; (x) select from among the Performance Criteria to be used to measure the performance; (y) determine what additional vesting conditions, if any, should apply; and (z) determine the number of Shares deemed subject to the Restricted Stock Unit Award. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Unit Awards that are subject to different Performance Periods and different Performance Goals and other criteria.

9.3        Form and Timing of Settlement. Payment of vested RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle vested RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a Restricted Stock Unit Award to a date or dates after the RSUs are vested provided that the terms of the Restricted Stock Unit Award and any deferral satisfy the requirements of Section 409A of the Code (and/or other applicable tax laws that may be applicable to the Participant).

9.4        Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

10.      PAYMENT FOR SHARE PURCHASES.

Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a)        by cancellation of indebtedness of the Company to the Participant;

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(b)        by surrender of Shares held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c)        by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or an Affiliate of the Company;

(d)        by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;

(e)        by any combination of the foregoing; or

(f)        by any other method of payment as is permitted by applicable law.

11.        TAXES.

11.1        Taxes Generally. Whenever a taxable or tax withholding event occurs in relation to an Award granted under this Plan, the Participant shall be responsible for any U.S. federal, state, and local and any non-U.S. income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items that are applicable to the Participant as a result of participation in the Plan.

11.2        Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require or permit a Participant to satisfy any withholding obligation the Company or an Affiliate may have with respect to such tax-related items, in whole or in part, by (without limitation) (i) paying cash, (ii) using proceeds from the sale of Shares delivered pursuant to the exercise or settlement of the Award, (iii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld under applicable tax laws, subject to applicable accounting guidance, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld under applicable tax laws, subject to applicable accounting guidance. The Fair Market Value of the Shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with applicable law.

12.        TRANSFERABILITY. Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to a Permitted Transferee, such Award will contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that in no event may any Award be transferred for consideration to a third-party financial institution.

13.        PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

13.1        Stockholder and Dividend Rights. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. Any Participant who holds Shares issued under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders; provided however, that in the case of any unvested Award or unvested portion thereof (including but not limited to Unvested Shares of Restricted Stock), the Participant shall not be entitled to any dividends and other distributions paid or distributed by the Company on an equivalent number of vested Shares. Notwithstanding the foregoing, at the Committee’s discretion, such Participant may be credited with dividends and other distributions in the case of any Unvested Shares of Restricted Stock, provided that such dividends and other distributions (or any related earnings or interest on such dividends or distributions, if the Committee in its sole discretion provides for such payments) shall not be paid or distributed to the Participant unless, until and only to the extent such Shares vest. The value of dividends and other distributions (or any related earnings or interest, if applicable) payable or distributable with respect to any Unvested Shares of Restricted Stock that do not vest shall be forfeited.

13.2        Dividend Equivalent Rights. Subject to applicable law, the Committee in its sole discretion may credit to each Participant who holds an Award other than Restricted Stock, Options and SARs, in the form of dividend equivalents or otherwise, an amount equal to the value of all dividends and other distributions (whether in cash or other property) paid or distributed by the Company on an equivalent number of Shares, which may either be paid in cash or increase the number of Shares subject to the Award; provided, however, that such Participant will not be paid any such dividend equivalents (or any related earnings or interest on such dividends or distributions, if the

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Committee in its sole discretion provides for such payments) unless, until and only to the extent that the underlying Award vests. The value of dividend equivalents (or any related earnings or interest, if applicable) payable with respect any Award or any portion thereof that does not vest shall be forfeited.

13.3        No Dividend or Dividend Equivalent Rights on Options or SARs. For the avoidance of doubt, no dividends, dividend equivalents or similar entitlements may be credited with respect to Options and SARs.

14.      CERTIFICATES AND BOOK ENTRIES. All certificates or book entries for Shares or other securities delivered under this Plan will be subject to such stop transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal and state or foreign securities or other laws, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

15.      ESCROW; PROHIBITION ON LOANS. To enforce any restrictions on a Participant’s Shares, the Committee may require the Shares to be held in book entry form with the restrictions on such Shares duly noted or, alternatively, require the Participant to deposit with the Company or an agent designated by the Company (or place under the control of the Company or its designated agent) all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, for the purpose of holding in escrow (or controlling) such certificates until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates or note in the Company’s direct registration system for stock issuance and transfer such restrictions and accompanying legends with respect to the book entries. No Participant will be permitted to execute a promissory note as partial or full consideration for the purchase of Shares.

16.      STOCKHOLDER APPROVAL OF REPRICING. The Committee shall not without the approval of the stockholders of the Company, (i) reduce the Exercise Price of any previously granted Option or SAR, (ii) cancel any previously granted Option or SAR in exchange for another Option or SAR with a lower Exercise Price or (iii) cancel any previously granted Option or SAR in exchange for cash or another award if the Exercise Price of such Option or SAR exceeds the Fair Market Value of a Share on the date of such cancellation, in each case, other than in connection with a Change of Control or the adjustment provisions set forth in Section 2.6.

17.      SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. federal and state securities laws and any foreign securities, exchange control and other laws, the rules and regulations of any governmental body and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates or establish book entries for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any U.S. state or federal law or any foreign law or the ruling or other decision of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws or foreign securities, exchange control or other laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

18.      NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Affiliate or limit in any way the right of the Company or any Affiliate to terminate Participant’s employment or other relationship at any time.

19.      CHANGE OF CONTROL.

19.1        Assumption or  Substitution of Awards. Unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Committee at the time of grant of an Award, in the event of a Change of Control, any or all outstanding Awards may be assumed or substituted by the surviving or acquiring corporation for equivalent Awards, which assumption or substitution shall be binding on all Participants. If an Award is assumed or substituted as set forth above, and the Participant’s employment is terminated by the surviving or acquiring corporation without Cause within twelve (12) months after the consummation of such Change of Control, such assumed or substituted Award

2021 Annual Meeting of Stockholders A-9

shall accelerate and, if applicable, become immediately and fully exercisable, and any repurchase or resale restrictions applicable to any such Award shall automatically lapse, upon such termination.

19.2        No Assumption or Substitution of Awards. Unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Committee at the time of grant of an Award, in the event such surviving or acquiring corporation does not agree to assume or substitute any Awards, as provided above, pursuant to a Change of Control, then notwithstanding any other provision in this Plan to the contrary, all unvested Awards that are not assumed or substituted, whether subject to time or performance-based vesting conditions, will vest in full at or prior to the effective time of the Change of Control as determined by the Committee, contingent upon the closing of the Change of Control; provided, however, that any payout in connection with a terminated Award shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder. In addition, in the event such surviving or acquiring corporation refuses to assume or substitute any Options and/or SARs, the Company will notify the Participants who are holders of such Options and/or SARs in writing or electronically that such Awards will be exercisable for a period of time determined by the Committee in its sole discretion, and such Awards will terminate upon the expiration of such period.

19.3        Performance Goals. Unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Committee at the time of grant of an Award, in the event of a Change of Control, any Award subject to Performance Goals shall either vest based on: (i) target performance being deemed to have been achieved or (ii) the actual level of performance for the applicable Performance Period as determined by the Committee, depending on whichever of (i) or (ii) results in a greater number of Shares that vest; provided however, that any Award subject to Performance Goals, which is assumed or substituted pursuant to Section 19.1, shall continue to be subject to any service requirement that applies to such Award.

20.        GOVERNING LAW. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware in the United States, without regard to such state’s conflict of laws rules.

21.        AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amend any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner where stockholder approval is necessary or required as determined by the Committee; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted unless such Plan amendment will not adversely affect the rights of such Participant under any outstanding Award in a material way.

22.        NON-U.S. PARTICIPANTS. Notwithstanding any provision of the Plan to the contrary, to comply with the laws in countries outside the United States in which the Company and its Affiliates operate or in which Participants work or reside, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Participants outside the United States will be eligible to participate in the Plan; (ii) modify the terms and conditions of any Award granted to Participants outside the United States; (iii) establish sub-plans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Affiliates or Participants in particular locations; provided that no such sub-plans and/or modifications shall take precedence over Section 2 of the Plan or otherwise require stockholder approval; and (iv) take any action, before or after an Award is granted, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on death, disability, retirement or other termination of employment, available methods of exercise or settlement of an Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax or social insurance contribution liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable laws.

23.        NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem

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desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

24.        INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

25.        OTHER POLICIES. Each Award may be subject to the terms and conditions of any other policy (and any amendments thereto) adopted by the Company from time to time, which may include any policy related to the vesting or transfer of equity awards. Whether any such policy will apply to a particular Award may depend, among other things, on when the Award was granted, whom the Award was granted to, and the type of Award.

26.         ALL AWARDS SUBJECT TO ANY COMPANY CLAWBACK OR RECOUPMENT POLICY. All Awards shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy that may be adopted by the Committee from time to time thereafter or required by law during the term of Participant’s employment or other service with the Company or its Affiliates that is applicable to executive officers, employees, or other service providers of the Company and its Affiliates. In addition to any other remedies available under such policy and applicable law, the Committee may also require the cancellation of a Participant’s outstanding Awards if such Participant’s employment is terminated for Cause.

27.        DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

“2000 Plan” means the Company’s Amended and Restated 2000 Long-Term Equity Incentive Plan.

“Affiliate” means any Parent or Subsidiary of the Company.

“Award” means any award under the Plan, including any Option, Restricted Stock Award, Stock Bonus Award, Stock Appreciation Right or Restricted Stock Unit Award.

“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

“Board” means the Board of Directors of the Company.

“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company or an Affiliate defining such term and, in the absence of such agreement, such term means, with respect to a Participant, a good faith and reasonable determination by the Company that the Participant has, during the term of his or her employment with the Company or an Affiliate: (a) been convicted of, or pleaded nolo contendere to, (1) any felony or (2) any other lesser crime involving fraud, embezzlement, or misappropriation; (b) engaged in gross negligence or willful misconduct in the performance of his or her duties; (c) breached any material provision of any agreement entered into with the Company or an Affiliate; (d) misappropriated any (1) material property of the Company or an Affiliate or (2) opportunity of the Company or an Affiliate; (e) failed to materially comply with any written policy or procedure of the Company or an Affiliate; or (f) engaged in an act or omission that results in financial or other harm to the Company or an Affiliate. The determination as to whether a Participant is being terminated for Cause will be made in good faith by the Company and will be final and binding on the Participant.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Company” means Oracle Corporation, or any successor corporation.

“Common Stock” means the common stock of the Company.

“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or an Affiliate to render services to such entity.

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“Change of Control” means the occurrence of any of the following events:

(a)        an individual, corporation, partnership, group, associate or other entity or “person”, as such term is defined in Section 14(d) of the Exchange Act, other than the Company or any employee benefit plan(s) sponsored by the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors;

(b)        individuals who constitute the Board of Directors of the Company on the effective date of the Plan (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any Approved Director, as hereinafter defined, shall be, for purposes of this subsection (b), considered as though such person were a member of the Incumbent Board. An “Approved Director”, for purposes of this subsection (b), shall mean any person becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee of the Company for director), but shall not include any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board; or

(c)        the consummation of (A) a merger or consolidation involving the Company other than with a wholly-owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a sale, exchange or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing definition or any other provision of the Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company and the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply. To the extent required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Committee may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations thereunder.

“Determination Date” means any time when the achievement of the Performance Goals associated with the applicable Performance Period remains substantially uncertain; provided, however, that without limiting the foregoing, that if the Determination Date occurs on or before the date on which 25% of the Performance Period has elapsed, the achievement of such Performance Goals shall be deemed to be substantially uncertain.

“Director” means a member of the Board.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code in the case of ISOs and in the case of other Awards, a Participant’s disability, as determined by the Social Security Administration or the long-term disability plan maintained by the Company; provided however, that in the case of Participants residing outside the United States, “Disability” shall have such meaning as determined by the Committee for purposes of the Plan taking into consideration the provisions of applicable laws.

“Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

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“Exchange Program” means a program pursuant to which outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof).

“Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

“Fair Market Value” means, as of any date, the value of a Share determined as follows:

(a)        Except as otherwise determined by the Committee as permitted hereunder, if, on such date, the Shares are listed on a national or regional securities exchange or market system, the Fair Market Value of a Share shall be the closing price of a Share as quoted on such national or regional securities exchange or market system constituting the primary market for the Shares, as reported in any such source as the Company deems reliable, and, if there is no such closing price on the date of determination, the Fair Market Value of a Share shall be the closing price of a Share on the next trading day following the day of determination.

(b)        Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the closing, high, low or average sale price of a Share or the actual sale price of a Share received by a Participant, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days; provided, however, that, for purposes of determining the exercise price of Options or SARs, the Fair Market Value shall not be less than the Fair Market Value determined under (a). The Committee may vary its method of determination of the Fair Market Value for different purposes under the Plan.

(c)        If, on such date, the Shares are not listed on a national or regional securities exchange or market system, the Fair Market Value of a Share shall be as determined by the Committee in good faith.

“Full-Value Awards” means any Awards that result in the Company transferring the full value of any underlying Share granted pursuant to an Award, but shall not include Options and SARs.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Section 5 of the Plan.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who holds an Award under this Plan.

“Performance Goals” means one or more performance goals (or combined goals) established by the Committee for the Performance Period based upon the performance criteria selected by the Committee. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms, including, but not limited to, the passage of time (such as year over year growth) and/or against another company, a comparison group of companies or index designated by the Committee, (iii) on a per-share basis, (iv) against the performance of the Company as a whole or one or more identifiable business units, products, ecosystems, lines of business or segments of the Company, (v) on a pre-tax or after-tax basis, and/or (vi) on a GAAP or non-GAAP basis. The performance goals may include, but are not limited to, the following measures (such criteria, the “Performance Criteria”):

•	asset turnover;

•	billings;

•	bookings;

•	capacity utilization;

•	cash flow, operating cash flow, or cash flow or operating cash flow per share (before or after dividends);

•	contract value;

•	customer growth;

•	data center openings or closings;

•	earnings per share;

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•	EBITDA, including EBITDA growth;

•	economic value added;

•	gross profit margin;

•	intellectual property (e.g., patents)/product development;

•	inventory turnover;

•	market share;

•	mergers and acquisitions or divestitures;

•	net income margin;

•	net income;

•	net or gross sales;

•	operating expenses;

•	operating income;

•	operating profit margin;

•	pre-tax income;

•	profit;

•	profits;

•	return on assets;

•	return on capital;

•	return on equity;

•	return on net assets;

•	return on sales;

•	revenues (including recurring revenues);

•	sales growth;

•	sales margin (including both growth rates and margin percentages);

•	stock price, including market price appreciation of the Company’s stock;

•	total stockholder return (on a relative or absolute basis); or

•

Any other factor (such as individual business objectives, unit-specific operational metrics or individual performance goals) the Committee so designates, provided that such objectives do not result in adverse accounting, tax, reporting or other consequences.

“Performance Period” means the period of time selected by the Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee.

“Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons (or the Participant) have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

“Plan” means this Oracle Corporation Amended and Restated 2020 Equity Incentive Plan, as amended from time to time.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

“Restricted Stock Award” means an award of Shares pursuant to Section 6 of the Plan.

“Restricted Stock Unit Award” means an Award granted pursuant to Section 9 of the Plan.

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“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock and any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 8 of the Plan.

“Stock Bonus Award” means an Award granted pursuant to Section 7 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an Employee, Consultant or Director. An employee will not be deemed to have ceased to provide services in the case of (i) leaves of absence covered by such policies that are approved by the Committee, (ii) transfers between the Company, an Affiliate, or their successors, or (iii) a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director. The Committee or an authorized representative of the Company will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services, and such determination may take into consideration whether the Participant continues to actively provide services to the Company or an Affiliate (the “Termination Date”). In addition, to the extent required for exemption from or compliance with Section 409A of the Code, the determination of whether there has been a Termination will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase or reacquisition in favor of the Company (or any successor thereto).

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Oracle Corporation

2021 Annual Meeting of Stockholders

November 10, 2021

1:00 p.m. Central Time

ORACLE CORPORATION ATTN: LUIS MONTANO 2300 ORACLE WAY AUSTIN, TX 78741 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ORCL2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D59135-P61014 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ORACLE CORPORATION The Board of Directors recommends you vote FOR the following: For All Withhold All For All Except 1. Election of Directors Nominees: 01) Jeffrey S. Berg 02) Michael J. Boskin 03) Safra A. Catz 04) Bruce R. Chizen 05) George H. Conrades 06) Lawrence J. Ellison 07) Rona A. Fairhead 08) Jeffrey O. Henley 09) Renee J. James 10) Charles W. Moorman IV 11) Leon E. Panetta 12) William G. Parrett 13) Naomi O. Seligman 14) Vishal Sikka The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Advisory Vote to Approve the Compensation of our Named Executive Officers 3. Approve an Amendment to the Oracle Corporation 2020 Equity Incentive Plan 4. Ratification of Selection of Independent Registered Public Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote AGAINST the following proposals: For Against Abstain 5. Stockholder Proposal Regarding Racial Equity Audit 6. Stockholder Proposal Regarding Independent Board Chair 7. Stockholder Proposal Regarding Political Spending Accounting Firm NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D59136-P61014 ORACLE CORPORATION Annual Meeting of Stockholders November 10, 2021 1:00 PM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Lawrence J. Ellison, Jeffrey O. Henley and Brian S. Higgins, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ORACLE CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, CST on November 10, 2021, at www.virtualshareholdermeeting.com/ORCL2021, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side